Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 28, 2004

among

IPG (US) INC.,

CENTRAL PRODUCTS COMPANY,

IPG ADMINISTRATIVE SERVICES INC.,

INTERTAPE POLYMER CORP.,

INTERTAPE INC.,

IPG TECHNOLOGIES INC.

and

IPG FINANCIAL SERVICES INC.,

as the U.S. Borrowers,

INTERTAPE POLYMER INC.,

as the Canadian Borrower,

INTERTAPE POLYMER GROUP INC.

and

IPG (US) HOLDINGS, INC.,

as Guarantors,

and

THE LENDERS REFERRED TO HEREIN

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Sole Bookrunner

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

THE TORONTO-DOMINION BANK,

as Syndication Agent

and

COMERICA BANK

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Documentation Agents

EXHIBIT A-1	Form of Borrowing Request
EXHIBIT A-2	Form of Notice of Drawing
EXHIBIT B	Form of Incremental Term Commitment Agreement
EXHIBIT C	Form of Incremental U.S. Revolving Credit Commitment Agreement
EXHIBIT D-1	Form of Term B Note
EXHIBIT D-2	Form of U.S. Revolving Note
EXHIBIT D-3	Form of Canadian Revolving Note
EXHIBIT D-4	Form of Swingline Note
EXHIBIT D-5	Form of Incremental Term Note
EXHIBIT E-1A	Form of Opinion of Shutts & Bowen LLP (Effective Date)
EXHIBIT E-1B	Form of Opinion of Shutts & Bowen LLP (Initial Borrowing Date)
EXHIBIT E-2A	Form of Opinion of Stikeman Elliot LLP (Effective Date)
EXHIBIT E-2B	Form of Opinion of Stikeman Elliot LLP (Initial Borrowing Date)
EXHIBIT F-1	Form of U.S. Subsidiaries Guaranty
EXHIBIT F-2	Form of Non-U.S. Subsidiaries Guaranty
EXHIBIT G	Form of U.S. Pledge Agreement
EXHIBIT H	Form of U.S. Security Agreement
EXHIBIT I-1	Form of Closing Certificate (Effective Date)
EXHIBIT I-2	Form of Closing Certificate (Initial Borrowing Date)
EXHIBIT J-1	Form of Officers’ Certificate (Effective Date)
EXHIBIT J-2	Form of Officers’ Certificate (Initial Borrowing Date)
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Intercompany Subordination Agreement
EXHIBIT M	Form of Compliance Certificate
EXHIBIT N	Form of Administrative Questionnaire
EXHIBIT O	Form of Assignment and Acceptance
EXHIBIT P-1	Form of Consent Letter (Effective Date)
EXHIBIT P-2	Form of Consent Letter (Initial Borrowing Date)
EXHIBIT Q	Form of Non-Bank Certificate

SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 2.05(k)	Certain Letters of Credit
SCHEDULE 3.10	Subsidiaries/Subsidiary Guarantors
SCHEDULE 3.11(b)	Leased, Subleased and Owned Real Property
SCHEDULE 3.14	Environmental Matters
SCHEDULE 3.17	Insurance
SCHEDULE 3.20(a)	Capitalization
SCHEDULE 4.02(k)	Security Documents
SCHEDULE 5.12(a)	Equity Interests in Non-U.S. Subsidiaries Owned (directly or indirectly) by U.S. Subsidiaries
SCHEDULE 6.01(a)(iii)	Existing Indebtedness
SCHEDULE 6.02	Existing Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.09	Existing Restrictions
SCHEDULE 10.21	Post-Closing Actions

v

CREDIT AGREEMENT, dated as of July 28, 2004, among IPG (US) INC., a Delaware corporation (“IPG (US)”), CENTRAL PRODUCTS COMPANY, a Delaware corporation, IPG ADMINISTRATIVE SERVICES INC., a Delaware corporation, INTERTAPE POLYMER CORP., a Delaware corporation, INTERTAPE INC., a Virginia corporation, IPG TECHNOLOGIES INC., a Delaware corporation and IPG FINANCIAL SERVICES INC., a Delaware corporation, (each a “U.S. Subsidiary Borrower” and, collectively, the “U.S. Subsidiary Borrowers” and together with IPG (US), each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”), INTERTAPE POLYMER INC., a corporation organized under the laws of Canada (the “Canadian Borrower” and, together with the U.S. Borrowers, each, a “Borrower” and, collectively, the “Borrowers”), INTERTAPE POLYMER GROUP INC., a corporation organized under the laws of Canada (the “Canadian Parent”), IPG (U.S.) HOLDINGS, INC., a corporation organized under the laws of Delaware (“U.S. Intermediate Holdco”), the financial institutions listed on Schedule 2.01, as such Schedule may from time to time be supplemented and amended (collectively, the “Lenders”), CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, THE TORONTO-DOMINION BANK, as syndication agent (in such capacity, the “Syndication Agent”), COMERICA BANK AND HSBC BANK USA, NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”).

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan (denominated in Dollars) bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Canadian Parent or any of its Subsidiaries in exchange for, or as part of, or in connection with any Permitted Acquisition, whether paid in cash or by exchange of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business (such “earn-outs” and other payments, “Contingent Payment Agreements”); provided that (i) ordinary course indemnification obligations shall be excluded from Acquisition Consideration, (ii) amounts paid to officers or employees of the Canadian Parent or any of its Subsidiaries (after giving effect to such Permitted Acquisition) and accounted for as operating expenses under GAAP relating to compensation shall be excluded from Acquisition Consideration, (iii) amounts in excess of the discounted present value of payments reasonably anticipated to be made under Contingent Payment Agreements, the calculation of which is set forth in an officer’s certificate signed by the chief financial officer of the Canadian Parent and delivered to the Administrative Agent on or prior to the date of such Permitted Acquisition, shall be excluded from Acquisition Consideration; provided that such excluded payments under Contingent Payment Agreements shall be included in Acquisition Consideration if actually paid, but shall not create or result in a violation of Section 6.04(ix) if the amount in such clause is exceeded solely by virtue of any such excluded payments or a combination thereof, (iv) in the event that the Canadian Parent delivers an officer’s certificate signed by the chief financial officer of the Canadian Parent and certifying that specified amounts previously included in Acquisition Consideration with respect to Contingent Payment Agreements are not to be paid, then such amounts shall be deducted from Acquisition Consideration and (v) Equity Interests issued by the Canadian Parent as consideration in connection with a Permitted Acquisition shall be excluded from Acquisition Consideration.

“Additional Security Documents” has the meaning assigned to such term in Section 5.10.

“Adjusted Consolidated Net Income” means, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” means, at any time, Consolidated Current Assets (but excluding therefrom all cash and Permitted Investments) less Consolidated Current Liabilities at such time.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 8.01.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit N, with such changes thereto as may agreed to by the Administrative Agent.

“Advances” means Loans, Bankers’ Acceptances and BA Equivalent Advances.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (including, without limitation, all directors and officers of such Person, but excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Fees” has the meaning assigned to such term in Section 2.14(e).

“Agent Parties” has the meaning assigned to such term in Section 10.17(c).

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Canadian Revolving Credit Exposure” means, at any time, the aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Credit Exposures at such time.

“Aggregate U.S. Revolving Credit Exposure” means, at any time, the aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Credit Exposures at such time.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time (including any amendment and restatement hereof).

“Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the “Certificate of Deposit Rate”), and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.24.

“Applicable Excess Cash Flow Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default is then in existence, if the Total Leverage Ratio (as set forth in the Compliance Certificate delivered pursuant to Section 5.01(b) for the Fiscal Year then last ended) is less than 2.00:1.00, the Applicable Excess Cash Flow Prepayment Percentage shall instead be 25%.

“Applicable Increased Term B Loan Rate” means the rate per annum (expressed as a percentage) determined by the Administrative Agent (and notified to the Term B Lenders) as the rate per annum required to equalize the interest rates applicable to the Term B Loans and a newly created Class of Incremental Term Loans (with such determination to be made by the Administrative Agent taking into account the relevant factors outlined in the proviso to clause (vii) of Section 2.06(a)). Any such determination by the Administrative Agent shall be conclusive and binding on all Term B Lenders.

“Applicable Rate” means, for any day, (i) in the case of U.S. Revolving Loans, the applicable rate per annum as set forth in the table below under the caption “ABR Revolving Spread” (in the case of ABR Loans) or “Eurodollar Revolving Loan Spread” (in the case of Eurodollar Loans that are U.S. Revolving Loans), in each case based upon the Total Leverage Ratio as of the most recent determination date, (ii) in the case of Canadian Revolving Loans, the applicable rate per annum as set forth in the table below under the caption “CPR Spread” based upon the Total Leverage Ratio as of the most recent determination date, (iii) in the case of Bankers’ Acceptances and Notional Bankers’ Acceptances, the applicable rate per annum as set forth in the table below under the caption “BA Spread”, based upon the Total Leverage Ratio as of the most recent determination date, (iv) in the case of Swingline Loans, the applicable rate per annum as set forth in the table below under the caption “ABR Revolving Spread”, in each case based upon the Total Leverage Ratio as of the most recent determination date, (v) in the case of Term B Loans that are ABR Loans, 1.25% and in the case of Term B Loans that are Eurodollar Loans, 2.25% (or, on and after the date of the incurrence of any Incremental Term Loans bearing interest at a higher rate as contemplated by the proviso to Section 2.06(a)(viii), the Applicable Increased Term B Loan Rate) and (vi) in the case of any Incremental Term Loans, the applicable rate per annum set forth in, or calculated in accordance with, Section 2.06 and the relevant Incremental Term Commitment Agreement.

Level	Total Leverage Ratio	ABR Revolving Spread	Eurodollar Revolving Loan Spread	BA Spread	CPR Spread
I	>4.50:1.00	2.00%	3.00%	3.00%	2.00%
II	≤4.50:1.00>3.50:1.00	1.75%	2.75%	2.75%	1.75%
III	≤3.50:1.00>2.75:1.00	1.50%	2.50%	2.50%	1.50%
IV	≤2.75:1.00>2.00:1.00	1.25%	2.25%	2.25%	1.25%
V	≤2.00:1.00	1.00%	2.00%	2.00%	1.00%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon the Canadian Parent’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective three (3) Business

Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate (delivered pursuant to Section 5.01(d)) calculating the Total Leverage Ratio. If at any time (x) the Canadian Parent has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b) or (y) a Default is then in existence, the Applicable Rate shall be the highest rate set forth in the table above until such time as the Canadian Parent has provided the information required under Section 5.01(a) or (b) or such Default has been cured or waived, as the case may be. Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

Notwithstanding the foregoing, but subject to clause (y) of the penultimate sentence of the preceding paragraph, the Applicable Rate during the period from the Effective Date until the date of delivery by the Canadian Parent to the Administrative Agent of the financial statements required to be delivered pursuant to Section 5.01(a) or (b), as the case may be, in respect of the second Fiscal Quarter (which may be the first Fiscal Year) ended after the Initial Borrowing Date shall be determined based on Level II pricing.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance or other disposition by the Canadian Parent, a Borrower or any of their respective Subsidiaries of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary, except (a) sales, dispositions and leases permitted by Sections 6.05(i), (ii), (iii), (iv), (v) and (vi) and (b) any such transaction or series of transactions which, if an Asset Sale (determined without regard to this clause (b)), would not generate Net Proceeds in any Fiscal Year, when taken together with all other such transactions in such Fiscal Year, in excess of $2,500,000.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in the form of Exhibit O or such other form as shall be approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to (i) delivering Borrowing Requests, Notices of Drawing and similar notices, any person or persons that has or have been authorized by the board of directors of any Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender and the respective Issuing Bank; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer or any treasurer of the Canadian Parent and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Canadian Parent, the U.S. Borrowers or the Canadian Borrower.

“Available Canadian Revolving Credit Commitment” means as to any Canadian Revolving Lender, at any time of determination, an amount equal to such Canadian Revolving Lender’s Canadian Revolving Credit Commitment at such time minus such Canadian Revolving Lender’s Canadian Revolving Credit Exposure at such time.

“Available U.S. Revolving Credit Commitment” means as to any U.S. Revolving Lender, at any time of determination, an amount equal to such U.S. Revolving Lender’s U.S. Revolving Credit Commitment at such time minus such U.S. Revolving Lender’s U.S. Revolving Credit Exposure at such time.

“BA Collateral Account” means a non-interest bearing cash collateral account in the name of the Canadian Borrower held for the benefit of the Secured Creditors.

“BA Equivalent Advance” has the meaning assigned to such term in Section 2.03(a).

“BA Lender” means any Canadian Revolving Lender that is a bank chartered under the Bank Act (Canada) and which stamps and accepts bankers’ acceptances.

“BA Lending Office” means, with respect to each Canadian Revolving Lender, the office of such Lender set forth as its “BA Lending Office” opposite its name on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender in Canada as such Lender may from time to time specify to the Canadian Borrower and the Administrative Agent for such purpose.

“BA Maturity Date” means, for each Bankers’ Acceptance or BA Equivalent Advance comprising part of the same Drawing, the date on which the Face Amount for such Bankers’ Acceptance or applicable Notional Bankers’ Acceptance, as the case may be, becomes due and payable in accordance with the provisions set forth below, which shall be a Business Day occurring 1, 2 or 3 months or, if agreed by all Canadian Revolving Lenders, 6 months after the date on which such Bankers’ Acceptance or Notional Bankers’ Acceptance is created and purchased as part of any Drawing, as the Canadian Borrower may select upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on a Business Day at least three Business Days prior to the date on which such Bankers’ Acceptance or Notional Bankers’ Acceptance is to be accepted and purchased (whether as a new Drawing, by renewal or by conversion); provided, however, that:

(a) such Borrower may not select any BA Maturity Date for any Bankers’ Acceptance or BA Equivalent Advance that occurs after the then scheduled Revolving Credit Maturity Date;

(b) the BA Maturity Date for all Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing shall occur on the same date; and

(c) whenever the BA Maturity Date for any Bankers’ Acceptance or BA Equivalent Advance would otherwise occur on a day other than a Business Day, such BA Maturity Date shall be extended to occur on the next succeeding Business Day.

“BA Rate” means, for any date, the per annum rate equal to (i) in respect of a Canadian Schedule I Lender, the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) for Canadian Dollar bankers’ acceptances having an aggregate face amount equal to and with a term equal or comparable to such bankers’ acceptance that appears on the

Reuters Service page CDOR (or any replacement page) at approximately 10:00 a.m. (Toronto time) on such date; or (ii) by any other Lender, the sum of (A) the rate specified in (i) plus (B) 0.10%.

“Bank Indebtedness to be Refinanced” shall mean and include all Indebtedness under the Existing Credit Agreement.

“Bank Refinancing” means and includes the various refinancing transactions described in clauses (i) and (ii) of Section 4.01(i).

“Bank Refinancing Documents” means all of the agreements, documents and instruments executed or delivered in connection with the Bank Refinancing.

“Bankers’ Acceptance” has the meaning assigned to such term in Section 2.01(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Amount” has the meaning assigned to such term in Section 6.16.

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (i) in the case of a Loan, a Loan or group of Loans to a Borrower of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect and (ii) in the case of Canadian Revolving Credit Advances (other than Canadian Revolving Loans), a borrowing consisting of simultaneous Bankers’ Acceptances and/or BA Equivalent Advances made by the Canadian Revolving Lenders on a single date, ratably in accordance with their respective Canadian Revolving Credit Commitments then in effect; provided that any Incremental Term Loans incurred pursuant to Section 2.01(iv) shall be considered part of the related Borrowing of the then outstanding Borrowing of Term B Loans (if any) to which such Incremental Term Loans are added pursuant to Section 2.06(c).

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02, 2.03 or 2.04 as a date on which a Borrower requests Advances to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Canada or New York, New York are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Canadian Revolving Credit Advances, any day which is a Business Day described in clause (i) and which is also a day other than a Saturday, Sunday or other day on which commercial banks in Montreal or Toronto, Canada are authorized or required by law to close; provided that when used in connection with a Eurodollar Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England.

“Calculation Date” means (a) the last Business Day of each calendar month, (b) at any time that a Default has occurred and is continuing, any Business Day selected by the Administrative Agent and (c) solely with respect to any Borrowing of Canadian Revolving Credit Advances, the Business Day immediately preceding the date on which such Borrowing is to be made.

“Canadian Borrower” has the meaning assigned to such term in the preamble hereto.

“Canadian Dollars” and “CN$” each means lawful money (in dollars) of Canada.

“Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Administrative Agent when calculating interest due by it or owing to it (or its Canadian Affiliates) on amounts denominated in Canadian Dollars, arising from or in connection with correction of errors between it and other Canadian chartered banks.

“Canadian Parent” has the meaning assigned to such term in the preamble hereto.

“Canadian Parent Common Stock” has the meaning assigned to such term in Section 3.20(a).

“Canadian Prime Rate” means for any day, the rate of interest per annum equal to the higher of:

(a) the rate of interest quoted or established by the Administrative Agent in Toronto, Canada for such day as its reference rate of interest for determining rates of interest on commercial loans in Canadian Dollars made by it in Canada to its Canadian borrowers; and

(b) the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) for Canadian Dollar bankers’ acceptances having a term of one month that appears on Reuter’s Service page CDOR (or any replacement page) at approximately 10:00 am (Toronto, Ontario time) on such day plus 75 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to the Canadian Borrower or any other Person.

“Canadian Prime Rate Loans” means any Canadian Revolving Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian RC Commitment Fee” has the meaning assigned to such term in Section 2.14(b).

“Canadian RC Commitment Fee Average Daily Amount” as to any Canadian Revolving Lender, means, with respect to a calculation period, the average daily amount during such period calculated using the daily amount of such Canadian Revolving Lender’s Canadian Revolving Credit Commitment less such Canadian Revolving Lender’s Canadian Revolving Credit Exposure for any applicable days during such Canadian Revolving Lender’s Canadian Revolving Credit Commitment Period.

“Canadian RC Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.14(b).

“Canadian Resident” means (x) any Person who (i) is not a non-resident of Canada for purposes of the Income Tax Act (Canada) or (ii) is an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of amounts payable pursuant to this Agreement or (y) any other Person who is not liable for withholding tax pursuant to Part XIII of the Income Tax Act (Canada) in respect of amounts payable pursuant to this Agreement.

“Canadian Revolving Credit Advance” means Canadian Revolving Loans, Bankers’ Acceptances and BA Equivalent Advances.

“Canadian Revolving Credit Borrowing” means a Borrowing comprised of Canadian Revolving Credit Advances of a given Class.

“Canadian Revolving Credit Commitment” means, with respect to each Canadian Revolving Lender, the commitment of such Canadian Revolving Lender to make Canadian Revolving Credit Advances to the Canadian Borrower, expressed in each case as an amount representing the maximum amount of such Canadian Revolving Lender’s Canadian Revolving Credit Exposure hereunder, as the same may be (x) reduced from time to time pursuant to the provisions of this Agreement or (y) adjusted from time to time as a result of assignments to and from such Lender pursuant to Sections 2.23 and/or 10.04(b) hereof. The initial amount of each Canadian Revolving Lender’s Canadian Revolving Credit Commitment is set forth on Schedule 2.01 (in the case of Canadian Revolving Credit Commitments in effect on the Effective Date) or in the Assignment and Acceptance pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Revolving Credit Commitment, as applicable. The aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Credit Commitments as of the Effective Date is $10,000,000.

“Canadian Revolving Credit Commitment Percentage” means, as to any Canadian Revolving Lender, at any time, the percentage of the Total Canadian Revolving Credit Commitment as such time represented by such Canadian Revolving Lender’s Canadian Revolving Credit Commitment at such time; provided that if the Canadian Revolving Credit Commitments have terminated or expired, the Canadian Revolving Credit Commitment Percentage shall be determined based upon the Canadian Revolving Credit Commitments in effect immediately prior to such termination or expiration, giving effect to any assignments.

“Canadian Revolving Credit Commitment Period” means the period from and including the Effective Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Canadian Revolving Credit Commitments shall terminate as provided herein.

“Canadian Revolving Credit Exposure” means, with respect to any Canadian Revolving Lender at any time, the Dollar Equivalent of the sum of the aggregate principal amount (and/or Face Amount, as applicable) of all Canadian Revolving Credit Advances, made by such Canadian Revolving Lender and outstanding at such time. The amount of outstanding Canadian Revolving Credit Advances at any time shall be determined on the basis of the aggregate principal amount of all outstanding Canadian Prime Rate Loans at such time and the Face Amount of all Bankers’ Acceptances and BA Equivalent Advances outstanding at such time.

“Canadian Revolving Lender” means any Lender with a commitment to make Canadian Revolving Credit Advances or with any Canadian Revolving Credit Exposure, in its capacity as such, provided that each Canadian Revolving Lender on the Effective Date shall be a Canadian Resident.

“Canadian Revolving Loans” means the revolving loans made by the Canadian Revolving Lenders in Canadian Dollars pursuant to clause (iii) of the first sentence of Section 2.01(a).

“Canadian Schedule I Lender” means, at any time, any Lender that is listed in Schedule I to the Bank Act (Canada) at such time.

“Capital Expenditures” means, for any period, (a) any and all expenditures made by the Canadian Parent or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise and (b) all Capital Lease Obligations of the Canadian Parent and its Subsidiaries incurred during such period; provided that the term “Capital Expenditures” shall not include Permitted Acquisitions.

“Capital Lease Obligations” means, as to any Person, all monetary or financial obligations of such Person under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateral Account” has the meaning assigned to such term in the relevant Security Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Certificate of Deposit Rate” has the meaning assigned such term in the definition of Alternate Base Rate.

“CGMI” has the meaning assigned to such term in the preamble hereto.

“Change in Control” means (i) the Canadian Parent shall at any time cease to own directly 100% of the Equity Interests of the Canadian Borrower or U.S. Intermediate Holdco, (ii) U.S. Intermediate Holdco shall at any time cease to own directly 100% of the Equity Interests of IPG (US), (iii) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Effective Date) is or shall (A) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 35% or more on a fully diluted basis of the voting and/or economic interest in the Canadian Parent’s capital stock or (B) have obtained the power (whether or not exercised) to elect a majority of the Canadian Parent’s directors, (iv) the board of directors of the Canadian Parent shall cease to consist of a majority of Continuing Directors, or (v) a “change of control” or similar event shall occur as provided in the Subordinated Notes Documents or any other agreement or document evidencing any other Material Indebtedness.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are U.S. Revolving Loans, Term B Loans, Incremental Term Loans, Canadian Revolving Loans, Swingline Loans or Bankers’ Acceptances (and related BA Equivalent Advances), and when used in reference to any Commitment, refers to whether such Commitment is a U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment, Term B Commitment, Incremental Term Commitment or Incremental U.S. Revolving Credit Commitment, and when used in reference to any Lender, refers to whether such Lender is a U.S. Revolving Lender, Canadian Revolving Lender, a Term B Lender, Incremental Term Lender or Incremental U.S. Revolving Lender. Notwithstanding anything to the contrary contained above, upon the making of any Incremental Term Loans which constitute Term B Loans, such Incremental Term Loans shall thereafter be deemed to constitute part of the same Class of theretofore outstanding Term B Loans, and the Lenders thereof shall constitute Term B Lenders (and such Loans shall not be deemed to constitute a separate Class).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“Collateral” means all property (whether real or personal, movable or immovable) with respect to which any security interests or hypothecs have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Mortgaged Properties and all cash and Permitted Investments delivered as collateral pursuant to any Loan Document.

“Collateral Agent” means Citicorp North America, Inc. or any Person appointed as a successor “Collateral Agent” pursuant to Section 8.01, in its capacity as collateral agent for the Secured Creditors under the Security Documents.

“Commitment” means, with respect to any Lender, such Lender’s U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment, Term B Commitment, Incremental Term Commitment, Incremental U.S. Revolving Credit Commitment or any combination thereof (as the context requires).

“Commitment Fees” shall mean U.S. RC Commitment Fees, Canadian RC Commitment Fees and/or Term B Commitment Fees, as the context may require.

“Communications” has the meaning assigned to such term in Section 10.17(a).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d) and shall be substantially in the form of Exhibit M, with such changes thereto as may agreed to by the Administrative Agent.

“Consolidated Cash Interest Expense” means, for any period, (i) the total consolidated interest expense of the Canadian Parent and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, bank guaranties and Hedging Agreements) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” during such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Canadian Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Canadian Parent and its Subsidiaries of the type described in clause (k) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Cash Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Cash Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Current Assets” means, at any time, the consolidated current assets of the Canadian Parent and its Subsidiaries at such time.

“Consolidated Current Liabilities” means, at any time, the consolidated current liabilities of the Canadian Parent and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (I) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees and charges (e.g., letter of credit fees and commitment fees)) of the Canadian Parent and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Canadian Parent and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Canadian Parent and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including the Fiscal Quarter ended September 30, 2004, one-time restructuring charges relating to a plant closure actually incurred during such Fiscal Quarter in an aggregate amount not to exceed $5,000,000, (v) in the case of any period including the Fiscal Quarter ended September 30, 2004, the amount of all fees and expenses incurred in connection with the Transaction during such Fiscal Quarter, (vi) all non-cash stock compensation expenses of the Canadian Parent (i.e., expenses paid through the issuance of Equity Interests of Canadian Parent, or options therefor, rather than in cash) incurred during such period (except to the extent any such expense will require a cash payment in a future period), (vii) restructuring charges relating to plant closings actually recorded or accrued during such period and on or after January 1, 2005, (viii) unrealized foreign exchange losses of the Canadian Parent and its Subsidiaries recognized during such period and (ix) cash payments received during such period on account of unrealized foreign exchange gains recognized in a prior period and (II) subtracting therefrom, without duplication, the amount of (i) unrealized foreign exchange gains of the Canadian Parent and its Subsidiaries recognized during such period (to the extent included in determining Consolidated Net Income for such period), (ii) all cash payments made during such period on account of unrealized foreign exchange losses recognized in a prior period (in each case to the extent not deducted in determining Consolidated Net Income for such period) and (iii) the aggregate amount of all cash payments made during such period in excess of $3,000,000 (in the aggregate) in connection with restructuring charges relating to plant closings recorded or accrued after January 1, 2005, whether such restructuring charges were recorded or accrued during such period or any prior period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Indebtedness” means, at a particular date, the sum of (without duplication) (i) all Indebtedness of the Canadian Parent and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Canadian Parent and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Canadian Parent and its Subsidiaries of the type described in clauses (g), (i), (j) and (k) of the definition of Indebtedness and (iii) all Guarantees of the Canadian Parent and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Canadian Parent and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Canadian Parent or is accounted for by the Canadian Parent by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Canadian Parent or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Canadian Parent shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) except for determinations expressly required to be made on a pro forma basis under this Agreement, the net income (or loss) of any other Person acquired by the Canadian Parent or a Subsidiary of the Canadian Parent in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Contested Collateral Lien Conditions” means (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the amount of any such Lien shall exceed $1,000,000 and shall not be fully covered by insurance (less any deductible) issued by an insurer other than the Canadian Parent or any Affiliate thereof, which is a reputable and solvent insurer, as to which the insurer has acknowledged responsibility to pay and discharge such Lien, the Loan Party or its applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the Collateral Agent’s reasonable estimate of all interest and penalties related thereto.

“Contingent Payment Agreements” has the meaning assigned to such term in the definition of “Acquisition Consideration.”

“Continuing Directors” means the directors of the Canadian Parent on the Effective Date and each other director if such director’s election to, or nomination for the election to, the board of directors of the Canadian Parent is recommended or approved by a majority of then Continuing Directors.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Credit Event” has the meaning assigned to such term in Section 4.03.

“Currency of Payment” has the meaning assigned to such term in Section 10.19.

“Debt Incurrence” has the meaning assigned to such term in Section 2.10(c)(ii).

“Default” means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

“Default Rate” has the meaning assigned to such term in Section 2.13(d).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default then exists.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of the Canadian Parent or any of its Subsidiaries.

“Documents” shall mean and include (i) the Loan Documents, (ii) the Subordinated Notes Documents, (iv) the Refinancing Documents, and (v) on and after the execution and delivery thereof, the instruments, agreements and documents relating to the Permitted Subordinated Indebtedness.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.04 using the Exchange Rate with respect to Canadian Dollars at the time in effect under the provisions of such Section.

“Dollars” or “$” or “US$” or “U.S. Dollars” each means lawful money (in dollars) of the United States of America.

“Draft” means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn in Canadian Dollars by the Canadian Borrower on any BA Lender, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.

“Drawing” means (i) the acceptance of Drafts and purchase of Bankers’ Acceptances by the Canadian Revolving Lenders, in accordance with Section 2.01(b), or (ii) the making of BA Equivalent Advances by Non-BA Lenders.

“Drawing Purchase Price” means, with respect to each Bankers’ Acceptance to be purchased or BA Equivalent Advance to be made available by any Canadian Revolving

Lender on any date, the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers’ Acceptance or BA Equivalent Advance, by (ii) the sum of (A) one and (B) the product of (1) the BA Rate in effect on such date (expressed as a decimal) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance or BA Equivalent Advance, as the case may be, and the denominator of which is 365 days or 366 days, as the case may be.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.08).

“Eligible Transferee” shall mean and include a commercial bank, a mutual fund, an insurance company, a financial institution, a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), any fund that regularly invests in bank loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding any individual and the Canadian Parent and its Subsidiaries.

“Embargoed Person” has the meaning assigned to such term in Section 6.19.

“Employee Benefit Plans” has the meaning assigned such term in Section 4.01(m).

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Claim” means any allegation, investigation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, or for fines, penalties or restrictions, in each case resulting from or based upon the actual or alleged: (a) existence of a Release (including any sudden or non-sudden, accidental or non-accidental Release or threatened Release of any Hazardous Materials in the Environment); (b) exposure of any person to any Hazardous Material; (c) presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, attorneys’ and consultants’ fees, administrative oversight costs, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law or Environmental Permit, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure of any person to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equity Issuance” has the meaning assigned to such term in Section 2.10(c)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that, together with the Canadian Parent or any Subsidiary of the Canadian Parent, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan that is subject to Title IV of ERISA (other than an event for which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043); (b) the existence with respect to any Pension Plan that is subject to Title IV of ERISA of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make a required contribution with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan prior to the date upon which penalties begin to accrue; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan that is subject to Title IV of ERISA; (e) the incurrence by the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan; (f) the receipt by the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan or Multiemployer Plan that could result in liability to the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the incurrence by the Canadian Parent, any Subsidiary of the

Canadian Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the existence of the imposition of a lien or the posting of a bond or other security on the assets of the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate on account of any Pension Plan or Multiemployer Plan; (j) an action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Pension Plan (other than routine claims for benefits) is pending or threatened, (k) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, there would be no liability to the Canadian Parent, its Subsidiaries and/or its ERISA Affiliates to any Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, (l) the incurrence of an Unfunded Current Liability by or with respect to any Pension Plan, or (m) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan (denominated in Dollars) bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurodollar Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing comprised of Eurodollar Loans.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Termination” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Canadian Parent and its Subsidiaries in accordance with this Agreement during such period (other than Capital Expenditures to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (ii) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated in accordance with this Agreement by the Canadian Parent and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness), (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Canadian Parent and its Subsidiaries during such period to the extent permitted by this Agreement (other than (A) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or proceeds of Indebtedness and (B) repayments of Advances, provided that repayments of Advances shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a scheduled repayment of principal of Term Loans pursuant to Section 2.10(d) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Credit Advances, only to the extent accompanied by a voluntary reduction to the Total Revolving Credit Commitment in an amount equal to such prepayment)), (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (v) the aggregate amount of Restricted Payments made pursuant to Section 6.07(v) during such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 90 days after the last day of a Fiscal Year (commencing with Fiscal Year 2005).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Telerate Page for such currency. In the event that such rate does not appear on any Telerate Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Canadian Parent or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct in the absence of facts or circumstances indicating that it has been made in error.

“Excluded Barbados Insurance Subsidiary” means Drumheath Indemnity Ltd., a corporation organized under the laws of Barbados.

“Excluded Equity Issuance” means the issuance of Equity Interests of the Canadian Parent in the ordinary course to directors, officers or employees of the Canadian Parent or its Subsidiaries in an aggregate amount (for all such issuances) not to exceed $2,500,000 in any Fiscal Year.

“Executive Order” has the meaning assigned to such term in Section 3.24.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of December 20, 2001, among the Canadian Parent, the Canadian Borrower, certain other subsidiaries of the Canadian Parent and various financial institutions, as in effect on the Effective Date.

“Existing Indebtedness” has the meaning assigned to such term in Section 6.01(a)(iii).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 4.01(m).

“Existing Letter of Credit” shall have the meaning provided in Section 2.05(k).

“Existing Senior Note Indebtedness to be Refinanced” shall mean and include all Indebtedness under the Existing Senior Notes and the Existing Senior Notes Agreements. Without limiting the foregoing, it understood and agreed that the aggregate amount of the “Existing Senior Note Indebtedness to be Refinanced” (including the payment of related call premiums but exclusive of accrued and unpaid interest) shall not exceed $272,500,000.

“Existing Senior Notes” means, collectively, IPG Holdings’ (i) $137,000,000 Senior Secured Notes due March 31, 2008, (ii) $25,000,000 Senior Secured Notes, Series A, due 2005 and (iii) $112,000,000 Senior Secured Notes, Series B, due 2009, each as issued pursuant to the relevant Existing Senior Notes Agreement therefore, as in effect on the Effective Date, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Notes Agreements” means (x) the Amended and Restated Note Agreement, dated as of December 20, 2001, among IPG Holdings, the Canadian Parent, the Canadian Borrower and the noteholders party thereto relating to IPG Holdings’ $137,000,000 Senior Secured Notes due March 31, 2008 and (y) the Amended and Restated Note Agreement, dated as of December 20, 2001, among IPG Holdings, the Canadian Parent, the Canadian Borrower and the noteholders party thereto relating to IPG Holdings’ $25,000,000 Senior Secured Notes, Series A, due 2005 and $112,000,000 Senior Secured Notes, Series B, due 2009, in each case as in effect on the Effective Date, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Existing Senior Notes Documents” means the Existing Senior Notes, the Existing Senior Notes Agreements and all other material documents executed and delivered with respect to the Existing Senior Notes in the Existing Senior Notes Agreements, as in effect on the Effective Date and as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

“Existing Senior Notes Redemption Date” means the date occurring 30 days after the delivery of an “irrevocable notice of redemption” by IPG Holdings to holders of the Existing Senior Notes (or, if such 30th day is not a Business Day, on the first Business Day thereafter).

“Existing Senior Notes Refinancing” means and includes the various refinancing transactions described in Sections 4.02(h).

“Existing Senior Notes Refinancing Documents” shall mean all of the agreements, documents and instruments executed or delivered in connection with the Existing Senior Notes Refinancing.

“Face Amount” means, (a) in respect of any Bankers’ Acceptance or BA Equivalent Advance, the amount payable to its holder on the maturity of such Bankers’ Acceptance or BA Equivalent Advance, as applicable, and (b) in respect of any Notional Bankers’ Acceptance for which a particular outstanding BA Equivalent Advance was made pursuant to Section 2.03(a), the theoretical amount payable to its holder on the maturity of such Notional Bankers’ Acceptance.

“Facilities” has the meaning assigned to such term in Section 10.16(a).

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated July 1, 2004, among the Administrative Agent, the Lead Arranger, IPG (US) and the Canadian Parent.

“Fees” means the Commitment Fees, the LC Fees and the Agent Fees.

“Fibope” shall mean Fibope Portuguesa-Filmes Biorientados S.A., a corporation organized under the laws of Portugal.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.

“Fiscal Quarter” means any quarter of a Fiscal Year, with each quarter to be a period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31. Unless otherwise specified herein, each reference to a Fiscal Quarter shall mean a Fiscal Quarter of the Canadian Parent.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “Fiscal Year 2004”) refer to the Fiscal Year ending on December 31 occurring during such calendar year. Unless otherwise specified herein, each reference to a Fiscal Year shall mean a Fiscal Year of the Canadian Parent.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the remainder of Consolidated EBITDA minus Capital Expenditures (other than Capital Expenditures to the extent financed with equity proceeds, Asset Sale proceeds or insurance proceeds) for such period to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum, without duplication, of (i) Consolidated Cash Interest Expense for such period, (ii) the scheduled principal amount of all amortization payments on all Indebtedness of the Canadian Parent and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations but excluding payments pursuant to the Refinancing) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the amount of all cash payments made by the Canadian Parent and its Subsidiaries in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Canadian Parent and its Subsidiaries during such period) and (iv) the aggregate amount of all cash Dividends (including stock repurchases) paid by the Canadian Parent pursuant to Sections 6.07(iii) and (v) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Fixed Charges are to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Fixed Charges for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Foreign Plan” means any employee benefit plan, fund (including, without limitation, any superannuation fund), program, policy, arrangement or agreement established, maintained or contributed to outside the United States by the Canadian Parent or any of its Subsidiaries primarily for the benefit of employees of the Canadian Parent or any of its Subsidiaries residing in and/or employed outside the United States, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles in Canada applied on a consistent basis.

“Governmental Authority” means any Federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a Synthetic Lease), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the greater of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreements” means and includes the Loan Agreement Party Guaranty, the U.S. Subsidiaries Guaranty and the Non-U.S. Subsidiaries Guaranty.

“Guaranteed Creditors” shall mean and include the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Lead Arranger, the Collateral Agent, each Lender, the Swingline Lender, each Issuing Bank and each party (other than any Loan Party) party to (or participating in) a Hedging Agreement to the extent such party is a Lender or an affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) and their subsequent assigns.

“Guaranteed Party” shall mean each Borrower and each Subsidiary of a Borrower party to a Hedging Agreement with any Guaranteed Creditor.

“Guarantors” means and includes each Loan Agreement Party, each Non-U.S. Subsidiary Guarantor and each U.S. Subsidiary Guarantor.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate or currency values.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Canadian Parent, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Canadian Parent to be in default of any of its obligations under any of Sections 6.13 through 6.15, inclusive.

“Income Tax Act (Canada)” means the Income Tax Act (Canada) as the same may from time to time be in effect.

“Increased Cost Lender” has the meaning assigned to such term in Section 2.23.

“Incremental Commitment” means any Incremental Term Commitment and/or any Incremental U.S. Revolving Credit Commitment, as the context may require.

“Incremental Commitment Agreement” means the Incremental Term Commitment Agreement and/or the Incremental U.S. Revolving Credit Commitment Agreement, as the context may require.

“Incremental Commitment Date” means the Incremental Term Loan Borrowing Date or the Incremental U.S. Revolving Credit Commitment Date, as the context may require.

“Incremental Commitment Request Requirements” means, with respect to any request for an Incremental Commitment made pursuant to Section 2.06 or 2.07, the satisfaction of each of the following conditions on the date of such request: (x) no Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Commitments then requested had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date of request) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (y) the Canadian Parent shall be in compliance with the covenants contained in Sections 6.13, 6.14 and 6.15 for the Test Period most recently ended prior to the date of the request for Incremental Commitments, on a pro forma basis, as if the relevant Loans to be made pursuant to such Incremental Commitments (assuming the full utilization thereof) had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans (as well as other Permitted Acquisitions theretofore consummated after the first day of such Test Period) had occurred, on the first day of such Test Period (provided that any such Loans to be made pursuant to such Incremental Commitments prior to the end of the first Test Period under such Sections shall be deemed to have occurred after the end of such first Test Period).

“Incremental Commitment Requirements” means, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental Commitment Agreement: (r) no Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Commitments then provided had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans had been consummated, on such date of effectiveness) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (s) calculations are made by the Canadian Parent demonstrating compliance with the covenants contained in Sections 6.13, 6.14 and 6.15 for the Test Period most recently ended prior to such date of effectiveness, on a pro forma basis, as if the relevant Loans to be made pursuant to such Incremental Commitments (assuming the full utilization thereof) had been incurred, and the proposed Permitted Acquisition (if any) to be financed with the proceeds of such Loans (as well as other Permitted Acquisitions theretofore consummated after the first day of such Test Period) had occurred, on the first day of such Test Period; (t) the delivery by the Canadian Parent to the Administrative Agent of an officer’s certificate executed by an Authorized Officer of the Canadian Parent and certifying as to compliance with preceding clauses (r) and (s) and containing the calculations required by clause (s); (u) the delivery by the Canadian Parent to the Administrative Agent of an officer’s certificate executed by an Authorized Officer of the Canadian Parent certifying which provisions of the Subordinated Notes Indenture that the respective incurrence of Incremental Loans will be justified under and demonstrating in reasonable detail that the full amount of such Incremental Loans may be incurred in accordance with, and will not violate the provisions of the Subordinated Notes Indenture; (v) the delivery by the Canadian Parent to the Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by each Guarantor acknowledging that such Incremental Commitment and all Loans subsequently incurred pursuant to such Incremental Commitment shall constitute (and be included in the definition of) “Guaranteed Obligations” or “Relevant Guaranteed Obligations”, as applicable under each Guarantee Agreement of such Guarantor; (w) the delivery by the Canadian Parent and its Subsidiaries of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications and/or supplements; (x) the delivery by the Canadian Parent to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Loan Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 4.02 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request, (y) the delivery by the Canadian Parent and the other Loan Parties to the Administrative Agent of such other officers’ certificates, resolutions and evidence of good standing as the Administrative Agent shall reasonably request and (z) the completion by the Canadian Parent and the other Loan Parties of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment.

“Incremental Lender” means any Incremental Term Lender and/or any Incremental U.S. Revolving Lender, as the context may require.

“Incremental Loan” means (x) Incremental Term Loans and (y) U.S. Revolving Loans made pursuant to an Incremental U.S. Revolving Credit Commitment.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Commitment” means, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.06, in such amount as agreed to by such Lender in the Incremental Term Commitment Agreement and as set forth opposite such Lender’s name in Schedule 2.01 (as modified, or deemed modified, in accordance with Section 2.06) directly below the column entitled “Incremental Term Commitment”, as the same may be (x) reduced from time to time or terminated pursuant to Section 2.11 or (y) adjusted from time to time as a result of assignments to and from such Lender pursuant to Section 2.23 and/or Section 10.04(b).

“Incremental Term Commitment Agreement” means the Incremental Term Commitment Agreement in the form of Exhibit B (appropriately completed) executed in accordance with Section 2.06.

“Incremental Term Commitment Date” means the date upon which an Incremental Term Commitment under the Incremental Term Commitment Agreement becomes effective as provided in Section 2.06(b), which date may be no later than the date which is 12 months prior to the Revolving Credit Maturity Date.

“Incremental Term Installment Payment Date” shall have the meaning provided in the Incremental Term Commitment Agreement.

“Incremental Term Lender” has the meaning provided in Section 2.06(b).

“Incremental Term Loan” has the meaning provided in Section 2.01(a).

“Incremental Term Loan Borrowing Date” means the date on which Incremental Term Loans are incurred pursuant to Section 2.01(a) and as otherwise permitted by Section 2.06.

“Incremental Term Loan Maturity Date” shall have the meaning set forth in the Incremental Term Commitment Agreement and shall in any event be no earlier than the Term Loan B Maturity Date.

“Incremental U.S. Revolving Credit Commitment” means, for any Lender, any commitment by such Lender to make U.S. Revolving Loans pursuant to Section 2.01(a) as agreed to by such Lender in the Incremental U.S. Revolving Credit Commitment Agreement delivered pursuant to Section 2.07; it being understood, however, that on each date upon which an Incremental U.S. Revolving Credit Commitment of any Lender becomes effective, such Incremental U.S. Revolving Credit Commitment of such Lender shall be added to (and thereafter become a part of) the U.S. Revolving Credit Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.07.

“Incremental U.S. Revolving Credit Commitment Agreement” means an Incremental U.S. Revolving Credit Commitment Agreement in the form of Exhibit C (appropriately completed) executed in accordance with Section 2.07.

“Incremental U.S. Revolving Credit Commitment Date” means the date upon which an Incremental U.S. Revolving Credit Commitment under the Incremental U.S. Revolving Credit Commitment Agreement becomes effective as provided in Section 2.07(b), which date may be no later than the date which is 12 months prior to the Revolving Credit Maturity Date.

“Incremental U.S. Revolving Lender” has the meaning assigned to such term in Section 2.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all indebtedness of the types described in clause (a), (b), (c), (d), (e), (g), (h), (i) or (j) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (g) all Guarantees by such Person of Indebtedness or other monetary or financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety, appeal and performance bonds and similar obligations (whether contingent or otherwise) issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations and (k) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indebtedness to be Refinanced” means, collectively, the Bank Indebtedness to be Refinanced and the Existing Senior Note Indebtedness to be Refinanced.

“Indemnitee” has the meaning assigned to such term in Section 10.05(b).

“Information Memorandum” means (i) the Confidential Information Memorandum dated as of July 2004 and posted electronically on Intralinks (and all related updates) relating to the Canadian Parent, the Borrowers and this Agreement and (ii) the Offering

Memorandum of the Special-Purpose Issuer dated July 14, 2004 related to the Subordinated Notes (the “Subordinated Notes Information Memorandum”).

“Initial Borrowing Date” means the date of the initial Borrowing of Loans under this Agreement.

“Installment Payment Date” means any Term B Installment Payment Date and/or any Incremental Term Installment Payment Date, as the context may require.

“Intercompany Debt” means any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Canadian Parent or any of its Subsidiaries to the Canadian Parent or any other Subsidiary of the Canadian Parent.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, substantially in the form of Exhibit L, with such changes thereto as may agreed to by the Administrative Agent, among the Administrative Agent, the Canadian Parent and various of its Subsidiaries, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Interest Expense Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if agreed to by all Lenders with Loans and/or Commitments under the respective Class of Loans, 9 or 12 months) thereafter, as the respective U.S. Borrower may elect; provided that after the 14th day following the Initial Borrowing Date and prior to the 28th day after the Initial Borrowing Date, the respective U.S. Borrower shall only be permitted to request Interest Periods of seven days,

(b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.10 or converted in accordance with Section 2.08, (c) as to any Swingline Loan, a period commencing on the date of such Swingline Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Swingline Loan is prepaid in accordance with Section 2.10 and (d) as to any Borrowing of Canadian Revolving Loan, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.10 or converted in accordance with Section 2.08; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“IPG Holdings” means IPG Holdings LP, a Delaware limited partnership.

“IPG (US)” has the meaning assigned to such term in the preamble hereto.

“Issuing Bank” means (x) an affiliate of Citicorp North America, Inc. and (y) Comerica Bank, each in its capacity as an issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.05(i), and any other U.S. Revolving Lender approved by the Administrative Agent and the Canadian Parent. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to the Existing Letters of Credit, Comerica Bank shall be the Issuing Bank thereof.

“Landlord-Lender Agreement” shall mean each agreement between a landlord of each U.S. Leasehold Property and the Collateral Agent entered into pursuant to the terms of this Agreement.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by it.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC

Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrowers at such time. The LC Exposure of any U.S. Revolving Lender at any time shall be its U.S. Revolving Credit Commitment Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning assigned to such term in Section 2.14(d).

“Lead Arranger” has the meaning assigned to such term in the preamble hereto.

“Leasehold Property” shall mean each Real Property leased by IPG (US) or any of its Subsidiaries and for which Landlord-Lender Agreements shall be required pursuant to this Agreement.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit and is managed, advised or administered by a Lender, an Affiliate of a Lender or by the same investment advisor as a Lender or by an Affiliate of such investment advisor, any other fund that invests in bank loans and similar extensions and is managed, advised or administered by a Lender, and Affiliate of a Lender or by the same investment advisor as a Lender or by an Affiliate of such investment advisor.

“Lender Default” shall mean, with respect to any Lender, (i) the refusal (which has not been retracted) of such Lender to make available its portion of any Advance required to be made pursuant to terms of this Agreement or to fund its portion of any Unrefunded Swingline Loan pursuant to Section 2.04(c) or any reimbursed payment pursuant to Section 2.05(e) or (ii) such Lender having notified in writing any Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations to fund amounts as described in preceding clause (i) in circumstances when such amounts would be required to be funded thereunder.

“Lenders” has the meaning assigned to such term in the preamble to this Agreement.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) in Dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, as of the day two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, prior claims (within the meaning of the Civil Code of Quebec) encumbrance, charge, assignment, hypothecation, preference, priority or other security interest in or on such asset or any filing of any financing or similar statement or notice filed under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording or registration statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement of any kind or nature whatsoever intended to create any of the foregoing.

“Loan Agreement Parties” means the Canadian Parent, U.S. Intermediate Holdco and the Borrowers.

“Loan Agreement Party Guaranty” means the guaranty of the Loan Agreement Parties pursuant to Article IX hereof.

“Loan Documents” means this Agreement, the Fee Letter (for purposes of Section 7.01(a) only), the U.S. Subsidiaries Guaranty, the Non-U.S. Subsidiaries Guaranty, the Security Documents, each Incremental Commitment Agreement, the Intercompany Subordination Agreement and, if requested by a Lender pursuant to Section 2.12(f), each Note.

“Loan Parties” means each Loan Agreement Party, each U.S. Subsidiary Guarantor and each Non-U.S. Subsidiary Guarantor; provided solely for purposes of the definitions of “Permitted Acquisition” and “Qualified Jurisdiction” and Sections 4.02(k), 4.02(m), 4.02(n)(iii), 5.12, 5.15, 6.01(a)(iv), 6.03, 6.04 and 6.05, Non-Qualified Subsidiary Guarantors shall be deemed not to constitute “Loan Parties”.

“Loan Party Information” has the meaning assigned to such term in Section 10.16(b).

“Loans” means the Revolving Loans, the Swingline Loans, the Term B Loans and the Incremental Term Loans (if any).

“Local Law Pledge Agreement” shall have the meaning provided in Section 4.02(k).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a materially adverse effect on (a) the business, operations, performance, properties, condition (financial or otherwise) or prospects of the Loan

Parties and their consolidated Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents, (c) the rights of or benefits available to the Lenders under the Loan Documents or (d) the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for its benefit and for the benefit of the other Secured Creditors) on the Collateral pursuant to the Security Documents.

“Material Indebtedness” means Indebtedness (other than the Advances and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Canadian Parent or any of its Subsidiaries, individually or in the aggregate, with a principal amount exceeding $5,000,000; provided that Indebtedness under, or in respect of, the Existing Senior Notes Documents shall not constitute Material Indebtedness hereunder unless, and to the extent, same remains outstanding after August 28, 2004. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Canadian Parent or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Canadian Parent or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean (i) with respect to Term B Loans, the Term B Loan Maturity Date, (ii) with respect to Incremental Term Loans, the Incremental Term Loan Maturity Date, (iii) with respect to Revolving Credit Advances, the Revolving Credit Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” shall mean each mortgage, deed of trust, deed of hypothec or deed to secure debt required to be delivered with respect to any Real Property pursuant to the terms of this Agreement, together with any assignment of leases and rents to be executed in connection therewith (as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof).

“Mortgage Policy” shall mean each mortgage title insurance policy (and all endorsements thereto) for each Mortgaged Property required to be delivered pursuant to this Agreement.

“Mortgaged Property” shall mean each Real Property owned or leased by the Canadian Parent or any of its Subsidiaries and required to be mortgaged pursuant to this Agreement (including each parcel of Real Property identified on Schedule 3.11(b) as a “Mortgaged Property”, and each other parcel of Real Property with respect to which a Mortgage is required pursuant to Section 5.11).

“Multiemployer Plan” means a multiemployer plan, other than a Foreign Plan, within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate has

within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which any Loan Party or any of its Subsidiaries could incur liability.

“Net Proceeds” means, with respect to any Equity Issuance, Debt Incurrence, Asset Sale, Destruction or Taking, the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a Destruction, insurance proceeds in excess of $1,000,000, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1,000,000, net of the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Canadian Parent and its Subsidiaries to third parties in connection with such event, (ii) in the case of an asset sale, the estimated marginal increase in income taxes which will be payable by the Canadian Parent’s consolidated group with respect to the Fiscal Year in which such asset sale occurs as a result of such asset sale, and (iii) in the case of an asset sale, the amount of all payments required to be made by the Canadian Parent and its Subsidiaries as a result of such event to repay Indebtedness (other than Advances) secured by a prior Lien on such asset and the amount of any reserves established by the Canadian Parent and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year, and that are directly attributable to such event (as determined reasonably and in good faith by the Canadian Parent); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction.

“Non-BA Lender” means a Canadian Revolving Lender which is not permitted by applicable law or by customary market practices to stamp, for purposes of subsequent sale, or accept, a Bankers’ Acceptance.

“Non-Bank Certificate” has the meaning assigned to such term in Section 2.19(b).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.23.

“Non-Continuing Letter of Credit” has the meaning assigned to such term in Section 2.05(k).

“Non-Guarantor Subsidiaries” shall mean (i) any Subsidiary of the Canadian Parent that is not at such time a Subsidiary Guarantor and (ii) solely for purposes of the definitions of “Permitted Acquisition” and “Qualified Jurisdiction” and Sections 4.02(k), 4.02(m), 4.02(n)(iii), 5.12, 5.15, 6.01(a)(iv), 6.03, 6.04 and 6.05, Non-Qualified Subsidiary Guarantors.

“Non-Qualified Jurisdiction” at any time shall mean each jurisdiction that is not at such time a Qualified Jurisdiction.

“Non-Qualified Subsidiary Guarantors” means (i) Fibope, (ii) Intertape Woven Products, S.A. de C.V., (iii) Intertape Woven Products Services, S.A. de C.V., (iv) any Wholly-Owned Subsidiary of the Canadian Parent created or acquired after the Effective Date that at such time has satisfied all of the requirements of a “Non-U.S. Subsidiary Guarantor” as set forth in the definition thereof (other than clause (z) thereof), (v) any Non-U.S. Subsidiary which enters into the Non-U.S. Subsidiaries Guaranty (or similar guarantee agreement) pursuant to Section 5.11(c)(ii) or is organized in a Non-Qualified Jurisdiction, (vi) any Wholly-Owned Subsidiary of the Canadian Parent party to a Subsidiaries Guaranty which ceases to be a Wholly-Owned Subsidiary and (vii) any Non-Wholly-Owned Subsidiary which enters a Subsidiaries Guaranty.

“Non-U.S. Loan Parties” means each Loan Party that is not a U.S. Person; provided that the proviso to the definition of “Loan Parties” contained herein shall apply equally to the definition of “Non-U.S. Loan Parties.”

“Non-U.S. Mortgaged Property” means each Real Property located outside the United States and the States and territories thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“Non-U.S. Pledge Agreement” has meaning provided in Section 4.02(k).

“Non-U.S. Security Agreement” has the meaning assigned to such term in Section 4.02(m).

“Non-U.S. Subsidiaries Guaranty” means the guaranty of the Non-U.S. Subsidiary Guarantors referred to in Section 4.02(j), together with each other guaranty delivered by a Non-U.S. Subsidiary pursuant to Section 5.11, in each case as amended, amended and restated, modified or otherwise supplemented from time to time.

“Non-U.S. Subsidiary” means any Subsidiary of the Canadian Parent that is or becomes organized under the laws of a jurisdiction other than the United States of America (or any State thereof) or the District of Columbia.

“Non-U.S. Subsidiary Guarantors” means (i) the Non-U.S. Subsidiaries of the Canadian Parent listed on Schedule 3.10 hereto and identified thereon as a “Non-U.S. Subsidiary Guarantor” and (ii) each other Non-U.S. Subsidiary of the Canadian Parent which (x) is a Subsidiary of the Canadian Parent organized under the laws of a Qualified Non-U.S. Jurisdiction, (y) has provided a full and unconditional guaranty (unlimited in amount) of all Guaranteed Obligations (as defined in the Non-U.S. Subsidiaries Guaranty) pursuant to a Non-U.S. Subsidiaries Guaranty and (z) has executed the relevant Security Documents in accordance with the requirements of Section 5.11 securing all such Guaranteed Obligations, in each case unless and until released from the Non-U.S. Subsidiaries Guaranty in accordance with the terms thereof, provided that for purposes of the definitions of “Permitted Acquisition” and “Qualified Jurisdiction” and Sections 4.02(k), 4.02(m), 4.02(n)(iii), 5.12, 5.15, 6.01(a)(iv), 6.03, 6.04 and 6.05, Non-Qualified Subsidiary Guarantors shall be deemed not to constitute “Non-U.S. Subsidiary Guarantors”.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” means a note substantially in the form of Exhibit D-1, D-2, D-3, D-4 or D-5.

“Notice of Drawing” has the meaning assigned thereto in Section 2.03(a).

“Notional Bankers’ Acceptance” has the meaning assigned to such term in Section 2.03(a).

“Obligations” means all Obligations (as defined in the U.S. Security Agreement) owing by any Loan Party to any Secured Creditor and shall include, without limitation, all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Secured Creditor by any Loan Party arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal or interest on the Loans and all obligations related to Letters of Credit, Bankers’ Acceptances, Notional Bankers’ Acceptances and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Borrower or for which any Borrower is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organic Document” means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other List” has the meaning assigned to such terms in Section 6.19.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or Note or from the execution, delivery, registration, recording or enforcement of any Loan Document or Note.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan or a Foreign Plan), which is subject to Title I of

ERISA and which is maintained or contributed to by (or to which there is an obligation to contribute of) the Canadian Parent, any of its Subsidiaries or any ERISA Affiliate, or to which the Canadian Parent, any of its Subsidiaries or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permanent Exchange Subordinated Notes” shall mean subordinated notes of the Special-Purpose Issuer which are substantially identical securities to the Subordinated Notes issued on the Effective Date, which Permanent Exchange Subordinated Notes shall be issued pursuant to a registered exchange offer or private exchange offer for the Subordinated Notes and pursuant to the Subordinated Notes Indenture. In no event will the issuance of any Permanent Exchange Subordinated Notes increase the aggregate principal amount of Subordinated Notes then outstanding or otherwise result in an increase in an interest rate applicable to the Subordinated Notes.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by a Borrower or any Subsidiary Guarantor of all or substantially all the assets of, or all the Equity Interests in, a Person or a division, line of business or other business unit of a Person so long as (a) such acquisition shall not have been preceded by a tender offer that has not been approved or otherwise recommended by the board of directors of such Person, (b) such assets are to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type conducted by the Canadian Parent and its Subsidiaries on the Effective Date or in a business reasonably related thereto, (c) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person (including by way of merger or amalgamation), such Person shall own no capital stock or other Equity Interests of any other Person unless either (x) such Person to be so acquired owns 100% of the capital stock or other Equity Interests of such other Person or (y) if such Person to be so acquired owns capital stock or Equity Interests in any other Person which is a Non-Wholly-Owned Subsidiary of such Person to be acquired, (1) such Person to be acquired shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) such Non-Wholly-Owned Subsidiary of such Person to be acquired shall have been a Non-Wholly-Owned Subsidiary of such Person prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and (3) such Person to be acquired and/or its Wholly-Owned Subsidiaries own at least 85% of the consolidated assets of such Person and its Subsidiaries taken as a whole, (d) substantially all of the assets and/or businesses acquired pursuant to the respective acquisition are located in a Qualified Jurisdiction and owned or held by a Person organized in a Qualified Jurisdiction; (e) immediately after giving effect thereto, (i) no Default has occurred and is continuing or would result therefrom, (ii) all transactions related thereto are consummated in all material respects in accordance with applicable laws, (iii) all the Equity Interests of each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by a Borrower or a Subsidiary Guarantor and all actions required to be taken under Sections 5.10 and 5.11 shall have been taken, (iv) the Canadian Parent and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.13 through 6.15 recomputed as at the date of the last ended Test Period, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant

Test Period (provided that any acquisition that occurs prior to the first Test Period under such Sections shall be deemed to have occurred after the end of such first Test Period), (v) any Indebtedness or any Preferred Equity that is incurred, acquired or assumed in connection with such acquisition shall be in compliance with Section 6.01, and (vi) after giving effect to such acquisition and any Advances made in connection therewith, the sum of (A) the Total Revolving Credit Commitment less the Revolving Credit Exposure of all Revolving Lenders, plus (B) Unrestricted cash and/or Permitted Investments, shall not be less than $50,000,000; and (f) the Canadian Parent has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c), (d) and (e)(i) through (vi) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Investments” means:

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the governments of the United States or Canada or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America or Canada, in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any State of the United States of America, any Province of Canada or any political subdivision of any such State or Province or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c) commercial paper issued by a Person organized in the United States or Canada maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of Canada, any Province thereof, the United States of America or any State thereof or the District of Columbia or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000;

(e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Subordinated Indebtedness” means (a) additional senior subordinated notes in the form of Subordinated Notes issued after the Effective Date under the Subordinated Notes Indenture and (b) other subordinated notes issued by the Special-Purpose Issuer, (i) the terms of which notes (A) do not provide for any security or scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity date of the Subordinated Notes and (B) provide for subordination (both as to such subordinated notes and all guaranties thereof) to the Obligations under the Loan Documents to the same extent as the Subordinated Notes Indenture, (ii) the covenants, events of default, guaranties and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Canadian Parent and its Subsidiaries than those in the Subordinated Notes Documents (as determined by the Administrative Agent) and (iii) no Subsidiary of the Canadian Parent is an obligor or guarantor under, or with respect to, such notes that is not an obligor or guarantor under, or with respect to, the Subordinated Notes.

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

“Plan” means any Pension Plan or Welfare Plan.

“Platform” has the meaning assigned to such term in Section 10.17(b).

“Pledge Agreement Collateral” shall mean all U.S. Pledge Agreement Collateral and all other Equity Interests or other property similar to that pledged pursuant to the U.S. Pledge Agreement which is pledged pursuant to one or more other Security Documents.

“Pledge Agreements” shall mean the U.S. Pledge Agreement, each Local Law Pledge Agreement and each Non-U.S. Pledge Agreement.

“Preferred Equity,” as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of such Person.

“Prepayment Date” has the meaning assigned to such term in Section 2.10(f).

“Pro Forma Financial Statements” shall have the meaning provided in Section 4.01(l).

“Pro Rata Percentage” means, at any time, (i) as to any U.S. Revolving Lender, the percentage of the aggregate Available U.S. Revolving Credit Commitments represented by such Lender’s Available U.S. Revolving Credit Commitment and (ii) as to any Canadian Revolving Lender, the percentage of the aggregate Available Canadian Revolving Credit Commitments represented by such Lender’s Available Canadian Revolving Credit Commitment.

“Projected Financial Statements” has the meaning assigned to such term in Section 4.01(l).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Qualified Jurisdictions” shall mean and include the United States and Canada, in each case including any states, provinces or other similar local units therein. Furthermore, from time to time after the Initial Borrowing Date, the Canadian Parent may request (by written notice to, and following consultation with, the Administrative Agent) that one or more additional jurisdictions be added to the list of Qualified Jurisdictions. In such event, such jurisdictions shall be added to (and thereafter form part of) the list of Qualified Jurisdictions so long as, in each case, the respective jurisdiction to be added is a jurisdiction satisfactory to the Administrative Agent and so long as the Canadian Parent has furnished opinions of counsel, in each case from counsel, and in form and substance, reasonably satisfactory to the Administrative Agent, concluding that Subsidiaries of Canadian Parent organized under the laws of such jurisdiction may execute and deliver a Non-U.S. Subsidiaries Guaranty (unlimited in amount and otherwise containing provisions reasonably consistent with the provisions of the Non-U.S. Subsidiaries Guaranty executed and delivered on the Initial Borrowing Date and applicable to a Non-U.S. Subsidiary Guarantor on such date), the Intercompany Subordination Agreement and such Security Documents as may be satisfactory to the Collateral Agent (generally consistent with the Security Documents executed and delivered by Non-U.S. Loan Parties on the Initial Borrowing Date) and that, in accordance with the laws of the respective jurisdiction, such Loan Documents shall constitute the legal, valid and binding obligations, enforceable in accordance with their terms, and (in the case of the Security Documents) create valid and perfected security interests under applicable law (in each case subject to such customary exceptions (not inconsistent with the requirements set forth above) as are satisfactory to the Administrative Agent). The parties hereto further agree that, in the discretion of the Administrative Agent, as a condition to the addition of any jurisdiction to the list of Qualified Jurisdictions, the Administrative Agent may (but shall not be required to) request the consent of the Requisite Lenders to such addition and, in such event, the Administrative Agent shall be entitled to wait for such consent before adding the respective jurisdiction to the list of Qualified Jurisdictions.

“Qualified Non-U.S. Jurisdictions” shall mean and include each Qualified Jurisdiction other than the United States (and the States thereof).

“Qualified Preferred Stock” shall mean any Preferred Equity of the Canadian Parent, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Canadian Parent or any of its Subsidiaries relating to outstanding Indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an change of control event), in whole or in part, on or prior to the one year anniversary of the Term B Loan Maturity Date.

“Real Property” means all right, title and interest of any Loan Party or any of its Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means the Bank Refinancing and the Existing Senior Notes Refinancing.

“Refinancing Documents” means the Bank Refinancing Documents and the Existing Senior Notes Refinancing Documents.

“Register” has the meaning assigned to such term in Section 10.04(d).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any unpermitted spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Guaranteed Obligations” shall mean (i) in the case of the Loan Agreement Party Guaranty provided by each of the U.S. Borrowers, (x) the principal and interest on each Note issued by the Canadian Borrower to each Lender, and all Advances made to the Canadian Borrower, under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Canadian Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document and the due performance and compliance by the Canadian Borrower with all the terms, conditions and agreements contained in this Agreement and each other Loan Document to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Canadian Borrower and each other Guaranteed Party (other than such U.S. Borrower) owing under any Hedging Agreement entered into by the Canadian Borrower or such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance by the Canadian Borrower and each such other Guaranteed Party with all terms, conditions and agreements contained therein, (ii) in the case of the Loan Agreement Party Guaranty provided by the Canadian Borrower, (x) the principal and interest on each Note issued by the U.S. Borrowers to each Lender, and all Loans made to the U.S. Borrowers, under this Agreement, all reimbursement obligations and L/C Disbursements with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the U.S. Borrowers to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document and the due performance and compliance by the U.S. Borrowers with all the terms, conditions and agreements contained in this Agreement and each other Loan Document to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the U.S. Borrowers and each other Guaranteed Party (other than the Canadian Borrower) owing under any Hedging Agreement entered into by the U.S. Borrowers or such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance by the U.S. Borrowers and each such other Guaranteed Party with all terms, conditions and agreements contained therein and (iii) in the case of the Loan Agreement Party Guaranty provided by the Canadian Parent and U.S. Intermediate Holdco, (x) the principal and interest on each Note issued to each Lender, and all Advances made, under this Agreement, all reimbursement obligations and L/C Disbursements with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document and the due performance and compliance by each Borrower with all the terms, conditions and agreements contained in this Agreement and each other Loan Document to which it is a party and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Borrower and each other Guaranteed Party owing under any Hedging Agreement entered into by such Borrower or such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance by each Borrower and each other Guaranteed Party with all terms, conditions and agreements contained therein.

“Remedial Action” means (a) ”remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Required Appraisal” has the meaning assigned such term in Section 5.10(e).

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite Canadian Revolving Lenders” means, collectively, Canadian Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Canadian Revolving Credit Commitments or, after the Canadian Revolving Credit Commitments have terminated, the Canadian Revolving Credit Exposure.

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the U.S. Revolving Credit Commitments or, after the termination thereof, the U.S. Revolving Credit Exposure, (b) the aggregate amount of the Canadian Revolving Credit Commitments or, after the termination thereof, the Canadian Revolving Credit Exposure, (c) the aggregate outstanding principal amount of all Term B Loans (or prior to the Initial Borrowing Date, the aggregate amount of Term B Commitments) and (d) the aggregate outstanding amount of all Incremental Term Loans (other than Incremental Term Loans made as Term B Loans, which shall be included pursuant to preceding clause (c)).

“Requisite U.S. Revolving Lenders” means, collectively, U.S. Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the U.S. Revolving Credit Commitments or, after the U.S. Revolving Credit Commitments have terminated, the U.S. Revolving Credit Exposure.

“Reset Date” has the meaning assigned to such term in Section 1.04(a).

“Responsible Officer” of any corporation, partnership or other entity means any executive officer or Financial Officer of such corporation, partnership or other entity and any other officer or similar official thereof responsible for the administration of the obligations of such corporation, partnership or other entity in respect of this Agreement.

“Restricted” shall mean, when referring to cash or Permitted Investments of the Canadian Parent or any of its Subsidiaries, that such cash or Permitted Investments (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Canadian Parent or of any such Subsidiary (with such Permitted Investments to be valued at the amount set forth on such balance sheet), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Canadian Parent or any of its Subsidiaries.

“Restricted Account” has the meaning provided in Section 4.01(h).

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Canadian Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Canadian Parent or any of its Subsidiaries. The granting of security by any Subsidiary of the Canadian Parent pursuant to the terms of this Agreement shall not be considered a Restricted Payment.

“Revolving Credit Advances” means Canadian Revolving Credit Advances, U.S Revolving Loans and Swingline Loans.

“Revolving Credit Borrowing” means a U.S. Revolving Credit Borrowing and/or a Canadian Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the U.S. Revolving Credit Commitment and/or the Canadian Revolving Credit Commitment of such Revolving Lender, as the context may require.

“Revolving Credit Exposure” means, collectively, the U.S. Revolving Credit Exposure and the Canadian Revolving Credit Exposure.

“Revolving Credit Maturity Date” means July 28, 2009, the fifth anniversary of the Effective Date.

“Revolving Lender” means any U.S. Revolving Lender or any Canadian Revolving Lender.

“Revolving Loan Percentage” has the meaning assigned to such term in Section 11.05(c) attached hereto.

“Revolving Loans” means Canadian Revolving Loans and U.S. Revolving Loans.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“SDN List” has the meaning assigned to such term in Section 6.19.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Secured Creditors” has the meaning assigned to such term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement Collateral” means all collateral in which any security interest is granted pursuant to the Security Agreements.

“Security Agreements” means the U.S. Security Agreement and each Non-U.S. Security Agreement.

“Security Document” means and includes each of the U.S. Security Agreement, each Pledge Agreement, each Mortgage, each Non-U.S. Security Agreement and, after the execution and delivery thereof, each Additional Security Document and any other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or 5.11 to secure any of the Obligations.

“Shareholders’ Agreements” has the meaning provided in Section 4.01(m).

“Significant Asset Sale” shall mean each Asset Sale which generates Net Proceeds of at least $5,000,000.

“Special-Purpose Finance Subsidiaries” shall mean IPG Holdings, IPG Finance LLC and IPG Holding Company of Nova Scotia.

“Special-Purpose Issuer” means Intertape Polymer US Inc., a Delaware corporation and at all times a direct Wholly-Owned Subsidiary of IPG (US).

“Stamping Fee” means, with respect to each Bankers’ Acceptance and Notional Bankers’ Acceptance, an amount equal to (a) the Applicable Rate, as in effect on the date of the Drawing or renewal, as the case may be, of such Bankers’ Acceptance or Notional Bankers’ Acceptance multiplied by (b) the Face Amount of such Bankers’ Acceptance or Notional Bankers’ Acceptance, calculated on the basis of the term to maturity of such Bankers’ Acceptance or Notional Bankers’ Acceptance and a year of 365 days or 366 days, as the case may be.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other applicable law, rule or regulation and without regard to whether any Lender actually obtains or maintains eurocurrency funding for its Eurodollar Loans. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Notes” means $125,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2014 of the Special-Purpose Issuer issued pursuant to the Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. As used herein, the term “Subordinated Notes” shall include (other than for purposes of the definition of Permanent Exchange Subordinated Notes) any Permanent Exchange Subordinated Notes issued pursuant to the Subordinated Notes Indenture in exchange for theretofore outstanding Subordinated Notes, as contemplated by the Subordinated Notes Information Memorandum and the definition of Permanent Exchange Subordinated Notes.

“Subordinated Notes Documents” means the Subordinated Notes, the Subordinated Notes Indenture and all other material documents executed and delivered with respect to the Subordinated Notes or the Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

“Subordinated Notes Indenture” means the Indenture, dated as of July 28, 2004, among the Special-Purpose Issuer, the Canadian Parent, the Guarantors named therein, and Wilmington Trust Company, as Trustee, as in effect on the Effective Date and as the same may be modified, supplemented and/or amended from time to time in accordance with the terms hereof and thereof.

“Subordinated Notes Information Memorandum” has the meaning assigned to such term in the definition of “Information Memorandum”.

“Subordination Provisions” has the meaning assigned to such term in Section 7.01(l).

“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Canadian Parent.

“Subsidiary Guarantor” means each U.S. Subsidiary Guarantor and each Non-U.S. Subsidiary Guarantor.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state or province where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction (i.e., outside of the perimeter and height of improvements shown on such survey) on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) and issue a survey endorsement.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Commitment” means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any U.S. Revolving Lender at any time shall be its U.S. Revolving Credit Commitment Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Citicorp North America, Inc., in its capacity as lender of Swingline Loans, or any Person serving as a successor Administrative Agent hereunder which agrees to act as such.

“Swingline Loan” has the meaning assigned to such term in Section 2.04(a).

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taking” means any taking of any Property of the Canadian Parent or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Canadian Parent or any of its Subsidiaries, or any portion thereof, by any Governmental Authority.

“Tax Allocation Agreements” has the meaning assigned to such term in Section 4.01(m).

“Tax Returns” has the meaning assigned to such term in Section 3.12.

“Taxes” has the meaning assigned to such term in Section 2.19(a).

“Term B Borrowing” means a Borrowing comprised of Term B Loans on the Initial Borrowing Date.

“Term B Borrowing Request” means a Borrowing Request in connection with a Term B Borrowing made on the Initial Borrowing Date.

“Term B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Initial Borrowing Date, expressed as an amount representing the maximum principal amount of the Term B Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Term B Commitment is set forth on Schedule 2.01 (in the case of Term B Commitments in effect on the Effective Date) or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Commitment, as applicable. The initial aggregate amount of the Lenders’ Term B Commitments is $200,000,000.

“Term B Commitment Fee” has the meaning assigned to such term in Section 2.14(c).

“Term B Commitment Fee Average Daily Amount” as to any Term B Lender, means, with respect to a calculation period, the average daily amount during such period calculated using the daily amount of such Term B Lender’s Term B Commitment for any applicable days during such Term B Lender’s Term B Commitment Period.

“Term B Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.14(c).

“Term B Commitment Period” means the period from and including the Effective Date to and including August 28, 2004 or any earlier date on which the Term B Commitments shall terminate as provided herein.

“Term B Installment Payment Date” has the meaning assigned to such term in Section 2.10(d).

“Term B Lender” means a Lender with a Term B Commitment or an outstanding Term B Loan, in its capacity as such.

“Term B Loan Maturity Date” means July 28, 2011, the seventh anniversary of the Effective Date.

“Term B Loans” means the Loans made pursuant to clause (i) of Section 2.01(a), as well as any Incremental Term Loan which is added to, and constitutes part of, the outstanding Class of Term B Loans in accordance with Section 2.06(c) and the respective Incremental Term Commitment Agreement.

“Term Lender” shall mean each Term B Lender and each Incremental Term Lender.

“Term Loan Percentage” of a Class of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Class at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Classes at such time.

“Term Loans” means and includes each Term B Loan and each Incremental Term Loan.

“Terminated Lender” has the meaning assigned thereto in Section 2.23.

“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in Section 1.03 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Initial Borrowing Date, such period shall be a one-year period ending on the last day of the Fiscal Quarter last ended, with any calculations of Consolidated Cash Interest Expense and Fixed Charges required in determining compliance with Section 6.13 and 6.15 to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentence. To the extent the respective Test Period (i) includes the 4th Fiscal Quarter of Fiscal Year 2003, the 1st Fiscal Quarter of Fiscal Year 2004 or the 2nd Fiscal Quarter of Fiscal Year 2004, Consolidated Cash Interest Expense for each such Fiscal Quarter shall be deemed to be $4,775,000 and (ii) includes the 3rd Fiscal Quarter of Fiscal Year 2004, Consolidated Cash Interest Expense for such Fiscal Quarter shall be determined by (x) taking actual Consolidated Cash Interest Expense, determined in accordance with the respective definition thereof for the period beginning on, and ending after, the Initial Borrowing Date (with the calculations pursuant to this sub-clause (x) to exclude any interest payable on the Existing Senior Notes) and (y) for each day of such Fiscal Quarter occurring prior to the Initial Borrowing Date, using a per-day Consolidated Cash Interest Expense of $53,055. To the extent the respective Test Period includes any Fiscal Quarter described in the immediately preceding sentence, Fixed Charges for such Fiscal Quarter shall be determined by (x) taking the actual amount for the respective period of the amounts described in clauses (iii) and (iv) of the definition of Fixed Charges, (y) for all periods prior to the Effective Date, deeming the amount for the respective period of the amounts described in clause (ii) of the definition of Fixed Charges to be $0 (and for all periods after the Effective Date, ignoring any repayments of Indebtedness to be Refinanced) and (z) taking Consolidated Cash Interest Expense determined in a manner consistent with the immediately preceding sentence.

“Title Company” means First American Title Insurance Company, Chicago Title Insurance Company or such other title insurance or abstract company as shall be approved by the Collateral Agent.

“Total Canadian Revolving Credit Commitment” means, at any time, the aggregate amount of the Canadian Revolving Credit Commitments, as in effect at such time.

“Total Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period then last ended. For purposes of calculating the Total Leverage Ratio, Consolidated EBITDA shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act to give effect to any Permitted Acquisition and any Significant Asset Sale consummated during the applicable Test Period as if such Permitted Acquisition or Significant Asset Sale, as the case may be, were consummated on the first day of such Test Period.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

“Total U.S. Revolving Credit Commitment” means, at any time, the aggregate amount of the U.S. Revolving Credit Commitments, as in effect at such time.

“Transactions” means (i) the execution and delivery by each Loan Party of each of the Loan Documents to which it is to be a party and the Borrowing of the Term B Loans hereunder (and the occurrence of all other Credit Events, if any, on the Initial Borrowing Date), (ii) the issuance of the Subordinated Notes, (iii) the consummation of the Refinancing and (iv) the payment of Fees and expenses in connection with the foregoing.

“Transferee” has the meaning assigned to such term in Section 2.19(a).

“Type” when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate, the Alternate Base Rate and the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unrefunded Swingline Loans” has the meaning assigned thereto in Section 2.04(c).

“Unrestricted” shall mean, when referring to cash or Permitted Investments of the Canadian Parent or any of its Subsidiaries, that such cash or Permitted Investments are not Restricted.

“U.S. Borrower Revolver Payments” has the meaning assigned to such term in Section 11.05(a) hereto.

“U.S. Borrowers” has the meaning assigned to such term in the preamble hereto.

“U.S. Intermediate Holdco” has the meaning assigned to such term in the preamble hereto.

“U.S. Leasehold Property” shall mean each Leasehold Property located in the United States.

“U.S. Loan Parties” means U.S. Intermediate Holdco, IPG (US), the U.S. Subsidiary Borrowers and each other Loan Party which is a U.S. Person.

“U.S. Mortgaged Property” shall mean each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Person” shall mean any Person organized under the laws of the United States of America or any State thereof or the District of Columbia.

“U.S. Pledge Agreement” means the U.S. Pledge Agreement, substantially in the form of Exhibit G, among the Canadian Parent, the U.S. Loan Parties and the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“U.S. Pledge Agreement Collateral” shall mean all of the “Collateral” as defined in the U.S. Pledge Agreement.

“U.S. RC Commitment Fee” has the meaning assigned to such term in Section 2.14(a).

“U.S. RC Commitment Fee Average Daily Amount” as to any U.S. Revolving Lender, means, with respect to a calculation period, the average daily amount during such period calculated using the daily amount of such U.S. Revolving Lender’s U.S. Revolving Credit Commitment less such U.S. Revolving Lender’s U.S. Revolving Credit Exposure (for purposes hereof excluding clause (c) of the definition of “U.S. Revolving Credit Exposure”) for any applicable days during such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Period.

“U.S. RC Commitment Fee Termination Date” has the meaning assigned to such term in Section 2.14(a).

“U.S. Revolver Obligations” has the meaning assigned to such term in Section 11.01.

“U.S. Revolving Credit Borrowing” means a Borrowing comprised of U.S. Revolving Loans.

“U.S. Revolving Credit Commitment” means, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans to the U.S. Borrowers and to acquire participations in Letters of Credit (and LC Exposure) and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such U.S. Revolving Lender’s U.S. Revolving Credit Exposure hereunder, as the same may be (x) reduced from time to time pursuant to the provisions of this Agreement, (y) increased from time to time pursuant to Section 2.07 or

(z) adjusted from time to time as a result of assignments to and from such Lender pursuant to Sections 2.23 and/or 10.04(b) hereof. The initial amount of each U.S. Revolving Lender’s U.S. Revolving Credit Commitment is set forth on Schedule 2.01 (in the case of U.S. Revolving Credit Commitments in effect on the Effective Date) or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its U.S. Revolving Credit Commitment, as applicable. The aggregate amount of the U.S. Revolving Lenders’ U.S. Revolving Credit Commitments as of the Effective Date is $65,000,000.

“U.S. Revolving Credit Commitment Percentage” means, as to any U.S. Revolving Lender, at any time, the percentage of the Total U.S. Revolving Credit Commitment represented by such U.S. Revolving Lender’s U.S. Revolving Credit Commitment at such time; provided that if the U.S. Revolving Credit Commitments have terminated or expired, the U.S. Revolving Credit Commitment Percentage shall be determined based upon the U.S. Revolving Credit Commitments in effect immediately prior to such termination or expiration, giving effect to any assignments.

“U.S. Revolving Credit Commitment Period” means the period from and including the Effective Date to but not including the Revolving Credit Maturity Date or any earlier date on which the U.S. Revolving Credit Commitments shall terminate as provided herein.

“U.S. Revolving Credit Exposure” means, with respect to any U.S. Revolving Lender, at any time, the sum of (a) the aggregate principal amount of all outstanding U.S. Revolving Loans of such U.S. Revolving Lender (if any) at such time, plus (b) such U.S. Revolving Lender’s LC Exposure at such time (if any), plus (c) such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans (if any) at such time.

“U.S. Revolving Lender” means any Lender with a commitment to make U.S. Revolving Loans or with any U.S. Revolving Credit Exposure, in its capacity as such.

“U.S. Revolving Loans” means the revolving loans made by the U.S. Revolving Lenders to the U.S. Borrowers (all of which shall be made in Dollars) pursuant to clause (ii) of Section 2.01(a). Each U.S. Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

“U.S. Security Agreement” means the U.S. Security Agreement, substantially in the form of Exhibit H, among the U.S. Loan Parties and the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, modified, restated and/or supplemented from time to time.

“U.S. Security Documents” shall mean and include the U.S. Security Agreement, the U.S. Pledge Agreement, each Mortgage covering a U.S. Mortgaged Property and each additional security document covering assets of a U.S. Loan Party situated in the United States.

“U.S. Subsidiaries Guaranty” means the guaranty of the U.S. Subsidiary Guarantors referred to in Section 4.02(j), together with each other guaranty and guaranty supplement delivered by a U.S. Subsidiary pursuant to Section 5.11, in each case as amended, amended and restated, modified or otherwise supplemented.

“U.S. Subsidiary” means any Subsidiary of the Canadian Parent that is not a Non-U.S. Subsidiary.

“U.S. Subsidiary Borrower” has the meaning assigned to such term in the preamble hereto.

“U.S. Subsidiary Guarantors” means the U.S. Subsidiaries of the Canadian Parent listed on Schedule 3.10 hereto and identified thereon as a “U.S. Subsidiary Guarantor” and each other U.S. Subsidiary of the Canadian Parent that shall be required to execute and deliver a guaranty pursuant to Section 5.11, in each case unless and until released from the U.S. Subsidiaries Guaranty in accordance with the terms thereof; provided that solely for purposes of the definitions of “Permitted Acquisitions” and “Qualified Jurisdiction” and Sections 5.12, 5.15, 6.01(a)(iv), 6.03, 6.04 and 6.05, Subsidiaries constituting Non-Qualified Subsidiary Guarantors as a result of the application of clauses (vi) or (vii) of the definition of “Non-Qualified Subsidiary Guarantor” shall be deemed not to constitute “U.S. Subsidiary Guarantors”.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by the Canadian Parent or any of its Subsidiaries or with respect to which the Canadian Parent, any of its Subsidiaries or any ERISA Affiliate could incur liability.

“Wholly-Owned” means, with respect to a Subsidiary, a Subsidiary all of the voting Equity Interests of which (except directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Canadian Parent or any of its other Wholly-Owned Subsidiaries) is at such time owned, directly or indirectly, by the Canadian Parent and its other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

Section 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this

Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements of the Canadian Parent for the Fiscal Year 2003 referred to in Section 3.06.

(b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

Section 1.04. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars and (ii) give written notice thereof to the Lenders and the Canadian Parent. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for purposes of this Agreement (other than Section 10.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between U.S. Dollars and Canadian Dollars.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date and on each date on which Canadian Revolving Credit Advances are made, the Administrative Agent shall (i) determine the aggregate amount of the Canadian Revolving Credit Exposure (after giving effect to any Canadian Revolving Credit Advances made or repaid on such date) and (ii) notify the Lenders and the Canadian Parent of the results of such determination.

ARTICLE II.

THE CREDITS

Section 2.01. Credit Commitments. (a) Subject to the terms and conditions hereof, (i) each Term B Lender severally agrees to make a Term B Loan in Dollars to IPG (US) on the Initial Borrowing Date in a principal amount not exceeding its Term B Commitment on such date (immediately prior to the termination thereof pursuant to Section 2.11(a)), (ii) each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrowers (on a joint and several basis) from time to time during the U.S. Revolving Credit Commitment Period, (iii) each Canadian Revolving Lender severally agrees to make Canadian Revolving Loans to the Canadian Borrower from time to time during the Canadian Revolving Credit Commitment Period and (iv) each Lender with an Incremental Term Commitment severally agrees to make a term loan (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to IPG (US) on the date of the effectiveness of such Incremental Term Commitment pursuant to Section 2.06 in a principal amount not exceeding its

Incremental Term Commitment on such date (immediately prior to the termination thereof pursuant to Section 2.11(a)). Amounts repaid or prepaid in respect of Term Loans of any Class may not be reborrowed. During the U.S. Revolving Credit Commitment Period and the Canadian Revolving Credit Commitment Period, the U.S. Borrowers or the Canadian Borrower, as the case may be, may use the U.S. Revolving Credit Commitments or Canadian Revolving Credit Commitments, as the case may be, by borrowing, prepaying the U.S. Revolving Loans or Canadian Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) U.S. Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of U.S. Revolving Loans or Swingline Loans), (i) the Aggregate U.S. Revolving Credit Exposure would exceed the Total U.S. Revolving Credit Commitment then in effect or (ii) the U.S. Revolving Credit Exposure of any U.S. Revolving Lender would exceed such U.S. Revolving Lender’s U.S. Revolving Credit Commitment or (B) Canadian Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Canadian Revolving Credit Advances), (i) the Aggregate Canadian Revolving Credit Exposure would exceed the Total Canadian Revolving Credit Commitment then in effect or (ii) the Canadian Revolving Credit Exposure of any Canadian Revolving Lender would exceed such Canadian Revolving Lender’s Canadian Revolving Credit Commitment.

(b) Subject to the terms and conditions hereof, each Canadian Revolving Lender severally agrees (x) in the case of each BA Lender, to accept Drafts (each such Draft so accepted, a “Bankers’ Acceptance”) for the account of the Canadian Borrower, and to purchase such Bankers’ Acceptances and (y) in the case of Non-BA Lenders, to make BA Equivalent Advances, from time to time on any Business Day during the Canadian Revolving Credit Commitment Period. Each Drawing shall consist of the creation and purchase of Bankers’ Acceptances and the making of BA Equivalent Advances at or about the same time by the Canadian Revolving Lenders ratably in accordance with their respective Canadian Revolving Credit Commitments. Notwithstanding anything to the contrary contained in this Agreement, no Drawing shall be made if, after giving effect thereto (and to any concurrent repayment or prepayment of Drawings or other Canadian Revolving Credit Advances), (i) the Aggregate Canadian Revolving Credit Exposure would exceed the Total Canadian Revolving Credit Commitment then in effect or (ii) the Canadian Revolving Credit Exposure of any Canadian Revolving Lender would exceed such Canadian Revolving Lender’s Canadian Revolving Credit Commitment. Within the limits referred to above in this Section 2.01(b), during the Canadian Revolving Credit Commitment Period, the Canadian Borrower may use the Canadian Revolving Credit Commitment by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

(c) The U.S. Revolving Loans and Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the U.S. Borrowers and notified to the Administrative Agent in accordance with Sections 2.02 and 2.08; provided that no such Loan shall be made as or converted to a Eurodollar Loan (x) prior to the 14th day after the Initial Borrowing Date or (y) after the day that is one month prior to the Maturity Date applicable to such Loan. The Canadian Revolving Loans shall be maintained as Canadian Prime Rate Loans.

(d) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Advances as required.

Section 2.02. Procedure for Borrowing. (a) Subject to the limitations in Sections 2.01(a) and (b) and 2.02(g), the respective Borrower (or Borrowers) may borrow under the U.S. Revolving Credit Commitments, Canadian Revolving Credit Commitments, the Term B Commitments or Incremental Term Commitments, as applicable, by giving the Administrative Agent notice substantially in the form of Exhibit A-1, with such changes thereto as may agreed to by the Administrative Agent, (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing or (c) 11:00 a.m., New York City time, one Business Day prior to the requested Borrowing Date, in the case of a Borrowing of Canadian Revolving Loans. The Borrowing Request for each such Borrowing shall specify (i) whether the requested Borrowing is to be a Borrowing of Term B Loans, Incremental Term Loans, U.S. Revolving Loans or Canadian Revolving Loans, (ii) the amount to be borrowed in the applicable currency of such Borrowing, (iii) the requested Borrowing Date (which must be the Initial Borrowing Date, in the case of a Term B Borrowing), and must in all cases be a Business Day, (iv) in the case of a Borrowing of Term Loans or U.S. Revolving Loans, whether the Borrowing is to be of Eurodollar Loans or ABR Loans (subject to Section 2.01(c)), (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor (subject to Section 2.01(c)), and (vi) the location and number of the respective Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified for a Borrowing of Term Loans or U.S. Revolving Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the respective U.S. Borrower (or the U.S. Borrowers) shall be deemed to have selected an Interest Period of one month’s duration.

(b) Each Borrowing shall be (i) in a minimum aggregate principal amount of (i) $5,000,000 or CN$2,000,000, as applicable, (ii) in the case of a U.S. Revolving Credit Borrowing, if less, the aggregate amount of the then Available U.S. Revolving Credit Commitments or (iii) in the case of a Canadian Revolving Credit Borrowing, if less, the aggregate amount of the then Available Canadian Revolving Credit Commitments.

(c) Upon receipt of the Borrowing Request for Term B Loans, the Administrative Agent shall promptly notify each Term B Lender of the aggregate amount of the Term B Borrowing and of the amount of such Term B Lender’s pro rata portion thereof, which shall be based on their respective Term B Commitments. Each Term B Lender will make the amount of its pro rata portion of the Term B Borrowing available to the Administrative Agent for the account of IPG (US) at the New York office of the Administrative Agent specified in Section 10.01 prior to 10:00 a.m., New York City time, on the date specified in the relevant

Borrowing Request in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to IPG (US) by the Administrative Agent crediting the account of IPG (US) on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term B Lenders and in like funds as received by the Administrative Agent.

(d) Upon receipt of the Borrowing Request for Incremental Term Loans, the Administrative Agent shall promptly notify each Incremental Term Lender of the aggregate amount of the Incremental Term Borrowing and of the amount of such Incremental Term Lender’s pro rata portion thereof, which shall be based on their respective Incremental Term Commitments. Each Incremental Term Lender will make the amount of its pro rata portion of the Incremental Term Borrowing available to the Administrative Agent for the account of IPG (US) at the New York office of the Administrative Agent specified in Section 10.01 prior to 10:00 a.m., New York City time, on the date specified in the relevant Borrowing Request in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to IPG (US) by the Administrative Agent crediting the account of IPG (US) on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Incremental Term Lenders and in like funds as received by the Administrative Agent.

(e) Upon receipt of a Borrowing Request for Revolving Loans (other than a Borrowing Request in respect of a Borrowing of a Canadian Revolving Credit Advance), the Administrative Agent shall promptly notify each U.S. Revolving Lender of the aggregate amount of such U.S. Revolving Credit Borrowing and of the amount of such U.S. Revolving Lender’s pro rata portion thereof, which shall be based on the respective U.S. Revolving Credit Commitments of all the U.S. Revolving Lenders. Each U.S. Revolving Lender will make the amount of its pro rata portion of each such U.S. Revolving Credit Borrowing available to the Administrative Agent for the account of the U.S. Borrowers at the New York office of the Administrative Agent specified in Section 10.01 prior to 12:00 p.m., New York City time, on the Borrowing Date requested by the U.S. Borrowers in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the U.S. Borrowers by the Administrative Agent crediting the account of the U.S. Borrowers on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the U.S. Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any U.S. Revolving Loans to be made to the U.S. Borrowers, any Swingline Loans made to the U.S. Borrowers or LC Disbursements for the account of the U.S. Borrowers shall be then outstanding, the proceeds of such U.S. Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the U.S. Borrowers as provided above; and provided, further, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the respective Issuing Bank.

(f) After the Initial Borrowing Date, upon receipt of a Borrowing Request in respect of a Borrowing of Canadian Revolving Loans, the Administrative Agent shall promptly notify each Canadian Revolving Lender of the requested amount of such Borrowing of Canadian Revolving Loans and of the amount of such Canadian Revolving Lender’s Canadian

Revolving Credit Commitment Percentage thereof. Each Canadian Revolving Lender will make the amount of its Canadian Revolving Credit Commitment Percentage of each such Borrowing of Canadian Revolving Loans in Canadian Dollars available to the Administrative Agent for the account of the Canadian Borrower at the New York office of the Administrative Agent specified in Section 10.01 prior to 12:00 p.m., New York City time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the Canadian Borrower by the Administrative Agent crediting the account of the Canadian Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Canadian Revolving Lenders and in like funds as received by the Administrative Agent.

(g) The borrowing procedures set forth in this Section 2.02 shall not apply to a Swingline Borrowing or Canadian Revolving Credit Advances (other than Canadian Revolving Loans).

Section 2.03. Drawings of Bankers’ Acceptances and Notional Bankers’ Acceptances.

(a) Request for Drawing. Each Drawing shall be made on notice, given not later than 11:00 a.m. (New York City time) on a Business Day at least three Business Days prior to the date of the proposed Drawing, by the Canadian Borrower to the Administrative Agent, which shall give each Canadian Revolving Lender prompt notice thereof by telecopier. Each notice of a Drawing (each, a “Notice of Drawing”) shall be in writing (including by telecopier), in substantially the form of Exhibit A-2 hereto, with such changes thereto as may agreed to by the Administrative Agent, specifying therein the requested (i) date of such Drawing (which shall be a Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial BA Maturity Date for each Bankers’ Acceptance and BA Equivalent Advance comprising part of such Drawing; provided, however, that, if the Administrative Agent determines in good faith (which determination shall be conclusive and binding upon the Canadian Borrower) that the Drafts to be accepted and purchased as part of any Drawing cannot, due solely to the requested aggregate Face Amount thereof, be accepted and/or purchased ratably by the Canadian Revolving Lenders in accordance with Section 2.01(b), then the aggregate Face Amount of such Drawing (or the Face Amount of Bankers’ Acceptances and Notional Bankers’ Acceptances to be created and purchased by any Canadian Revolving Lender) shall be reduced to such lesser amount as the Administrative Agent determines will permit such Drafts comprising part of such Drawing to be so accepted and purchased and, unless the Canadian Borrower shall have given written notice to the contrary to the Administrative Agent, each Canadian Revolving Lender shall fund the difference between such Lender’s ratable portion of the original aggregate Face Amount of such Drawing and the Face Amount of the Bankers’ Acceptances to be created by such Lender after giving effect to such reduction in the form of a Canadian Revolving Loan, which shall be deemed for all purposes hereof to be a Canadian Revolving Loan made pursuant to Section 2.01(a). The Administrative Agent agrees that it will, as promptly as practicable, notify the Canadian Borrower of the unavailability of Bankers’ Acceptances and, if applicable, of the date and the amount of each Canadian Revolving Loan to be made or actually made in accordance with the immediately preceding sentence. Each Drawing shall be in a minimum amount of CN$1,000,000. Each

Canadian Revolving Lender that is a BA Lender shall, before 1:00 P.M. (Toronto time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Drawing, accept such Drafts and purchase the Bankers’ Acceptances created thereby for the Drawing Purchase Price and shall, before 1:00 P.M. (Toronto time) on such date, make available to the Administrative Agent, in same day funds, the Drawing Purchase Price payable by such Lender for such Drawing less the Stamping Fee payable to such Lender with respect thereto under Section 2.14(f). Each Non-BA Lender shall, in lieu of accepting its proportionate amount of Bankers’ Acceptances forming part of a Drawing, make a loan to the Canadian Borrower (a “BA Equivalent Advance”) in Canadian Dollars in an amount equal to the Face Amount of the Bankers’ Acceptances (which Bankers’ Acceptances are referred to herein collectively as the “Notional Bankers’ Acceptances”) that such Non-BA Lender would have been required to accept if it were a BA Lender. Each Non-BA Lender shall, before 1:00 p.m. (Toronto time) on the date of each Drawing, make available to the Administrative Agent, in same day funds, the Face Amount of the Notional Bankers’ Acceptance less the sum of (A) an amount on account of interest in respect of such BA Equivalent Advance equal to the amount (adjusted to the nearest whole cent or, if there is no nearest whole cent, the next higher whole cent) obtained by multiplying the aggregate Face Amount of the Notional Bankers’ Acceptance by the product of (1) the BA Rate in effect on such date (expressed as a decimal) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Notional Bankers’ Acceptance and the denominator of which is 365 days, and (B) the Stamping Fee payable to such Lender with respect thereto under Section 2.14(f). In this Agreement, for greater certainty for the purposes of calculating the outstanding amount of any BA Equivalent Advance, such outstanding amount will be equal to the Face Amount of the Notional Bankers’ Acceptance that corresponds to such BA Equivalent Advance. Upon the fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make the funds it has received from the Canadian Revolving Lenders available to the Canadian Borrower by crediting the Canadian Borrower’s account.

(b) Limitations on Drawings. Anything in Section 2.03(a) to the contrary notwithstanding, the Canadian Borrower may not request a Drawing if the obligation of the Canadian Revolving Lenders to purchase and accept Bankers’ Acceptances shall then be suspended pursuant to Section 2.03(d) or 2.16.

(c) Binding Effect of Notices of Drawing. Each Notice of Drawing shall be irrevocable and binding on the Canadian Borrower. In the case of any proposed Drawing, the Canadian Borrower shall indemnify each Canadian Revolving Lender (absent any gross negligence by the Canadian Revolving Lender) against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Drawing for such Drawing the applicable conditions set forth in Article IV, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Drawing Purchase Price (or in the case of Non-BA Lenders, the BA Equivalent Advance) to be paid by such Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date (but, in any event, excluding any loss of profit and the Stamping Fee applicable to such Drawing or Loan).

(d) Circumstances Making Bankers’ Acceptances Unavailable. (i) If, with respect to any proposed Drawing, the Administrative Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Drawing is delivered or is outstanding will result in no market for the Bankers’ Acceptances to be created in connection with such Drawing or an insufficient demand for such Bankers’ Acceptances to allow the Lenders creating such Bankers’ Acceptances to sell or trade the Bankers’ Acceptances to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to the Canadian Borrower and the Canadian Revolving Lenders thereof, (A) the Notice of Drawing with respect to such proposed Drawing shall be canceled and the Drawing requested therein shall not be made and (B) the right of the Canadian Borrower to request a Drawing shall be suspended until the Administrative Agent shall notify the Canadian Borrower that the circumstances causing such suspension no longer exist. In the case of any such cancellation of a Notice of Drawing, unless the Canadian Borrower shall give written notice to the contrary to the Administrative Agent, the cancellation of any such Notice of Drawing shall be deemed to be the giving by the Canadian Borrower of a Borrowing Request for Canadian Revolving Loans in an aggregate principal amount equal to the aggregate Face Amount of such proposed Drawing and the Canadian Revolving Lenders shall, subject to the terms and conditions hereof applicable to the making of Canadian Revolving Loans, make such Canadian Revolving Loans available to the Canadian Borrower, if practicable, on the same Business Day as the date of the requested Drawing, and otherwise on the next Business Day. The Administrative Agent agrees that it will, as promptly as practicable, notify the Canadian Borrower of the unavailability of Bankers’ Acceptances and, if applicable, of the date and the amount of each Canadian Revolving Loans to be made or actually made in accordance with the immediately preceding sentence.

(ii) Upon the occurrence and during the continuance of any Default, the obligation of the Canadian Revolving Lenders to create and purchase Bankers’ Acceptances shall be suspended.

(e) Assumptions of the Administrative Agent. Unless the Administrative Agent shall have received notice from a Canadian Revolving Lender prior to the date of any Drawing that such Canadian Revolving Lender will not make available to it such Canadian Revolving Lender’s ratable share of the proceeds of such Drawing, in accordance with Section 2.03(a), the Administrative Agent may assume that such Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.03(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Canadian Borrower on such date a corresponding amount. If and to the extent that any such Canadian Revolving Lender shall not have so made such ratable share available to the Administrative Agent, such Canadian Revolving Lender and the Canadian Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Canadian Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the applicable Canadian Borrower, a rate per annum equal to the BA Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Canadian Revolving Lender, the Canadian Interbank Rate. If such Canadian Revolving Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Canadian Revolving Lender’s ratable share of the proceeds of such

Drawing for all purposes under this Agreement. With respect to payments under this paragraph (e), a Canadian Revolving Lender shall be subject to the same obligations as the Canadian Borrower, under Section 2.19(a).

(f) Presigned Draft Forms. To enable the Canadian Revolving Lenders which are BA Lenders to create Bankers’ Acceptances in accordance with Section 2.01(b) and this Section 2.03, the Canadian Borrower shall supply each BA Lender, upon the Canadian Borrower’s execution of this Agreement and from time to time thereafter, with such number of Drafts provided to the Canadian Borrower by the Administrative Agent as the Administrative Agent may from time to time reasonably request, duly endorsed and executed on behalf of the Canadian Borrower by any one or more of its duly authorized officers. Each BA Lender shall exercise such care in the custody and safekeeping of any Drafts in its possession from time to time as it would exercise in the custody and safekeeping of similar property owned by it. The signatures of officers of the Canadian Borrower on Drafts may be mechanically reproduced in facsimile and Bankers’ Acceptances bearing such facsimile signatures shall be binding upon the Canadian Borrower as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date of such draft or at the date of its acceptance by a Lender hereunder or at any time thereafter, any Draft or Bankers’ Acceptance so signed shall be valid and binding upon, and enforceable against, the Canadian Borrower. The Canadian Borrower hereby appoints each Canadian Revolving Lender holding a Draft with respect to a Drawing made under this Agreement, as its attorney-in-fact to, from time to time, complete such Draft to adequately reflect such Drawing made by the Canadian Revolving Lender.

(g) Distribution of Bankers’ Acceptances. Bankers’ Acceptances purchased by a Canadian Revolving Lender in accordance with the terms of Section 2.01(b) and this Section 2.03 may, in such Lender’s sole discretion, be held by such Canadian Revolving Lender for its own account until the applicable BA Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.

(h) Failure to Fund in Respect of Drawings. The failure of any Canadian Revolving Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing or to make a BA Equivalent Advance shall not relieve any other Canadian Revolving Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing or to make a BA Equivalent Advance, but no Canadian Revolving Lender shall be responsible for the failure of any other Canadian Revolving Lender to fund the Drawing Purchase Price or make the BA Equivalent Advance to be funded or made, as the case may be by such other Canadian Revolving Lender on the date of any Drawing.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to the U.S. Borrowers (on a joint and several basis) from time to time during the U.S. Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04; provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $10,000,000 at any one time outstanding, (ii) the principal amount of any Borrowing of Swingline Loans may not exceed the aggregate amount of the

Available U.S. Revolving Credit Commitments of all U.S. Revolving Lenders immediately prior to such Borrowing or result in the Aggregate U.S. Revolving Credit Exposure then outstanding exceeding the Total U.S. Revolving Credit Commitment then in effect and (iii) in no event may Swingline Loans be borrowed hereunder if (x) a Default shall have occurred and be continuing and (y) such Default shall not have been subsequently cured or waived. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. The U.S. Borrowers shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such Borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of the U.S. Borrowers at the office of the Administrative Agent set forth in Section 10.01 in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the U.S. Borrowers by the Administrative Agent crediting the account of the U.S. Borrowers on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the respective Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000.

(b) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a Borrowing Request delivered by the respective U.S. Borrower pursuant to Section 2.02 requesting that U.S. Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice satisfactory to the Administrative Agent indicating the U.S. Borrowers’ intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a Borrowing Request from the U.S. Borrowers pursuant to Section 2.02 requesting that U.S. Revolving Loans constituting ABR Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 (including the requirement of the Administrative Agent to provide notice to the Lenders) shall be followed in making such ABR Loans; provided that (i) if the U.S. Revolving Credit Commitments of the U.S. Revolving Lenders have terminated, the pro rata portions of the U.S. Revolving Lenders shall be determined pursuant to Section 2.02(e) immediately before giving effect to such termination of the U.S. Revolving Credit Commitments and (ii) each Borrowing of U.S. Revolving Loans described in this Section 2.04(b) shall be made, notwithstanding the occurrence of any Default or non-compliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02 or any other reason whatsoever. The proceeds of such U.S. Revolving Loans shall be applied to repay such Swingline Loan.

(c) If, for any reason, U.S. Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such U.S. Revolving Loans would otherwise have been made, each U.S. Revolving Lender, upon notice from the Administrative Agent, severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swingline Loan (each, an “Unrefunded Swingline Loan”) in an amount equal to such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Percentage of the aggregate amount of the U.S. Revolving Loans which would otherwise have been made pursuant to paragraph (b) of this Section 2.04. Each U.S. Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the U.S. Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.15.

(d) Notwithstanding the foregoing, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Lender Default exists with respect to a U.S. Revolving Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the U.S. Borrowers to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ U.S. Revolving Commitment Percentage of the outstanding Swingline Loans and (ii) a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default had occurred and that such Lender will not acquire participations in Swingline Loans made while such Default is continuing.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the U.S. Borrowers may request the issuance of Letters of Credit for the joint and several account of the U.S. Borrowers, in a form reasonably acceptable to the Administrative Agent and each Issuing Bank, at any time and from time to time during the U.S. Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrowers to, or entered into by the U.S. Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the U.S. Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to the respective Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the U.S. Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the U.S. Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10,000,000 and (ii) the Aggregate U.S. Revolving Credit Exposure shall not exceed the Total U.S. Revolving Credit Commitment. The making of each request to issue a Letter of Credit shall be deemed to be a representation and warranty by the U.S. Borrowers that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Section 2.05. Unless the respective Issuing Bank has received notice from the Requisite Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 4.02 or 4.03, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate this Section 2.05, then such Issuing Bank may issue the requested Letter of Credit for the account of the U.S. Borrowers in accordance with such Issuing Bank’s usual and customary practices. With respect to any Letter of Credit which contains any “evergreen” automatic renewal provision, the respective Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.05 are met and no Default exists and is continuing. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, in no event shall any Issuing Bank be under any obligation to issue any Letter of Credit if at the time of such issuance a Lender Default exists with respect to any U.S. Revolving Lender, unless such Issuing Bank has entered into arrangements satisfactory to it and the U.S. Borrowers to eliminate such Issuing Bank’s risk with respect to the U.S. Revolving Lender which is the subject of the Lender Default, including by cash collateralizing such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Percentage of the LC Exposure.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of an Issuing Bank or the U.S. Revolving Lenders, such Issuing Bank hereby grants to each U.S. Revolving Lender, and each U.S. Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such U.S. Revolving Lender’s U.S. Revolving Credit

Commitment Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the U.S. Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrowers for any reason. Each U.S. Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the U.S. Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the U.S. Borrowers shall (and hereby jointly and severally agree to) reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, if such payment is made from the proceeds of U.S. Revolving Loans, or 2:00 p.m., New York City time, if such payment is made from cash or is made from the proceeds of a Swingline Loan, on the date that such LC Disbursement is made, if the U.S. Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the U.S. Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the U.S. Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the U.S. Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the U.S. Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or 2.04 that such payment be financed with an ABR Borrowing of U.S. Revolving Loans or a Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the U.S. Borrowers fail to make such payment when due, the Administrative Agent shall notify each U.S. Revolving Lender of the applicable LC Disbursement, the payment then due from the U.S. Borrowers in respect thereof and such U.S. Revolving Lender’s U.S. Revolving Credit Commitment Percentage thereof. Promptly following receipt of such notice, each U.S. Revolving Lender shall pay to the Administrative Agent its U.S. Revolving Credit Commitment Percentage of the payment then due from the U.S. Borrowers, with each such payment to be made in immediately available funds to the Administrative Agent at its New York office specified in Section 10.01, and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the U.S. Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the U.S. Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such U.S. Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a U.S. Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of U.S. Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrowers of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The U.S. Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, joint and several, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the U.S. Borrowers’ obligations hereunder. None of the Administrative Agent, the U.S. Revolving Lenders or an Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the U.S. Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrowers to the extent permitted by applicable law) suffered by any U.S. Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the U.S. Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrowers of their joint and several obligation to reimburse such Issuing Bank and the U.S. Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrowers shall reimburse such LC Disbursement in full on the date such

LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the U.S. Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to U.S. Revolving Loans maintained as ABR Loans; provided that if the U.S. Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of respective Issuing Bank, except that interest accrued on and after the date of payment by any U.S. Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such U.S. Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the U.S. Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrowers shall pay all unpaid fees accrued for the account of such replaced Issuing Bank pursuant to Section 2.14(d). From and after the effective date of any such replacement, (i) such successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that IPG (US) receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Advances has been accelerated, from the U.S. Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrowers shall deposit in a collateral account reasonably satisfactory to the Collateral Agent an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the U.S. Borrowers described in clause (a) of Section 7.01 or any Event of Default described in clause (i) of Section 7.01. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the U.S. Borrowers under this Agreement and the U.S. Borrowers hereby grant the Collateral Agent a security interest in respect of each such deposit and the collateral account in which such deposits are held. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the collateral account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the U.S. Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the collateral account. Moneys deposited in the collateral account pursuant to this Section 2.05(j) shall be applied by the Collateral Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of U.S. Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the U.S. Borrowers under this Agreement. If the U.S. Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrowers within three Business Days after all Defaults or Events of Default have been cured or waived.

(k) Certain Letters of Credit. Schedule 2.05(k) contains a description of letters of credit that were issued pursuant to the Existing Credit Agreement and which remain outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit identified on Schedule 2.05(k) as an “Existing Letter of Credit”, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date; provided that no letter of credit listed on Schedule 2.05(k) and identified as a “Non-Continuing Letter of Credit” (each such letter of credit, a “Non-Continuing Letter of Credit”) shall constitute a “Letter of Credit” for any purpose under this Agreement.

Section 2.06. Incremental Term Commitments. (a) So long as the Incremental Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, IPG (US) shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.06 and with the consent of the Administrative Agent, but without requiring the consent of any of the Lenders, to request at any time after the Initial Borrowing Date and prior to the date which is 12 months prior to the Revolving Credit Maturity Date, that one or more Lenders (and/or one or more other Persons which will become Lenders) provide Incremental Term Commitments to IPG (US) and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Commitment Agreement, make Incremental Term Loans pursuant thereto to IPG (US); it being understood and agreed, however, that (i) after the first occasion on which one or more Lenders have provided Incremental Term Commitments to IPG (US) as contemplated by this Section 2.06 and IPG (US) has incurred Incremental Term Loans pursuant thereto, no additional Incremental Term Commitments shall be provided pursuant to this Section 2.06, (ii) no Lender shall be obligated to provide an Incremental Term Commitment as a result of any such request by IPG (US), and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Commitment and executed and delivered to the Administrative Agent an Incremental Term Commitment Agreement as provided in clause (b) of this Section 2.06, such Lender shall not be obligated to fund any Incremental Term Loans, (iii) any Lender (including any Person who will become a Lender) may so provide an Incremental Term Commitment without the consent of any other Lender, (iv) the Incremental Term Commitments shall be made available to IPG (US) and shall be denominated in Dollars, (v) the Incremental Term Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Commitment (including Persons who will become Lenders) of at least (I) $25,000,000 and in integral multiples of $5,000,000 in excess thereof, in the case of Incremental Term Loans to be made pursuant to a new Class consisting of Incremental Term Loans and (II) $5,000,000 and in integral multiples of $1,000,000 in excess thereof, in the case of Incremental Term Loans to be made pursuant to (and to constitute a part of) the outstanding Class of Term B Loans as contemplated by the proviso in the first sentence of Section 2.06(c) below, (vi) the aggregate amount of all Incremental Term Commitments provided pursuant to this Section 2.06, when combined with the aggregate amount of all Incremental U.S. Revolving Credit Commitments provided pursuant to Section 2.07, shall not exceed $50,000,000, (vii) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable in respect of each Incremental Term Commitment shall be separately agreed to by IPG (US) and each Incremental Term Lender (and with all such fees to be disclosed by IPG (US) to the Administrative Agent), (viii) if incurred as a new Class of Incremental Term Loans, such Incremental Term Loans shall be subject to such terms and conditions as may be agreed to by IPG (US) and the Administrative Agent, provided that such Class of Incremental Term Loans shall be subject to the same terms and conditions as the Term B Loans, except that the Applicable Rate for such Class of Incremental Term Loans (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Class of Incremental Term Loans) determined as of the initial funding date for such Class of Incremental Term Loans may exceed the Applicable Rate then applicable to Term B Loans (determined on the same basis as provided in the preceding parenthetical) only if the Applicable Rate for Term B Loans is increased to the Applicable Increased Term B Loan Rate, (ix) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 5.13, (x) the Incremental Term Commitment Agreement shall designate whether the Incremental Term Commitments are being provided as a new Class or as part of the existing Class of Term B Loans, provided that such Incremental Term Commitments shall not be provided as part of the existing Class of Term B Loans unless the requirements of Section 2.06(c) are satisfied, (xi) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under each relevant Guarantee Agreement, on a pari passu basis with all other Obligations secured by each such Security Document and guaranteed under each such Guarantee Agreement, and (xii) each Lender (including any Person who will become a Lender) agreeing to provide an Incremental Term Commitment pursuant to an Incremental Term Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans as provided in Section 2.01 and such Loans shall thereafter be deemed to be Incremental Term Loans for all purposes of this Agreement and the other applicable Loan Documents.

(b) At the time of the provision of Incremental Term Commitments pursuant to this Section 2.06, IPG (US), the Administrative Agent and each such Lender or other Person which agrees to provide an Incremental Term Commitment (each, an “Incremental Term Lender”) shall execute and deliver to the Administrative Agent an Incremental Term

Commitment Agreement substantially in the form of Exhibit B, with such changes thereto as may agreed to by the Administrative Agent (appropriately completed), with the effectiveness of the Incremental Term Commitment provided therein to occur on the date set forth in such Incremental Term Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.06 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Incremental Term Commitment Agreement, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Term Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Lender, Notes will be issued at IPG (US)’s expense, to such Incremental Term Lender, to be in conformity with the requirements of Section 2.12(f) (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.06, the Incremental Term Commitments provided by an Incremental Term Lender or Incremental Term Lenders, as the case may be, pursuant to the Incremental Term Commitment Agreement shall constitute a new Class, which shall be separate and distinct from the existing Classes pursuant to this Agreement, provided that, with the consent of the Administrative Agent, the parties to an Incremental Term Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, the outstanding Class of Term B Loans, so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Commitment Agreement shall mature on the Term B Loan Maturity Date and shall have the same Applicable Rate as the Term B Loans;

(ii) the new Incremental Term Loans shall have the same Installment Payment Dates as then remain with respect to the Term B Loans (with the amount of each payment due on a given Installment Payment Date applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Term B Loans, thereby increasing the amount of each such then remaining payment proportionately); and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary contained in the definition of Interest Period, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term B Loans (if such Incremental Term Loans are being added to the existing Class of Term B Loans pursuant to this Section 2.06(c)) on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term B Loans.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period). In connection therewith, IPG (US) may agree, in the respective Incremental Term Commitment Agreement, to compensate the Lenders making the new Incremental Term Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by IPG (US) and the respective Lender or Lenders.

Section 2.07. Incremental U.S. Revolving Credit Commitments. (a) So long as the Incremental Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, the U.S. Borrowers shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.07 and with the consent of the Administrative Agent, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Initial Borrowing Date and prior to the date which is twelve months prior to the Revolving Credit Maturity Date, that one or more Lenders (and/or one or more other Persons which will become Lenders as provided below) provide Incremental U.S. Revolving Credit Commitments and, subject to the applicable terms and conditions contained in this Agreement, make U.S. Revolving Loans pursuant thereto to the U.S. Borrowers; it being understood and agreed, however, that (i) after the first occasion on which one or more Lenders have provided Incremental U.S. Revolving Credit Commitments to the U.S. Borrowers as contemplated by this Section 2.07, no additional Incremental U.S. Revolving Credit Commitments shall be provided pursuant to this Section 2.07, (ii) no Lender shall be obligated to provide an Incremental U.S. Revolving Credit Commitment as a result of any such request by the U.S. Borrowers, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental U.S. Revolving Credit Commitment and executed and delivered to the Administrative Agent an Incremental U.S. Revolving Credit Commitment Agreement in respect thereof as provided in clause (b) of this Section 2.07, such Lender shall not be obligated to fund any U.S. Revolving Loans in excess of its U.S. Revolving Credit Commitment as in effect prior to giving effect to such Incremental U.S. Revolving Credit Commitment provided pursuant to this Section 2.07, (iii) any Lender (including any Person who will become a Lender) may so provide an Incremental U.S. Revolving Credit Commitment without the consent of any other Lender, (iv) the provision of Incremental U.S. Revolving Credit Commitments pursuant to this Section 2.07 shall be in a minimum aggregate amount (for all Lenders (including any Person who will become a Lender)) of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof, (v) the aggregate amount of all Incremental U.S. Revolving Credit Commitments provided pursuant to this Section 2.07 shall not exceed $25,000,000 and, when combined with the aggregate amount of all Incremental Term Commitments provided pursuant to Section 2.06, shall not exceed $50,000,000, (vi) all U.S. Revolving Loans provided pursuant to an Incremental U.S. Revolving Credit Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under each relevant Guarantee Agreement, on a pari passu basis with all other Obligations secured by each such Security Document and guaranteed under each such Guarantee Agreement, (vii) all actions taken by the U.S. Borrowers pursuant to this

Section 2.07 shall be done in coordination with the Administrative Agent and (viii) U.S. Revolving Loans made pursuant to this Section 2.07 shall be the joint and several obligations of the U.S. Borrowers.

(b) At the time of the provision of Incremental U.S. Revolving Credit Commitments pursuant to this Section 2.07, the U.S. Borrowers, the Administrative Agent and each such Lender or other Person which agrees to provide an Incremental U.S. Revolving Credit Commitment (each, an “Incremental U.S. Revolving Lender”) shall execute and deliver to the Administrative Agent an Incremental U.S. Revolving Credit Commitment Agreement substantially in the form of Exhibit C, with such changes thereto as may agreed to by the Administrative Agent (appropriately completed), with the effectiveness of such Incremental U.S. Revolving Lender’s Incremental U.S. Revolving Credit Commitment to occur on the date set forth in such Incremental U.S. Revolving Credit Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.07 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental U.S. Revolving Credit Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental U.S. Revolving Credit Commitment Agreement, and at such time, (i) the Total U.S. Revolving Credit Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental U.S. Revolving Credit Commitments, (ii) Schedule 2.01 shall be deemed modified to reflect the revised U.S. Revolving Credit Commitments of the affected Lenders and (iii) to the extent requested by any Incremental U.S. Revolving Lender, Notes will be issued at the U.S. Borrowers’ expense, to such Incremental U.S. Revolving Lender, to be in conformity with the requirements of Section 2.12(f) (with appropriate modification) to the extent needed to reflect the new U.S. Revolving Credit Commitment of such Incremental U.S. Revolving Lender.

(c) At the time of any provision of Incremental U.S. Revolving Credit Commitments pursuant to this Section 2.07, the U.S. Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding U.S. Revolving Loans of certain of the U.S. Revolving Lenders, and incur additional U.S. Revolving Loans from certain other U.S. Revolving Lenders (including the Incremental U.S. Revolving Lenders) and/or (y) take such other actions as may be required by the Administrative Agent, in each case to the extent necessary so that all of the U.S. Revolving Lenders participate in each outstanding Borrowing of U.S. Revolving Loans pro rata on the basis of their respective U.S. Revolving Credit Commitments (after giving effect to any increase in the Total U.S Revolving Credit Commitment pursuant to this Section 2.07) and with the U.S. Borrowers being jointly and severally obligated to pay to the respective U.S. Revolving Lenders any costs of the type referred to in Section 2.20 in connection with any such repayment. To the extent the provisions of this clause (c) require that Lenders make new U.S. Revolving Loans which are added to (and deemed to form a part of) the then outstanding Borrowings of U.S. Revolving Loans maintained as Eurodollar Loans, it is acknowledged that the effect thereof may result in such new U.S. Revolving Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period). In connection therewith, the respective U.S. Borrower or U.S. Borrowers may agree, in the respective Incremental U.S. Revolving Credit Commitment Agreement, to compensate the Lenders making the new U.S. Revolving Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by such U.S. Borrower or U.S. Borrowers and the respective Lender or Lenders.

Section 2.08. Conversion and Continuation Options for Certain Loans. (a) The U.S. Borrowers may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, the U.S. Borrowers shall pay any amounts due to the Lenders pursuant to Section 2.20 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no ABR Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, (ii) no such Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Maturity Date for such Loan, and (iii) no such Loan may be converted into a Eurodollar Loan prior to the 14th day after the Initial Borrowing Date.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the U.S. Borrowers giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing, and (ii) after the date that is one month prior to the relevant Maturity Date for such Loan; and provided further, that if the U.S. Borrowers shall fail to give any required notice as described above in this Section 2.08 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall promptly thereafter notify the U.S. Borrowers of such conversion, although any failure or delay in giving any such notice shall have no effect on such conversion).

(c) In connection with any Eurodollar Loans, there shall be no more than twelve (12) Interest Periods outstanding at any time.

(d) This Section shall not apply to Swingline Loans or Canadian Revolving Credit Advances.

Section 2.09. Renewal and Conversion of Bankers’ Acceptances.

(a) Optional Renewal. The Canadian Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on a Business Day at least three Business Days prior to the date of the proposed renewal and subject to the provisions of Section 2.16, renew all or any portion of the Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing; provided, however, that:

(i) any renewal of Bankers’ Acceptances or BA Equivalent Advances shall be made only on the then existing BA Maturity Date for such Bankers’ Acceptances or BA Equivalent Advances;

(ii) each renewal of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing shall be made ratably among the Lenders holding such Bankers’ Acceptances and having made BA Equivalent Advances in accordance with the respective amount of such Bankers’ Acceptances so held and BA Equivalent Advances so made; and

(iii) upon the occurrence and during the continuance of any Default no renewal of any Bankers’ Acceptance or BA Equivalent Advances may be made.

Each such notice of renewal shall, within the restrictions set forth above, specify (A) the date of such renewal (which shall be the then existing BA Maturity Date of such Bankers’ Acceptances and BA Equivalent Advances and shall be a Business Day), (B) the Bankers’ Acceptances to be renewed, (C) if less than all of the Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing are to be renewed, the aggregate Face Amount for such renewal and (D) the term to maturity of the renewed Bankers’ Acceptances and BA Equivalent Advances (which shall comply with the definition of “BA Maturity Date” in Section 1.01); provided, however, that, if the Administrative Agent determines in good faith (which determination shall be conclusive and binding upon the Canadian Borrower) that the Bankers’ Acceptances and BA Equivalent Advances cannot, due solely to the requested aggregate Face Amount thereof, be renewed ratably by the Canadian Revolving Lenders, the aggregate Face Amount of such renewal (or the Face Amount of Bankers’ Acceptances or Notional Bankers’ Acceptances to be created by any Canadian Revolving Lender) shall be reduced to such lesser amount as the Administrative Agent determines will permit such renewal to be so made and each Canadian Revolving Lender shall fund the difference between such Canadian Revolving Lender’s ratable portion of the original aggregate Face Amount of such renewal and the Face Amount of the Bankers’ Acceptances or Notional Bankers’ Acceptances to be created by such Canadian Revolving Lender after giving effect to such reduction in the form of a Canadian Revolving Loan, which shall be deemed for all purposes hereof to be a Canadian Revolving Loan made pursuant to Section 2.01(a). Each notice of renewal under this Section 2.09 shall be irrevocable and binding on the Canadian Borrower. Upon any renewal of Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing in accordance with this Section 2.09(a), the Canadian Revolving Lenders that hold the Bankers’ Acceptances and that made BA Equivalent Advances to be renewed shall exchange such maturing Bankers’ Acceptances for new Bankers’ Acceptances and shall make a new BA Equivalent Advances, containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewed Bankers’ Acceptance and the proceeds of the new BA Equivalent Advance shall be applied, together with other funds, if necessary, available to the

Canadian Borrower, to reimburse the Bankers’ Acceptances and BA Equivalent Advances otherwise maturing on such date. The Canadian Borrower hereby irrevocably authorizes and directs each Canadian Revolving Lender to apply the proceeds of each renewed Bankers’ Acceptance or BA Equivalent Advance owing to it to the reimbursement, in accordance with this Section 2.09(a), of the Bankers’ Acceptances or BA Equivalent Advances owing to such Canadian Revolving Lender and maturing on such date.

(b) Optional Conversion. The Canadian Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on a Business Day at least three Business Days prior to the date of the proposed conversion and subject to the provisions of Sections 2.01 and 2.02, convert all or any portion of the Bankers’ Acceptances or BA Equivalent Advances comprising part of the same Drawing to a Borrowing of Canadian Revolving Loans; provided, however, that:

(i) any conversion of Bankers’ Acceptances and BA Equivalent Advances shall be made only on the then existing BA Maturity Date for such Bankers’ Acceptances and BA Equivalent Advances;

(ii) each conversion of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing shall be made ratably among the Canadian Revolving Lenders that hold such Bankers’ Acceptances and that made such BA Equivalent Advances in accordance with the respective amounts of such Bankers’ Acceptances and BA Equivalent Advances so held and made; and

(iii) no conversion may be made if the Canadian Revolving Loan to be made by any Canadian Revolving Lender in connection with such conversion would not be permitted to be made pursuant to the requirements of Section 2.01(a) at the time of such conversion.

Each such notice of conversion shall, within the restrictions set forth above, specify (A) the date of such conversion (which shall be the then existing BA Maturity Date of such Bankers’ Acceptances and BA Equivalent Advances and shall be a Business Day), (B) the Bankers’ Acceptances and BA Equivalent Advances to be converted and (C) if less than all of the Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing are to be converted, the aggregate Face Amount of such conversion. Each notice of conversion under this Section 2.09(b) shall be irrevocable and binding on the Canadian Borrower. Upon any conversion of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing in accordance with this Section 2.09(b), the obligation of the Canadian Borrower to reimburse the Canadian Revolving Lenders under Section 2.12 in respect of the Bankers’ Acceptances and BA Equivalent Advances otherwise maturing on such date shall, to the extent of such conversion, be converted to an obligation to reimburse the Canadian Revolving Lenders making the Canadian Revolving Loans made in respect of such maturing Bankers’ Acceptances and BA Equivalent Advances on such date ratably in accordance with the amount of the Canadian Revolving Loans held by such Canadian Revolving Lender at the time of reimbursement. The Canadian Borrower hereby irrevocably authorizes and directs each Canadian Revolving Lender to apply the net proceeds of each Canadian Revolving Loan made by such Lender pursuant to this Section 2.09(b) to the reimbursement of the Bankers’ Acceptances or Notional Bankers’ Acceptances owing to such Canadian Revolving Lender and maturing on such date.

(c) Mandatory Conversion. Upon the occurrence and during the continuance of any Default, or if the Canadian Borrower shall fail (i) to deliver a properly completed notice of renewal under Section 2.09(a) or a properly completed notice of conversion under Section 2.09(b) indicating its intention to renew or to convert any maturing Bankers’ Acceptances and BA Equivalent Advances or (ii) to reimburse the Canadian Revolving Lenders for any Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing pursuant to Section 2.12, the Administrative Agent will forthwith so notify the Canadian Borrower and the Canadian Revolving Lenders, whereupon each such Bankers’ Acceptance and BA Equivalent Advances will automatically, on the then existing BA Maturity Date of such Bankers’ Acceptance or BA Equivalent Advances, convert into a Canadian Revolving Loan.

Section 2.10. Optional and Mandatory Prepayments of Loans; Scheduled Repayments of Term Loans. (a) Optional Prepayments. Each Borrower may at any time and from time to time prepay the Advances (other than outstanding Bankers’ Acceptances and BA Equivalent Advances) made to it (subject, in the case of Eurodollar Loans, to compliance with the terms of Section 2.20), in whole or in part, subject to Sections 2.10(e) and (f), upon irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, two Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii) the Class or Classes of Advances to be prepaid (which, in the case of any prepayment of Term Loans, must satisfy the requirements of the second sentence of Section 2.10(e)) and, in the case of a Term Loan or a U.S. Revolving Loan, whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each)). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of the prepayment of Term Loans only, accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $5,000,000 or CN$2,000,000, as applicable (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 (or, if less, the remaining outstanding principal amount thereof).

(b) Mandatory Prepayment of Revolving Credit Advances. In the event and on such occasion that the Aggregate U.S. Revolving Credit Exposure exceeds the Total U.S. Revolving Credit Commitment, the U.S. Borrowers shall prepay U.S. Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess. In the event and on such occasion that the Aggregate Canadian Revolving Credit Exposure exceeds 105% (or, if a Default then exists, 100%) of the Total Canadian Revolving Credit Commitment, the Canadian Borrower shall prepay the principal amount of outstanding Canadian Revolving Loans in the aggregate amount equal to such excess or, if the Canadian Borrower does not have Canadian Revolving Loans outstanding in an amount equal to or greater than such excess, prepay the principal amount of all outstanding Canadian Revolving Loans and deposit an additional amount which, when added to the principal amount of all such Canadian Revolving Loans prepaid, is equal to such excess, in an interest bearing account with the Administrative Agent and irrevocably authorize and direct the Administrative Agent to apply such amount to repay then outstanding Drawings in direct order of maturity as the respective BA Maturity Dates occur.

(c) Mandatory Recapture Events. (i) If, subsequent to the Effective Date, the Canadian Parent or any of its Subsidiaries shall issue any Equity Interests (it being understood that the issuance of debt securities convertible into, or exchangeable or exercisable for, any Equity Interest shall be governed by Section 2.10(c)(ii) below) (other than any Excluded Equity Issuance) (each, an “Equity Issuance”), 50% (or, in the case of issuances of Equity Interests by any Subsidiary of the Canadian Parent, 100%) of the Net Proceeds thereof shall be applied immediately after receipt thereof as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans in accordance with Section 2.10(e) below.

(ii) If, subsequent to the Effective Date, the Canadian Parent or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest but excluding Indebtedness permitted by Section 6.01 as in effect on the Effective Date) (each, a “Debt Incurrence”), 75% of the Net Proceeds thereof shall be applied immediately after receipt thereof as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans in accordance with Section 2.10(e) below.

(iii) If, subsequent to the Effective Date, the Canadian Parent or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied immediately after receipt thereof as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans in accordance with Section 2.10(e) below; provided that (x) with respect to Net Proceeds received by the Canadian Parent or any of its Subsidiaries from Asset Sales permitted by Section 6.05 in any Fiscal Year not to exceed (in the aggregate) $15,000,000, such Net Proceeds shall not be required to be applied as provided herein if and to the extent that (1) no Default then exists or would arise therefrom and (2) the Canadian Parent delivers an officers’ certificate to the Administrative Agent on or prior to the date of such Asset Sale stating that such Net Proceeds shall be reinvested in assets of the Canadian Parent or its Subsidiaries otherwise permitted to be acquired pursuant to this Agreement in each case within 180 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 180-day period, such remaining portion shall be applied on the last day of such period as specified in this subsection (c)(iii); provided further, if the Property subject to such Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Creditors in accordance with Section 5.10. Notwithstanding the foregoing provisions of this Section 2.10(c)(iii), in no event shall the Canadian Parent or any of its

Subsidiaries use any proceeds from any Asset Sale to make any mandatory repayment or repurchase of Subordinated Notes or Permitted Subordinated Indebtedness and, in each case, before any such obligation to use such proceeds to make such repayment or repurchase shall arise, the Canadian Parent or the respective Subsidiary shall reinvest the respective amounts as, and to the extent, permitted above in this Section 2.10(c)(iii) or such proceeds shall be applied as a mandatory prepayment and/or commitment reduction in accordance with the requirements of Section 2.10(e) below.

(iv) If, subsequent to the Effective Date, the Canadian Parent or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, 100% of the Net Proceeds thereof shall be applied immediately after receipt as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans in accordance with Section 2.10(e) below; provided that (x) so long as no Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that the Canadian Parent has delivered an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of the Canadian Parent or its Subsidiaries, in each case within 350 days following the date of the receipt of such Net Proceeds, (y) all such Net Proceeds shall be held in the Cash Collateral Account and released therefrom only in accordance with the terms of the relevant Security Agreement, and (z) if all or any portion of such Net Proceeds not required to be applied as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans pursuant to the preceding proviso is not so used within 350 days after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the last day of such period as specified in this subsection (c)(iv); provided further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution Property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Creditors in accordance with Section 5.10. Notwithstanding the foregoing provisions of this Section 2.10(c)(iv), in no event shall the Canadian Parent or any of its Subsidiaries use any insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking to make any mandatory repayment or repurchase of Subordinated Notes or Permitted Subordinated Indebtedness and, in each case, before any such obligation to use such recoveries, proceeds or awards to make such repayment or repurchase shall arise, the Canadian Parent or the respective Subsidiary shall reinvest the respective amounts as, and to the extent, permitted above in this Section 2.10(c)(iv) or such proceeds shall be applied as a mandatory prepayment and/or commitment reduction in accordance with the requirements of Section 2.10(e) below.

(v) On each Excess Cash Flow Payment Date, an amount equal to the Applicable Excess Cash Flow Prepayment Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory commitment reduction to the Term B Commitments or a mandatory prepayment of the Term Loans in accordance with Section 2.10(e) below.

(d) Scheduled Amortization. (i) The Term B Loans shall be repaid in consecutive quarterly installments on the dates set forth below (each such day, an “Term B Installment Payment Date”), commencing on December 31, 2004, in an aggregate amount equal to the amount specified below for each such Term B Installment Payment Date, as such amounts may be (x) increased as contemplated by clause (ii) of the proviso to the first sentence of Section 2.06(c) and/or (y) reduced as contemplated by Section 2.10(e):

Term B Installment Payment Date	Installment Amount
December 31, 2004	$500,000
March 31, 2005	$500,000
June 30, 2005	$500,000
September 30, 2005	$500,000
December 31, 2005	$500,000
March 31, 2006	$500,000
June 30, 2006	$500,000
September 30, 2006	$500,000
December 31, 2006	$500,000
March 31, 2007	$500,000
June 30, 2007	$500,000
September 30, 2007	$500,000
December 31, 2007	$500,000
March 31, 2008	$500,000
June 30, 2008	$500,000
September 30, 2008	$500,000
December 31, 2008	$500,000
March 31, 2009	$500,000
June 30, 2009	$500,000
September 30, 2009	$500,000
December 31, 2009	$500,000
March 31, 2010	$500,000
June 30, 2010	$500,000
September 30, 2010	$47,125,000
December 31, 2010	$47,125,000
March 31, 2011	$47,125,000

Term B Loan Maturity Date	$47,125,000

(ii) The Incremental Term Loans shall be repaid in consecutive quarterly installments on the dates and in the principal amounts set forth in the Incremental Term Commitment Agreement (and, in the case of any Incremental Term Loans made as Term B Loans, same shall be paid in accordance with the then remaining schedule shown in preceding clause (i), adjusted as provided in clause (ii) of the proviso to the first sentence of Section 2.06(c) and the respective Incremental Term Commitment Agreement).

(e) Application. Amounts required to be applied as a mandatory repayment or commitment reduction pursuant to Section 2.10(c) shall be applied to permanently repay principal of outstanding Term Loans (or, if prior to the Initial Borrowing Date, to permanently reduce the Term B Commitments of the Term B Lenders). Amounts to be applied as a voluntary prepayment of Term Loans pursuant to Section 2.10(a) or as a mandatory repayment of outstanding Term Loans pursuant to Section 2.10(c) shall be allocated among each of the Classes of Term Loans on a pro rata basis, with each Class of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment and with the amount allocated to each such Class of Term Loans to be applied on a pro rata basis to reduce the then remaining scheduled payments of such of Class of Term Loans due on the then remaining Installment Payment Dates (based upon the then remaining principal amounts of such scheduled payments of such Class of Term Loans after giving effect to all prior reductions thereto). Except as otherwise may be directed by IPG (US), any prepayment of Dollar denominated Loans of a given Class pursuant to this Section 2.10 shall be applied, first, to any ABR Loans of such Class then outstanding and second, the balance of such prepayment, if any, to the Eurodollar Loans of such Class then outstanding.

(f) Escrow Procedures. If on any day on which Loans (other than Canadian Revolving Loans) would otherwise be required to be prepaid pursuant to this Section 2.10, but for the operation of this Section 2.10(f) (each, a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans which are of the Type required to be prepaid and no Default exists or is continuing, then on such Prepayment Date, the U.S. Borrowers may elect, by providing written notice of such election to the Administrative Agent, not to prepay the full amount of such Loans otherwise required pursuant to this Section 2.10, but in lieu thereof, to deposit Dollars into the Cash Collateral Account in an amount equal to such excess, in which case (i) only the outstanding ABR Loans which are of the Class required to be prepaid shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period after such Prepayment Date in effect with respect to a Eurodollar Loan which is of the Class required to be prepaid, the Administrative Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account (and liquidate investments held in the Cash Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Cash Collateral Account. For avoidance of doubt, all such Eurodollar Loans shall continue to bear interest until repaid.

Section 2.11. Termination, Reduction or Adjustment of Commitments. (a) Unless previously terminated, (i) the Term B Commitments shall terminate at 5:00 p.m., New York City time, on the earlier to occur of the Initial Borrowing Date (after giving effect to any making of Term B Loans on such date) and August 28, 2004, (ii) the Revolving Credit Commitments shall terminate on the earliest to occur of (x) August 28, 2004, if the Initial Borrowing Date has not occurred on or prior to such date, (y) the Revolving Credit Maturity Date and (z) unless the Requisite Lenders shall otherwise consent in writing in their sole discretion, the first date upon which a Change in Control occurs and (iii) the Incremental Term Commitments shall terminate on the Incremental Term Commitment Date (after giving effect to the making of Incremental Term Loans on such date).

(b) After the Initial Borrowing Date, the relevant Borrowers shall have the right, upon one Business Day’s notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the U.S. Revolving Credit Commitments or the Canadian Revolving Credit Commitments; provided that (x) no such termination or reduction of U.S.

Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Aggregate U.S. Revolving Credit Exposure then outstanding would exceed the Total U.S. Revolving Credit Commitment then in effect and (y) no such termination or reduction of Canadian Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Aggregate Canadian Revolving Credit Exposure then outstanding would exceed the Total Canadian Revolving Credit Commitment then in effect. Any such reduction shall reduce permanently the U.S. Revolving Credit Commitments or Canadian Revolving Credit Commitments, as the case may be, then in effect and shall be in an amount equal to (x) in the case of a reduction to the U.S. Revolving Credit Commitments, U.S.$1,000,000 and (y) in the case of a reduction to the Canadian Revolving Credit Commitments, U.S.$500,000. No optional reduction of the Term B Commitments shall be permitted hereunder.

(c) If any reduction of Term B Commitments or prepayment of Term Loans would otherwise be required pursuant to Section 2.10 but cannot be made because there are no Term B Commitments or Term Loans outstanding, or because the amount of the required prepayment exceeds the then outstanding Term B Commitments or principal amount of Term Loans, as the case may be, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced by an aggregate amount equal to the amount of the required commitment reduction or prepayment, or the excess of such amount over the outstanding Term B Commitments or aggregate principal amount of Term Loans, as the case may be. Each reduction to the Revolving Credit Commitments pursuant to this Section 2.11(c) shall be applied (subject to Section 2.15(a)) (i) first, to permanently reduce the U.S. Revolving Credit Commitments and (ii) after the U.S. Revolving Credit Commitments have been terminated, to permanently reduce the Canadian Revolving Credit Commitments.

(d) IPG (US) agrees to pay to the Administrative Agent for the account of the applicable Term B Lenders, on each date of termination or reduction of the Term B Commitments, the Term B Commitment Fee on the amount of the Term B Commitments so terminated or reduced accrued to the date of such termination or reduction. IPG (US) agrees to pay to the Administrative Agent for the account of the applicable U.S. Revolving Lenders, on each date of termination or reduction of the U.S. Revolving Credit Commitments, the U.S. RC Commitment Fee on the amount of the U.S. Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction. The Canadian Borrower agrees to pay to the Administrative Agent for the account of the applicable Canadian Revolving Lenders, on each date of termination or reduction of the Canadian Revolving Credit Commitments, the Canadian RC Commitment Fee on the amount of the Canadian Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.

(e) Each reduction in the U.S. Revolving Credit Commitments shall reduce the Swingline Commitment of the Swingline Lender by an equal percentage.

Section 2.12. Repayment of Loans; Evidence of Debt. (a) IPG (US) hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Term B Borrowings, on the Term B Loan Maturity Date (or such earlier date as, and to the extent that, such Term B Loan becomes due and payable pursuant to

Section 2.10 or Article VII), the unpaid principal amount of each Term B Loan held by each such Term B Lender and (ii) in respect of Incremental Term Borrowings, on the Incremental Term Loan Maturity Date (or such earlier date as, and to the extent that, such Incremental Term Loan becomes due and payable pursuant to Section 2.10 or Article VII), the unpaid principal amount of each Incremental Term Loan held by each such Incremental Term Lender. The U.S. Borrowers hereby unconditionally, and jointly and severally, promise to pay to the Administrative Agent for the account of the relevant Lenders in respect of U.S. Revolving Credit Borrowings and Swingline Loans, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such U.S. Revolving Credit Borrowing or Swingline Loan becomes due and payable pursuant to Section 2.04, 2.10, 2.11 or Article VII), the unpaid principal amount of each U.S. Revolving Loan and each Swingline Loan made by each such Lender, in U.S. Dollars. IPG (US) hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.15) on the unpaid principal amount of the Term Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13. The U.S. Borrowers hereby further jointly and severally agree to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.15) on the unpaid principal amount of the U.S. Revolving Loans and Swingline Loans made to them from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13. All payments required hereunder shall be made in U.S. Dollars.

(b) The Canadian Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Canadian Revolving Lenders, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, the Canadian Revolving Credit Advance becomes due and payable pursuant to Section 2.10, 2.11 or Article VII), the unpaid principal amount or Face Amount, as applicable, of each Canadian Revolving Credit Advance made to it by each such Lender, in Canadian Dollars. The Canadian Borrower hereby further agrees to pay interest for the account of the Canadian Revolving Lenders in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.15) on the unpaid principal amount of the Canadian Revolving Credit Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13. All payments required hereunder shall be made in Canadian Dollars.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Advance made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 10.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Advance, the Class and Type of each such Loan and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower (or the respective Borrowers) to each Lender hereunder in respect of each such Advance and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower (or the respective Borrowers) in respect of each such Advance and each Lender’s share thereof.

(e) The entries made in the Register and accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.12 and the Notes maintained pursuant to paragraph (f) of this Section 2.12 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the respective Borrower or Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the respective Borrower or Borrowers to repay (with applicable interest) the Advances made by such Lender in accordance with the terms of this Agreement.

(f) The Loans of each Class made by each Lender to each Borrower (or the respective Borrowers) shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of such Borrower (or the respective Borrowers), in substantially the form attached hereto as Exhibit D-1, D-2, D-3, D-4 or D-5, as applicable, with such changes thereto as may agreed to by the Administrative Agent and with the blanks appropriately filled, payable to the order of such Lender.

Section 2.13. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (A) the Adjusted LIBO Rate determined for such Interest Period, plus (B) the relevant Applicable Rate.

(b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days, as the case may be, or over a year of 365/366 days when the Alternate Base Rate is determined by reference to clause (a) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the relevant Applicable Rate.

(c) Each Canadian Revolving Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) plus the relevant Applicable Rate.

(d) Upon the occurrence and during the continuation of an Event of Default, all principal and, to the extent permitted by law, overdue interest in respect of each Advance shall, in each case, bear interest at a rate per annum (the “Default Rate”) equal to the rate which is 2% in excess of the rate then borne by the Borrowings to which such principal and overdue interest relates, and all other overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to U.S. Revolving Loans maintained as ABR Loans (or, if the respective overdue amount is owing in Canadian Dollars, the rate which is 2% in excess of the rate applicable to Canadian Revolving Loans) from time to time.

(e) Interest shall be payable (x) with respect to ABR Loans and Canadian Revolving Loans, quarterly in arrears on the last day of each March, June, September and December, (y) with respect to Eurodollar Loans, in arrears on each Interest Payment Date, and (z) with respect to each Loan, on the applicable Maturity Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. Interest on each Loan shall be paid in the same currency as the currency in which the Loan is made.

(f) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(g) In respect of Canadian Revolving Credit Advances, all computations of interest and fees shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest or fee is payable and a year of 365 or 366 days as the case may be. For purposes of the Interest Act (Canada), whenever any interest or fee in respect of a Canadian Revolving Credit Advance is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated.

Section 2.14. Fees. (a) The U.S. Borrowers jointly and severally agree to pay a commitment fee (a “U.S. RC Commitment Fee”) to each U.S. Revolving Lender, for which payment will be made in arrears through the Administrative Agent on the last day of each March, June, September and December ended after the Effective Date, and on the U.S. RC Commitment Fee Termination Date. The U.S. RC Commitment Fee due to each U.S. Revolving Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the “U.S. RC Commitment Fee Termination Date”) that is the later of (i) the date on which the U.S. Revolving Credit Commitment of such U.S. Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the U.S. Revolving Credit Commitment Period. The U.S. RC Commitment Fee accrued to each U.S. Revolving Lender shall equal 0.50% per annum multiplied by such U.S. Revolving Lender’s U.S. RC Commitment Fee Average Daily Amount for the applicable quarter (or shorter period commencing on the Effective Date or ending with such U.S. Revolving Lender’s U.S. RC Commitment Fee Termination Date, as applicable). All U.S. RC Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Canadian Borrower agrees to pay a commitment fee (a “Canadian RC Commitment Fee”) to each Canadian Revolving Lender, for which payment will be made in arrears through the Administrative Agent on the last day of each March, June, September and December ended after the Effective Date, and on the Canadian RC Commitment Fee Termination Date. The Canadian RC Commitment Fee due to each Canadian Revolving Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the “Canadian RC Commitment Fee Termination Date”) that is the later of (i) the date on which the Canadian Revolving Credit Commitment of such Canadian Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Canadian Revolving Credit Commitment Period. The Canadian RC Commitment Fee accrued to each Canadian Revolving Lender shall equal 0.50% per annum multiplied by such Canadian Revolving Lender’s Canadian RC Commitment Fee Average Daily Amount for the applicable quarter (or shorter period commencing on the Effective Date or ending with such Canadian Revolving Lender’s Canadian RC Commitment Fee Termination Date, as applicable). All Canadian RC Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) IPG (US) agrees to pay a commitment fee (a “Term B Commitment Fee”) to each Term B Lender, for which payment will be made in arrears through the Administrative Agent on the last day of each March, June, September and December ended after the Effective Date, and on the Term B Commitment Fee Termination Date. The Term B Commitment Fee due to each Term B Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the “Term B Commitment Fee Termination Date”) that is the later of (i) the date on which the Term B Commitment of such Term B Lender shall be terminated as provided herein and (ii) the first date after the end of the Term B Commitment Period. The Term B Commitment Fee accrued to each Term B Lender shall equal 1.125% per annum multiplied by such Term B Lender’s Term B Commitment Fee Average Daily Amount for the applicable quarter (or shorter period commencing on the Effective Date or ending with such Term B Lender’s Term B Commitment Fee Termination Date, as applicable). All Term B Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The U.S. Borrowers jointly and severally agree to pay (i) to the Administrative Agent for the account of each U.S. Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate for Eurodollar Revolving Loans on the average daily amount of such U.S. Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Borrowing Date to but excluding the later of the date on which such U.S. Revolving Lender’s U.S. Revolving Credit Commitment terminates and the date on which such U.S. Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Borrowing Date to but excluding the later of the date of termination of the U.S. Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, “LC Fees”) accrued through and including the last day of March, June, September and December of each calendar year during the U.S. Revolving Credit

Commitment Period shall be payable on such last day, commencing on the first such date to occur after the Initial Borrowing Date; provided that all such fees shall be payable on the date on which the U.S. Revolving Credit Commitments terminate and any such fees accruing after the date on which the U.S. Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to such Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All LC Fees described in clause (i) of the first sentence of this Section 2.14(d) shall be increased by an additional 2% per annum upon the occurrence and during the continuance of an Event of Default.

(e) IPG (US) agrees to pay to the Administrative Agent the annual administrative fee set forth in the Fee Letter (the “Agent Fees”).

(f) The Canadian Borrower shall, on the date of each Drawing and on the date of each renewal of any outstanding Bankers’ Acceptances or BA Equivalent Advances, pay to the Administrative Agent, in Canadian Dollars, for the ratable account of the Canadian Revolving Lenders accepting Drafts and purchasing Bankers’ Acceptances or making BA Equivalent Advances, the Stamping Fee with respect to such Bankers’ Acceptances or corresponding BA Equivalent Advances. The Canadian Borrower irrevocably authorizes each such Canadian Revolving Lender to deduct the Stamping Fee payable with respect to each Bankers’ Acceptance or Notional Bankers’ Acceptances of such Canadian Revolving Lender from the Drawing Purchase Price payable by such Canadian Revolving Lender in respect of such Bankers’ Acceptance or Notional Bankers’ Acceptances in accordance with Section 2.03 and to apply such amount so withheld to the payment of such Stamping Fee for the account of the Canadian Borrower and, to the extent such Stamping Fee is so withheld and legally permitted to be so applied, the Canadian Borrower’s obligations under the preceding sentence in respect of such Stamping Fee shall be satisfied.

(g) IPG (US) shall pay to the Administrative Agent for distribution to each Incremental Lender such fees and other amounts, if any, as are specified in the relevant Incremental Commitment Agreement, with the fees and other amounts, if any, to be payable on the respective Incremental Commitment Date.

(h) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

Section 2.15. Pro Rata Treatment and Payments. (a) Each reduction of the U.S. Revolving Credit Commitments of the U.S. Revolving Lenders shall be made pro rata according to the amounts of such U.S. Revolving Lenders’ U.S Revolving Credit Commitment Percentages. Each reduction of the Canadian Revolving Credit Commitments of the Canadian Revolving Lenders shall be made pro rata according to the amounts of such Canadian Revolving Lenders’ Canadian Revolving Credit Commitment Percentages. Each reduction of the Term B Commitments of the Term B Lenders shall be made pro rata among the Term B Commitments of the Term B Lenders (based on the Term B Commitments of the Term B Lenders then in effect).

(b) Each payment (including each prepayment) by the U.S Borrowers on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on Loans which are Eurodollar Loans designated by the U.S. Borrowers to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the Canadian Borrower on account of principal of and interest on Canadian Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of such Canadian Revolving Loans then held by the Canadian Revolving Lenders. Each payment (including each prepayment) by the Canadian Borrower on account of principal of and interest on Bankers’ Acceptances and/or BA Equivalent Advances which are designated by the Canadian Borrower to be applied to a particular Borrowing shall be made pro rata according to the respective outstanding principal amounts (or, Face Amounts, as applicable) of such Canadian Revolving Credit Advances then held by the Canadian Revolving Lenders. Each payment (including each prepayment) by the U.S. Borrowers on account of principal of and interest on Swingline Loans shall be made to the Swingline Lender.

(c) All payments (including prepayments) to be made by a Borrower (or the relevant Borrowers) hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent’s New York office specified in Section 10.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(d) Subject to Section 2.16, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate (or, if the respective amount is to be made available in Canadian Dollars, the daily average Canadian

Interbank Rate) for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(d) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans (or if the respective amount was made available in Canadian Dollars, the rate per annum applicable to Canadian Prime Rate Loans) hereunder, on demand, from the respective Borrower (or Borrowers), but without prejudice to any right or claim that such Borrower (or Borrowers) may have against such Lender.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

Section 2.16. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. (a) If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

(i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for a Eurodollar Borrowing for such Interest Period, or

(ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the U.S. Borrowers and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to the U.S. Borrowers and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.08 or (y) made pursuant to a Borrowing Request, and shall be continued or made as ABR Loans, as the case may be.

(b) If the Reuters Screen CDOR Page is not available for the timely determination of the BA Rate, and the BA Rate for any Bankers’ Acceptances or Notional

Bankers’ Acceptances can not otherwise be determined in a timely manner in accordance with the definition of “BA Rate”, the Administrative Agent shall forthwith notify the Canadian Borrower and the Canadian Revolving Lenders that such interest rate cannot be determined for such Bankers’ Acceptances and Notional Bankers’ Acceptances, and the obligation of the Canadian Revolving Lenders to make, or to renew, Bankers’ Acceptances and Notional Bankers’ Acceptances shall be suspended until the Administrative Agent shall notify the Canadian Borrower and the Canadian Revolving Lenders that the circumstances causing such suspension no longer exist.

Section 2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

Section 2.18. Requirements. (a) If at any time any Lender or any Issuing Bank determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order, including, for example, but not limited to, a change in the basis of taxation of payments to a Lender of the principal of or interest on the Advances or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender or such Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender or such Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in, issuing or maintaining any Letter of Credit, or of purchasing, accepting or maintaining Bankers’ Acceptances or Notional Bankers’ Acceptances, then the relevant Borrower shall from time to time, within five days of demand therefor by such Lender or such Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Issuing Bank, as applicable, additional amounts sufficient to compensate such Lender or such Issuing Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the affected Borrower (or affected Borrowers) and the Administrative Agent by such Lender or such Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or such Issuing Bank, as applicable, shall promptly notify the Administrative Agent and the relevant Borrower or Borrowers in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amounts required fully to compensate such Lender or such Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or such Issuing Bank, as applicable, within five days of the relevant Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof affects or would affect the amount of capital required or expected to be maintained by any Lender or any Issuing Bank (or a holding company controlling such Lender or such Issuing Bank) and such Lender or such Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Advances made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or such Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or such Issuing Bank to the relevant Borrower, such Borrower shall immediately pay directly to such Lender or such Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or such Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or such Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on each Borrower. In determining such amount, such Lender or such Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(c) In the event that any Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.18 has occurred or will occur, such Issuing Bank or such Lender will use its best efforts to so notify the affected Borrower or Borrowers; provided that any failure to provide such notice shall in no way impair the rights of such Issuing Bank or such Lender to demand and receive compensation under this Section 2.18, but without prejudice to any claims of a Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Canadian Revolving Lender or its BA Lending Office to perform its obligations hereunder to complete and accept Drafts, to purchase Bankers’ Acceptances or Notional Bankers’ Acceptances or to continue to fund or maintain Bankers’ Acceptances or Notional Bankers’ Acceptances hereunder, then, on notice thereof and demand therefor by such Canadian Revolving Lender to the Canadian Borrower through the Administrative Agent (i) an amount equal to the aggregate Face Amount of all Bankers’ Acceptances and Notional Bankers’ Acceptances outstanding at such time shall, upon such demand (which shall only be made if deemed necessary by the applicable Canadian Revolving Lender to comply with applicable law), be deposited by the Canadian Borrower into the BA Collateral Account until the BA Maturity Date of each such Bankers’ Acceptance and Notional Bankers’ Acceptance, (ii) upon the BA Maturity Date of any Bankers’ Acceptance or Notional Bankers’ Acceptance in respect of which any such deposit has been made, the Administrative Agent shall be, and hereby is, authorized (without notice to or any further action by the Canadian Borrower) to apply, or to direct the Administrative Agent to apply, such amount (or the applicable portion thereof) to the reimbursement of such Bankers’ Acceptance and (iii) the obligation of the Canadian Revolving Lenders to complete and accept Drafts and purchase Bankers’ Acceptances and Notional Bankers’ Acceptance shall be suspended until the Administrative Agent shall notify the Canadian Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.19. Taxes. (a) All payments by the Borrowers and the Guarantors of principal of, and interest on, the Advances and all other amounts payable under the Loan Documents and the Notes shall be made without setoff, counterclaim or other defense. Unless required by applicable law, rule or regulation or the interpretation thereof by the relevant taxing authority, all such payments will be made free and clear of and without deduction or withholding for any present or future income, excise, stamp or franchise taxes and other taxes, levies, imposts, assessments, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, any Issuing Bank, any Lender or any assignee or transferee of such Lender or such Issuing Bank pursuant to Section 10.04 (a “Transferee”), as the case may be, but excluding, except as provided in the last sentence of the last paragraph of this Section 2.19(a), taxes imposed on or measured by such Person’s net income or net profits (or franchise taxes imposed in lieu thereof) that are imposed by a taxing authority in a jurisdiction in which such Person is incorporated or organized or maintains its principal place of business or applicable lending office (such non-excluded items and any interest, penalties, additions to tax and related reasonable costs and expenses, being called “Taxes”). In the event that any withholding or deduction from any payment to be made by a Borrower or a Guarantor hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable law, rule or regulation or the interpretation thereof by the relevant taxing authority, then such Borrower or Guarantor will:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) forward to the Administrative Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii) pay to the Administrative Agent for its account or the account of a Lender, an Issuing Bank or the Transferee, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by the Administrative Agent, such Lender, such Issuing Bank or such Transferee, as the case may be, will equal the full amount the Administrative Agent, such Lender, such Issuing Bank or such Transferee, as the case may be, would have received had no such withholding or deduction been required (including withholding or deduction in respect of additional amounts payable under this Section 2.19).

Moreover, if any Taxes are directly asserted against or Taxes are otherwise required to be directly paid by the Administrative Agent, any Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, such Issuing Bank or such Lender or Transferee hereunder, the Administrative Agent, such Issuing Bank or such Lender or Transferee may pay such Taxes and such Borrower or Guarantor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amounts) shall equal the amount such Person would have received had such Taxes not been asserted or directly paid. In addition, each Borrower or Guarantor shall also reimburse the Administrative Agent, each Lender or Transferee or each Issuing Bank, upon the written request of the Administrative Agent, such Lender or Transferee or Issuing Bank, for taxes imposed on or measured by the net income of such Person pursuant to the laws of the jurisdiction in which such Person is organized, or a jurisdiction in which the principal office or applicable lending office of such Person is located, or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Person is organized or in which the principal office or applicable lending office of such Person is located, as such Person shall determine are or were payable by or withheld from such Person, in respect of any additional amounts paid to or on behalf of such Person pursuant to this Section 2.19.

(b) With respect to any Loan to a U.S. Borrower or Letter of Credit issued for the account of a U.S. Borrower, each Lender (or Issuing Bank) with respect thereto that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to such Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender (other than a Canadian Revolving Lender in its capacity as such) that is not a United States person and that is a Transferee of an interest under this Agreement pursuant to Section 10.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit Q, with such changes thereto as may agreed to by the Administrative Agent (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender (other than a Canadian Revolving Lender in its capacity as such) that is not a United States person agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Non-Bank Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify such Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 2.19(b). Notwithstanding anything to the contrary contained in Section 2.19(a), but subject to Section 10.04 and the immediately succeeding sentence, (x) the U.S. Borrowers (and the Guarantors in respect of the U.S. Borrowers’ obligations as borrowers hereunder), shall be entitled, to the extent required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to such Borrower (or such Guarantor, in the case of payments under a Guarantee Agreement) U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) such Borrower or such Guarantor, as the case may be, shall not be obligated pursuant to Section 2.19(a) hereof to gross-up payments to be made to a Lender (other than a Canadian Revolving Lender in its capacity as such) in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided such Borrower or such Guarantor, as the case may be, the Internal Revenue Service Forms required to be provided such Borrower or such Guarantor, as the case may be, pursuant to this Section 2.19(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.19, each Borrower and each Guarantor agree to pay additional amounts and to indemnify the Administrative Agent, each Lender, and each Issuing Bank in the manner set forth in Section 2.19(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c) With respect to the Canadian Borrower (and Guarantors in respect of the Canadian Borrower’s obligations as a borrower hereunder), each Canadian Revolving Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Canadian Borrower or any such Guarantor any information, in each case, as reasonably requested by the Canadian Borrower or such Guarantor that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided however, that nothing in this Section 2.19(c) shall require such Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d) In addition, each Borrower and Guarantor shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

Section 2.20. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.08, 2.09, 2.10, 2.12, 2.16, 2.17, 2.18 or 2.23 or otherwise, or any failure to borrow or convert to or from any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or conversion or otherwise, then, upon the written notice of such Lender to the respective Borrower or Borrowers (with a copy to the Administrative Agent), the respective Borrower or Borrowers shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on each Borrower.

Section 2.21. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18 or 2.19 with respect to such Lender (or Transferee), it will, if requested by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided further, that nothing in this Section 2.21 shall affect or postpone any of the Obligations of the Borrowers or the rights of any Lender (or Transferee) pursuant to Sections 2.17, 2.18 and 2.19.

Section 2.22. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advances or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Advances and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Advances and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Advances and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Advances and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Advances and participations in LC Disbursements as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Advance or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to such Borrower in the amount of such participation.

Section 2.23. Assignment of Commitments Under Certain Circumstances. After the Initial Borrowing Date, in the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.18, or any Borrower or any Guarantor shall be required to make additional payments to any Lender under Section 2.19 (each, an “Increased Cost Lender”), (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof that fall within the proviso to the first sentence of Section 10.08(b), the consent of all Lenders would have been obtained but for one or more Lenders representing no more than 25% of the aggregate amount of Term Loans outstanding and the Revolving Credit Commitments (or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure) failure to consent (each such Lender, a “Non-Consenting Lender”) or (c) any Lender becomes a Defaulting Lender; then, with respect to each such Increased Cost Lender, Non-Consenting Lender or Defaulting Lender (the “Terminated Lender”), the Canadian Parent shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.04 and which assignee, in the case of a Non-Consenting Lender, shall consent to such amendment, modification, termination, waiver or consent) approved by the Administrative Agent, the respective Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld or delayed), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Canadian Parent shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Advances made by such Terminated Lender and participations in Advances and LC Disbursements held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, without limitation, any Commitment Fees).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article III on the Effective Date (after giving effect to the Transactions to be consummated on such date), on the Initial Borrowing Date (after giving effect to the Transactions to be consummated on such date) and upon the occurrence of each Credit Event thereafter:

Section 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has the requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

Section 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Document to which it is a party, the occurrence of each Credit Event hereunder and the use of the proceeds thereof are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

(a) contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries;

(b) contravene any law or governmental regulation or court decree or order binding on or affecting any Loan Party or any of its respective Subsidiaries;

(c) violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries (including, without limitation, the Subordinated Notes Documents but excluding the Existing Senior Notes Documents); or

(d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its respective Subsidiaries, except Liens created under the Loan Documents.

Section 3.03. Government Approval, Regulation, etc. (a) No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of any Document to which it is a party, the occurrence of any Credit Event and the use of the proceeds thereof, nor for the consummation of the Transactions, except such as have been obtained or made and are in full force and effect.

(b) No Loan Party or any of its respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 3.04. Validity, etc. This Agreement and each other Document to which any Loan Party is to be a party has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

Section 3.05. Indebtedness Outstanding. Set forth on Schedule 6.01(a)(iii) hereto is a list and description of (a) all Indebtedness of the Canadian Parent and its Subsidiaries (other than the Loans, the Subordinated Notes and the Existing Senior Notes) outstanding on the Effective Date and (b) all Indebtedness of the Canadian Parent and its Subsidiaries that will be repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date. Schedule 6.02 hereto is a list and description of all Liens (other than Liens permitted by Sections 6.02(i), (ii), (iii), (iv)(y), (v), (vii), (viii), (ix), (x), (xi) and (xii)) of the Canadian Parent and its Subsidiaries outstanding on the Effective Date.

Section 3.06. Financial Information. (a)(i) The audited consolidated balance sheets of the Canadian Parent and its Subsidiaries at December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Canadian Parent and its Subsidiaries for the fiscal years of the Canadian Parent ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Canadian Parent and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheets and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Canadian Parent and its Subsidiaries for each completed Fiscal Quarter since December 31, 2003 ending at least 45 days prior to the Effective Date (and for each completed month since the last such Fiscal Quarter ending at least 30 days prior to the Effective Date), in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Canadian Parent and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All of the financial statements referred to above have been prepared in accordance with GAAP consistently applied except (x) to the extent provided in the notes to said financial statements and (y) in the case of the quarterly and monthly statements, for the omission of footnotes and normal year-end adjustments.

(b) Except as disclosed in the financial statements referred to above or the notes thereto, none of the Canadian Parent or its Subsidiaries has, as of the Effective Date, any material (i) Indebtedness, (ii) contingent liabilities, (iii) long-term commitments or (iv) unrealized losses.

Section 3.07. No Material Adverse Change. Since December 31, 2003, no event or circumstance (or events and circumstances, either individually or in the aggregate) has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.08. Litigation. There is no pending or, to the knowledge of the Loan Parties, threatened litigation, action, suit, investigation or proceeding in any court or before any arbitrator or governmental authority affecting any Loan Party or any of its Subsidiaries, or any of their respective operations, properties, businesses, assets or prospects, or the ability of the parties to consummate the transactions contemplated hereby, which (i) has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

Section 3.09. Compliance with Laws and Agreements. Each of the Canadian Parent and its Subsidiaries is in compliance with all laws (other than Environmental Laws, which are the subject of Section 3.14), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failures to so comply have not had, and could not reasonably be expected to have, a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.10. Subsidiaries. Schedule 3.10 (a) sets forth, as of the Effective Date, the name of (i) each Subsidiary and the direct or indirect ownership interest of the Canadian Parent therein and (ii) Investments of the Canadian Parent and each of its Subsidiaries in Persons other than Subsidiaries and (b) identifies each Subsidiary that is a “U.S. Subsidiary Guarantor” and a “Non-U.S. Subsidiary Guarantor”.

Section 3.11. Ownership of Properties. (a) Each of the Canadian Parent and its Subsidiaries has good and legal fee simple title to (or other similar legal title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except for minor or immaterial defects in title (or such other rights as referenced above, as applicable) that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b) As of the Effective Date, Schedule 3.11(b) contains and will contain a true and complete list of each parcel of Real Property (i) owned in fee by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, as of the date hereof and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) Each of the Canadian Parent and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Canadian Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(d) Each of the Canadian Parent and its Subsidiaries owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) As of each of the Effective Date, no Loan Party or any of its respective Subsidiaries has received any written notice of, or has any knowledge of, any actual pending or threatened condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date, as the case may be.

(f) Neither the Canadian Parent nor any of its Subsidiaries is obligated on the Effective Date or the Initial Borrowing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.12. Taxes. Each of the Borrowers, the Guarantors and their respective Subsidiaries has timely filed all federal, income and all other material tax returns, statements, forms and reports (“Tax Returns”) required by law to have been filed by, or with respect to the income, properties or operations of, the Borrowers, the Guarantors and/or any of their respective Subsidiaries. The Tax Returns accurately reflect in all material respects all liability for taxes of the Borrowers, the Guarantors and their respective Subsidiaries as a whole for the periods covered thereby. Each of the Borrowers, the Guarantor and their respective Subsidiaries have paid all material taxes and governmental charges due, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and adequately disclosed and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided that any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions. Neither the Borrowers, nor Guarantors nor any of their respective Subsidiaries have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrowers, the Guarantors or any of their respective Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrowers, the Guarantors or any of their respective Subsidiaries not to be subject to the normally applicable statute of limitations. None of Borrowers, the Guarantors or any of their respective Subsidiaries have incurred, or will incur, any material tax liability in connection with the Transactions or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Borrowers, the Guarantors or any of their respective Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

Section 3.13. Pension and Welfare Plans. (a) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of the Canadian Parent or any of its Subsidiaries. The Canadian Parent and its Subsidiaries and their ERISA Affiliates are in substantial compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by the Canadian Parent or any of its Subsidiaries or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; and each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of any Loan Party, any Subsidiary of any Loan Party, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of their Subsidiaries maintain, contribute to, or have any liability or contingent liability with respect to (i) any Welfare Plans which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or (ii) any Pension Plan or Foreign Plan, the obligations with respect to which could reasonably be expected to materially affect the ability of any Loan Party to perform its obligations under this Agreement or any other Loan Document.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Plan have been timely made, (iii) neither the Canadian Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as of the end of the Canadian Parent’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities. Each Foreign Plan which is a funded plan is funded to the extent required by applicable law.

Section 3.14. Environmental Matters. (a) Except as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect:

(i) All facilities and property owned, leased or operated by the Canadian Parent or any of its Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws;

(ii) The Canadian Parent and each of its Subsidiaries has been issued, and is in compliance with, all Environmental Permits necessary for its operations, facilities and business, and each such Environmental Permit is in full force and effect;

(iii) There are no pending or, to the knowledge of any Loan Party, threatened Environmental Claims against the Canadian Parent or any of its Subsidiaries, and neither the Canadian Parent nor any of its Subsidiaries has received any written claims, complaints, notices or inquiries regarding Environmental Liability;

(iv) There have been no Releases of Hazardous Materials at, on, under or from any property now or previously owned, leased or operated by the Canadian Parent, any of its Subsidiaries or any of their respective predecessors that could result in any Environmental Liability;

(v) There are no underground storage tanks (either active or abandoned), surface impoundments or disposal areas, polychlorinated biphenyls or friable asbestos present at any property now or previously owned, leased or operated by the Canadian Parent, any of its Subsidiaries or any of their respective predecessors that could result in any Environmental Liability;

(vi) Neither the Canadian Parent nor any of its Subsidiaries nor any of their respective predecessors has transported or arranged for the transportation of any Hazardous Material to any location listed or proposed for listing on the National Priorities List pursuant to CERCLA, the CERCLIS or any similar state list, or that is the subject of investigation or enforcement action by any Governmental Authority; and

(vii) Neither the Canadian Parent nor any of its Subsidiaries is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

(b) Except as set forth on Schedule 3.14, on the Effective Date:

(i) No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by the Canadian Parent or any of its Subsidiaries; and

(ii) No property currently owned or leased by the Canadian Parent or any of its Subsidiaries or, to the knowledge of any Loan Party, any property previously owned, leased or operated by the Canadian Parent, any of its Subsidiaries or any of their respective predecessors is listed or proposed for listing on the National Priorities List pursuant to CERCLA, the CERCLIS or any similar state list.

Section 3.15. Regulations U and X. (a) Except as otherwise permitted by Section 6.07(iii), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation U or X.

(b) The fair market value of all Margin Stock owned by the Canadian Parent and its Subsidiaries (other than the capital stock of the Canadian Parent held in treasury) does not exceed $2,500,000. At the time of each Credit Event, not more than 25% of the value of the assets of the Canadian Parent and its Subsidiaries taken as a whole (including all capital stock of the Canadian Parent held in treasury) will constitute Margin Stock.

Section 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements. (a) The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither this Agreement nor the information set forth in any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.

(b) The Pro Forma Financial Statements (i) were prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum, (ii) accurately reflect all adjustments necessary to give effect to the Transactions and (iii) present fairly the pro forma financial position of the Canadian Parent and its Subsidiaries and the pro forma results of operations of the Canadian Parent and its Subsidiaries for the respective periods covered thereby (after giving effect to the Transactions at the date thereof or for the period covered thereby).

(c) The assumptions made by the Loan Parties in preparing the Projected Financial Statements are reasonable as of the date of such projections and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections may differ from the projected results and that such difference may be material.

Section 3.17. Insurance. As of the Effective Date, set forth on Schedule 3.17 is a summary of all insurance policies maintained by the Canadian Parent and each of its Subsidiaries with financially sound and responsible insurers (a) with respect to its properties material to the business of the Canadian Parent and its Subsidiaries against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations, and (b) required to be maintained pursuant to the Security Documents.

Section 3.18. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Canadian Parent or any Subsidiary pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Canadian Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, local or foreign law dealing with such matters; and (c) all payments due from the Canadian Parent or any Subsidiary, or for which any claim may be made against the Canadian Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Canadian Parent or such Subsidiary.

Section 3.19. Solvency. Immediately following the occurrence of each Credit Event and after giving effect to the application of the proceeds thereof, and after giving effect to all Credit Events and Guarantees thereof, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

Section 3.20. Capitalization. (a) On the Effective Date, the authorized capital stock of the Canadian Parent consists of an unlimited number of shares of common stock, with no par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Canadian Parent, the “Canadian Parent Common Stock”), of which 41,285,161 shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights that have not been waived. Except as disclosed in Schedule 3.20(a), as of the Effective Date, there are not any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interest of the Canadian Parent or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests.

(b) The Equity Interests of each of Subsidiary of the Canadian Parent have been validly issued and fully paid and are nonassessable and free of preemptive rights that have not been waived. The Equity Interests of each Subsidiary of the Canadian Parent held, directly or indirectly, by the Canadian Parent are owned, directly or indirectly, by the Canadian Parent free and clear of all Liens. There are not any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of any Subsidiary of the Canadian Parent or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests.

Section 3.21. Subordination. (a) The subordination provisions contained in the Subordinated Notes Documents and, on and after the execution and delivery thereof, the instruments and agreements governing the Permitted Subordinated Indebtedness are enforceable against the Loan Parties party thereto and the holders of the Subordinated Notes or Permitted Subordinated Indebtedness, as the case may be, and all Obligations of the Borrowers under the Loan Documents to which they are a party, all Guaranteed Obligations (as defined in the U.S. Subsidiaries Guaranty) of the Subsidiary Guarantors and all Relevant Guaranteed Obligations of the Loan Agreement Parties are within the definitions of “Senior Debt” and “Designated Senior Debt” included in such subordination provisions.

(b) Neither the Canadian Parent nor any of its Subsidiaries have designated any Indebtedness (other than (x) the Obligations of the Borrowers under the Loan Documents to which they are a party, (y) all Guaranteed Obligations (as defined in the U.S. Subsidiaries Guaranty) of the Subsidiary Guarantors and (z) all Relevant Guaranteed Obligations of the Loan Agreement Parties) as “Designated Senior Debt” for purposes of the Subordinated Notes Documents or the instruments and agreements governing any Permitted Subordinated Indebtedness.

Section 3.22. Representations in Other Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made pursuant thereto) and shall be true and correct in all material respects as of each of the Effective Date and the Initial Borrowing Date as if such representations or warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations or warranties shall be true and correct in all material respects as of such specified date.

Section 3.23. Security Documents. On and after the Initial Borrowing Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations covered thereby, a valid and enforceable perfected security interest (or, in the province of Quebec, a valid and enforceable registered hypothec) in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that (i) the Security Agreement Collateral may be subject to Permitted Liens, and (ii) the security interest or hypothec and mortgage lien created on any Mortgaged Property may be subject to the Permitted Liens described in Sections 6.02(viii), (xi) and (xii) related thereto), in favor of the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law). No filings, recordings or registrations are required in order to perfect and/or render enforceable as against third parties the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Initial Borrowing Date or on or prior to the execution and delivery thereof as contemplated by Sections 5.10 and 5.11.

Section 3.24. Anti-Terrorism Laws. (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (for the purposes of this Section 3.24 only, the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV.

CONDITIONS

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.08):

(a) Execution of Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement duly authorized and executed by such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has duly authorized and executed a counterpart of this Agreement.

(b) Officer’s Certificates. (i) The Administrative Agent shall have received from each Loan Agreement Party a certificate substantially in the form of Exhibit J-1, with such changes thereto as may agreed to by the Administrative Agent, dated the Effective Date, signed by the Secretary of such Loan Agreement Party and attested to by an Authorized Officer of such Loan Agreement Party, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Loan Agreement Party as in effect on the Effective Date, and the resolutions of such Loan Agreement Party authorizing the Transactions to be consummated on or prior to the Effective Date.

(ii) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Canadian Parent, confirming compliance with the conditions precedent set forth in Section 4.01 substantially in the form of Exhibit I-1, with such changes thereto as may agreed to by the Administrative Agent.

(c) Corporate Proceedings, etc. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents to occur on or prior to the Effective Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(d) Opinions. The Administrative Agent shall have received (i) from Shutts & Bowen LLP, special counsel to the Loan Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date substantially in the form of Exhibit E-1A, with such changes thereto as may agreed to by the Administrative Agent and (ii) from Stikeman Elliott LLP, special Canadian counsel to the Loan Parties organized under the laws of Canada, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date substantially in the form of Exhibit E-2A, with such changes thereto as may agreed to by the Administrative Agent.

(e) Absence of Material Adverse Effect. Nothing shall have occurred (either individually or in the aggregate) since December 31, 2003 (and the Administrative Agent and Lenders shall have become aware of no facts, conditions or other information not previously known) which the Administrative Agent or the Requisite Lenders shall determine has had, or could reasonably be likely to have, (i) a Material Adverse Effect or (ii) material adverse effect on the Transactions.

(f) Litigation. No action, suit, litigation or administrative proceeding or development in any action, suit, litigation or administrative proceeding by any entity (private or governmental) shall be pending or threatened (i) with respect to the Transactions or any documentation executed in connection therewith (including any Loan Document) or the transactions contemplated thereby or (ii) which (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Approvals. All necessary governmental (domestic and foreign), regulatory and third party approvals and/or consents in connection with any Existing Indebtedness, the Transactions to be consummated on the Effective Date, the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, the making of the Advances and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transactions or the making of the Advances or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

(h) Subordinated Notes. The Special-Purpose Issuer shall have (i) received $125,000,000 of aggregate gross proceeds from the issuance of the Subordinated Notes on or prior to the Effective Date, on terms and conditions consistent with and as set forth in the Subordinated Notes Information Memorandum, (ii) applied a portion of the proceeds therefrom (by way of intercompany loan to the obligors under the Existing Credit Agreement) to finance the Bank Refinancing and to pay fees and expenses incurred in connection with the Transactions, (iii) deposited approximately $78,100,000 of the proceeds therefrom into a restricted account of the trustee for the Subordinated Notes (the “Restricted Account”), pending release and application to finance the Existing Senior Notes Refinancing on the Initial Borrowing Date and (iv) retained the remainder of the proceeds therefrom for liquidity purposes during the period following the Effective Date and prior to the Initial Borrowing Date. On the Effective Date,

(x) the Administrative Agent shall have received true and correct copies of all Subordinated Notes Documents, certified as such by an appropriate officer of the Canadian Parent, (y) all such Subordinated Notes Documents, and all terms and conditions thereof, shall be in form and substance reasonably satisfactory to the Lenders and (z) all such Subordinated Notes Documents shall be in full force and effect. Each of the conditions precedent to the consummation of the issuance of the Subordinated Notes as set forth in the Subordinated Notes Documents shall have been satisfied in all material respects and not waived except with the consent of the Administrative Agent and the Requisite Lenders.

(i) Bank Refinancing; Notice of Redemption. (i) The total commitments in respect of the Bank Indebtedness to be Refinanced shall have been terminated, and all loans and other obligations with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit and bank guaranties issued thereunder shall have been terminated (or cash collateralized) and all other amounts owing pursuant to the Bank Indebtedness to be Refinanced shall have been repaid in full and all documents in respect of the Bank Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated (except as to indemnification provisions contained therein which by their express terms are intended to survive such termination and as are reasonably satisfactory to the Administrative Agent and the Requisite Lenders) and be of no further force and effect. The Administrative Agent shall have received a termination and release agreement or payoff letter in respect of the Bank Indebtedness to be Refinanced in form, scope and substance reasonably satisfactory to the Administrative Agent.

(ii) IPG Holdings shall have delivered an “irrevocable notice of redemption” with respect to all outstanding Existing Senior Notes pursuant to, and in accordance with the requirements of, the Existing Senior Notes Agreements, specifying the Existing Senior Notes Redemption Date as the “redemption date” for the Existing Senior Notes.

(j) Outstanding Indebtedness and Preferred Equity. After giving effect to the Transactions (other than the Existing Senior Notes Refinancing and the incurrence of Indebtedness pursuant to the Loan Documents), neither the Canadian Parent nor any of its Subsidiaries shall have outstanding any Indebtedness or Preferred Equity other than (a) the Subordinated Notes, (b) the Existing Senior Notes and (c) Indebtedness specified on Schedule 6.01(a)(iii) in an aggregate principal amount not to exceed $12,800,000 to remain outstanding after the Effective Date.

(k) Consent Letter. The Administrative Agent shall have received a letter from Corporation Service Company, presently located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, substantially in the form of Exhibit P-1, with such changes thereto as may agreed to by the Administrative Agent, indicating its consent to its appointment by each Loan Agreement Party as its agent to receive service of process as specified in Section 10.15.

(l) Financial Statements. (i) There shall have been delivered to the Administrative Agent (x) true and correct copies of the financial statements referred to in Section 3.06(a), and (y) an unaudited pro forma (calculated as if the Transactions had occurred on such date) consolidated balance sheet of the Canadian Parent and its Subsidiaries as of March 31, 2004 and the related pro forma (calculated as if the Transactions had occurred on the first day of the period covered thereby) statement of income for the twelve-month period ended as of such date, after giving effect to the Transactions and the incurrence of all Indebtedness (including the Term B Loans and the Subordinated Notes) contemplated herein and prepared in accordance with Article 11 of Rule S-X under the Securities Act (the “Pro Forma Financial Statements”), together with a related funds flow statement, which financial statements, Pro Forma Financial Statements and funds flow statement shall be reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

(ii) There shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of the Canadian Parent and its Subsidiaries certified by the Chief Financial Officer of the Canadian Parent for the seven Fiscal Years ended after the Effective Date (the “Projected Financial Statements”), which Projected Financial Statements (x) shall reflect the forecasted consolidated financial condition of the Canadian Parent and its Subsidiaries after giving effect to the Transactions and the related financing thereof and the other transactions contemplated hereby, (y) shall not be materially inconsistent with the financial statements previously provided to the Lenders and referred to in Section 4.01(1)(i)(x) above and (z) shall be reasonably satisfactory in form and substance to the Administrative Agent and the Requisite Lenders.

(m) Employee Benefit Plans; Shareholders’ Agreements; Existing Indebtedness Agreements; Tax Allocation Agreements. There shall have been provided to the Administrative Agent by the Canadian Parent true and correct copies of the following documents, certified as such by the Canadian Parent:

(i) copies of all Pension Plans (and for each Pension Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Pension Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described herein is in the possession of any Loan Party or any Subsidiary of the Loan Party or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii) all written agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by the Canadian Parent or any of its Subsidiaries governing the terms and relative rights of its capital stock or other Equity Interests and any agreements entered into by shareholders relating to any such entity with respect to its capital stock or other Equity Interests (collectively, the “Shareholders’ Agreements”);

(iii) all agreements evidencing or relating to any Existing Indebtedness of the Canadian Parent or any of its Subsidiaries (collectively, the “Existing Indebtedness Agreements”); and

(iv) any tax sharing or tax allocation agreements entered into by the Canadian Parent or any of its Subsidiaries (collectively, the “Tax Allocation Agreements”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Existing Indebtedness Agreements and Tax Allocation Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect.

(n) Environmental Reports. The Lenders shall have been provided access to environmental assessments (including Phase I reports) with respect to material owned Real Property reasonably satisfactory to the Administrative Agent.

(o) Payment of Fees. The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Effective Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP and domestic and foreign local counsel) required to be reimbursed or paid by the Canadian Parent hereunder, under the commitment letter or under any other Loan Document.

(p) Representations. The representations and warranties set forth in Article III hereof shall be true and correct with the same effect as if made on the Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(q) Defaults. No Default shall have occurred and be continuing.

(r) Ratings. The Canadian Parent shall have obtained a senior secured debt rating in respect of the Advances from each of S&P and Moody’s, which ratings shall remain in effect on the Effective Date.

In determining the satisfaction of the conditions specified in this Section 4.01, (x) to the extent any item is required to be satisfactory to any Agent or Lender, such item shall be deemed satisfactory to each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Agent or Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 4.01(e), each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Effective Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Loan Agreement Party from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 4.01).

Section 4.02. Initial Borrowing Date. The obligations of the Lenders to make Advances, and of each Issuing Bank to issue Letters of Credit, hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.08) and subject to satisfaction of the conditions set forth in this Section 4.02:

(a) Effective Date. The Effective Date shall have occurred.

(b) Notes. There shall have been delivered to the Administrative Agent for the account of each Lender (including the Swingline Lender) which has requested the same the appropriate Note, in each case executed by the relevant Borrower and in the amount, maturity and as otherwise provided in Section 2.12(f).

(c) Officer’s Certificates. (i) The Administrative Agent shall have received from each Loan Party a certificate substantially in the form of Exhibit J-2, with such changes thereto as may agreed to by the Administrative Agent, dated the Initial Borrowing Date, signed by the Secretary of such Loan Party and attested to by an Authorized Officer of such Loan Party, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Loan Party (unless a Loan Agreement Party) as in effect on the Initial Borrowing Date, and the resolutions of such Loan Party authorizing the Transactions on or prior to the Initial Borrowing Date.

(ii) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Canadian Parent, confirming compliance with the conditions precedent set forth in Sections 4.02 and 4.03(b) and (c) substantially in the form of Exhibit I-2, with such changes thereto as may agreed to by the Administrative Agent.

(d) Corporate Proceedings, etc. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents to occur on or prior to the Initial Borrowing Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

(e) Opinions. The Administrative Agent shall have received (i) from Shutts & Bowen LLP, special counsel to the Loan Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date substantially in the form of Exhibit E-1B, with such changes thereto as may agreed to by the Administrative Agent, (ii) from Stikeman Elliott LLP, special Canadian counsel to the Loan Parties organized under the laws of Canada, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date substantially in the form of Exhibit E-2B, with such changes thereto as may agreed to by the Administrative Agent and (iii) from local counsel to the Loan Parties and/or the Administrative Agent reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which Mortgaged Properties are located and/or Subsidiary Guarantors are organized (including Portugal and Virginia), such opinions as the Administrative Agent may reasonably request, which opinions (x) shall be addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and be dated the Initial Borrowing Date, (y) shall cover the perfection of the security interests granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Absence of Material Adverse Effect. Nothing shall have occurred (either individually or in the aggregate) since December 31, 2003 (and the Administrative Agent and Lenders shall have become aware of no facts, conditions or other information not previously known) which the Administrative Agent or the Requisite Lenders shall determine has had, or could reasonably be likely to have (either individually or in the aggregate), (i) a Material Adverse Effect or (ii) material adverse effect on the Transactions.

(g) Judgments. There shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transactions or the making of the Advances or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

(h) Existing Senior Note Refinancing; Lien Releases. (i) All principal, interest and call premiums on the Existing Senior Notes, together with all other amounts owing pursuant to the Existing Senior Notes and the Existing Senior Notes Agreements, shall have been repaid in full and all documents in respect of the Existing Senior Note Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated (except as to indemnification provisions contained therein which by their express terms are intended to survive such termination and as are reasonably satisfactory to the Administrative Agent and the Requisite Lenders) and be of no further force and effect.

(ii) The creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests and Liens on the assets owned by the Canadian Parent and its Subsidiaries. The Administrative Agent shall have received such releases of security interests in and Liens on the assets owned by the Canadian Parent and its Subsidiaries as may have been requested by the Administrative Agent, which releases shall be in form, scope and substance reasonably satisfactory to each of the Agents. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC (or other applicable laws) of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Canadian Parent or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, (ii) termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Canadian Parent or any of its Subsidiaries on which filings have been made, (iii) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of the Canadian Parent or any of its Subsidiaries, in each case, to secure the obligations in respect of the Indebtedness to be Refinanced, all of which shall be in form, scope and substance reasonably satisfactory to the Administrative Agent and (iv) all collateral owned by the Canadian Parent or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness to be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the Canadian Parent or such Subsidiary.

(iii) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Administrative Agent that the matters set forth in this clause (h) have been satisfied on the Initial Borrowing Date.

(i) Consent Letter. The Administrative Agent shall have received a letter from Corporation Service Company, presently located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, substantially in the form of Exhibit P-2, with such changes thereto as may agreed to by the Administrative Agent, indicating its consent to its appointment by each Subsidiary Guarantor as its agent to receive service of process as specified in the U.S. Subsidiaries Guaranty or the Non-U.S. Subsidiaries Guaranty, as the case may be.

(j) Subsidiary Guaranties. (i) The Administrative Agent shall have received the U.S. Subsidiaries Guaranty substantially in the form of Exhibit F-1, with such changes thereto as may agreed to by the Administrative Agent, duly authorized, executed and delivered by each U.S. Subsidiary Guarantor, and the U.S. Subsidiaries Guaranty shall be in full force and effect.

(ii) The Administrative Agent shall have received the Non-U.S. Subsidiaries Guaranty substantially in the form of Exhibit F-2, with such changes thereto as may agreed to by the Administrative Agent, duly authorized, executed and delivered by each Non-U.S. Subsidiary Guarantor, and the Non-U.S. Subsidiaries Guaranty shall be in full force and effect.

(k) Pledge Agreements. (i) The Collateral Agent shall have received counterparts of the U.S. Pledge Agreement substantially in the form of Exhibit G, with such changes thereto as may agreed to by the Administrative Agent, duly authorized and executed by the Canadian Parent and each U.S. Loan Party, together with all of the U.S. Pledge Agreement Collateral, if any, referred to therein and then owned by the Canadian Parent or such U.S. Loan Party, as the case may be, (x) endorsed in blank in the case of promissory notes constituting U.S. Pledge Agreement Collateral and (y) together with executed and undated transfer powers in the case of certificated Equity Interests constituting U.S. Pledge Agreement Collateral, and the U.S. Pledge Agreement shall be in full force and effect.

(ii) (I) Each Non-U.S. Loan Party listed on Part A of Schedule 4.02(k) shall have duly authorized, executed and delivered a pledge agreement governed by the laws of the jurisdiction in which such Non-U.S. Loan Party is organized, which pledge agreement shall (x) be prepared by local counsel reasonably satisfactory to the Agents, (y) be in form and substance reasonably satisfactory to the Agents and (z) be in full force and effect (each such pledge agreement, as amended, modified, restated and/or supplemented from time to time, a “Non-U.S. Pledge Agreement” and, collectively, the “Non-U.S. Pledge Agreements”) and (II) such Non-U.S. Loan Party shall have taken such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Non-U.S. Pledge Agreement. Part A of Schedule 4.02(k) sets forth all Non-U.S. Pledge Agreements to be executed and delivered on the Initial Borrowing Date.

(iii) With respect to any Loan Party (whether organized under the laws of the United States or a non-U.S. jurisdiction) which is pledging promissory notes or Equity Interests in one or more Persons organized under the laws of a different jurisdiction from the jurisdiction of organization of the respective Loan Party, if the Administrative Agent determines (based on advice of local counsel) that it would be in the interests of the Lenders that the respective Loan Party authorize, execute and deliver one or more additional pledge agreements governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose promissory notes or Equity Interests are being pledged is (or are) organized, then the respective Loan Party shall (I) so authorize, execute and deliver one or more such additional pledge agreements (each, as amended, modified, restated and/or supplemented from time to time, a “Local Law Pledge Agreement” and, collectively, the “Local Law Pledge Agreements”) and (II) take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Local Law Pledge Agreement. Each Local Law Pledge Agreement shall (x) be prepared by local counsel reasonably satisfactory to the Agents, (y) be in form and substance reasonably satisfactory to the Agents and (z) be in full force and effect, it being understood and agreed, however, in the case of any Local Law Pledge Agreement entered into by Intermediate U.S. Holdco or any of its U.S. Subsidiaries, the respective U.S. Loan Party shall not be required to pledge more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of any Non-U.S. Subsidiary (other than Fibope) that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under this Agreement (in the case of the U.S. Borrowers) or (y) under its Guarantee Agreement (in the case of the other U.S. Loan Parties) (although 100% of the non-voting Equity Interests, if any, of each such Non-U.S. Subsidiary shall be required to be pledged in support of such obligations). Part B of Schedule 4.02(k) sets forth all Local Law Pledge Agreements to be executed and delivered on the Initial Borrowing Date.

(l) U.S. Security Agreement. Each U.S. Loan Party shall have duly authorized, executed and delivered the U.S. Security Agreement substantially in the form of Exhibit H, with such changes thereto as may agreed to by the Administrative Agent, covering all of such U.S. Loan Party’s present and future Security Agreement Collateral referred to therein, together with:

(I) proper Financing Statements (Form UCC-1 or the equivalent) fully executed (where required) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the U.S. Security Agreement;

(II) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name any U.S. Loan Party or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (I) above, together with copies of such other financing statements that name any U.S. Loan Party or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(III) evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the U.S. Security Agreement; and

(IV) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the U.S. Security Agreement have been taken;

and the U.S. Security Agreement and such other documents shall be in full force and effect.

(m) Non-U.S. Security Agreements. Each Non-U.S. Loan Party listed on Part C of Schedule 4.02(k) shall have duly authorized, executed and delivered such security agreements, documents and instruments as may be required by the Administrative Agent (based on advice of local counsel), with the intent being that the Lenders receive valid and enforceable first priority or first ranking, perfected or registered security interests or hypothecs in all or substantially all of the assets (including all tangible and intangible assets, including receivables, contract rights, securities, inventory, equipment, real estate, leasehold interests, vessels, insurances, and material patents, trademarks and other intellectual property) owned by each Non-U.S. Loan Party in which it is practicable (in accordance with requirements of local law and taking into account such cost and practicality considerations as may be agreed by the Administrative Agent) to obtain such security interests or hypothecs (as determined by the Administrative Agent, based on advice of local counsel). All security documentation to be executed and delivered by the Non-U.S. Loan Parties pursuant to the immediately preceding sentence (each, as amended, modified, restated and/or supplemented from time to time, a “Non-U.S. Security Agreement” and, collectively, the “Non-U.S. Security Agreements”) shall (i) be prepared by local counsel reasonably satisfactory to the Administrative Agent, (ii) be in form and substance reasonably satisfactory to the Administrative Agent and (iii) be in full force and effect. In connection with the execution and delivery of the Non-U.S. Security Agreements, the respective Non-U.S. Loan Parties shall take such actions as may be necessary or desirable under local law (as advised by local counsel) to create, maintain, effect, perfect or register, render opposable, preserve, maintain and protect the security interests granted (or purported to be granted) thereby (including, without limitation, taking actions analogous to those described in Section 4.02(l) with respect to the Security Agreement Collateral described in the U.S. Security Agreement and in Section 4.02(n) with respect to the Mortgages covering U.S. Mortgaged Properties), in each case to the extent customary in connection with secured transactions under the laws of the respective jurisdiction or deemed necessary or desirable by the Administrative Agent based on advice of local counsel. Part C of Schedule 4.02(k) sets forth all Non-U.S. Security Agreements to be executed and delivered on the Initial Borrowing Date.

(n) Mortgages; Title Insurance; Surveys; etc. (I) The Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property (located in the United States or any State or territory thereof) owned or leased by the Canadian Parent or any of its Subsidiaries as are designated on Schedule 3.11(b) as a “U.S. Mortgaged Property”, together with evidence that counterparts of the Mortgages have been delivered to the Title Company insuring the lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien or immovable hypothec on each U.S. Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, subject to Permitted Liens described in Sections 6.02(viii), (xi) and (xii);

(ii) Mortgage Policies on the U.S. Mortgaged Properties issued by a Title Company in amounts satisfactory to the Agents assuring the Collateral Agent that the Mortgages on such U.S. Mortgaged Properties are valid and enforceable first priority mortgage liens or immovable hypothecs on the respective U.S. Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens described in Sections 6.02(viii), (xi) and (xii) and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Agents and the Requisite Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent may request, shall not include an exception for mechanics’ liens or creditors’ rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may request; and

(iii) Surveys of each U.S. Mortgaged Property designated as a “surveyed property” on Schedule 3.11(b).

(II) The Canadian Parent shall have used its best efforts to deliver to the Collateral Agent Landlord-Lender Agreements, in form and substance reasonably acceptable to the Collateral Agent, from landlords under leases for those properties designated on Schedule 3.11(b) as a “U.S. Leasehold Property”, pursuant to which such landlords shall, among other things, waive any lien they may have on the personal property and fixtures of IPG (US) or any U.S. Subsidiary Guarantor located at a U.S. Leasehold Property, and consent to the granting of a Mortgage over IPG (US)’s or U.S. Subsidiary Guarantor’s interest in each U.S. Leasehold Property.

(III) With respect to each Real Property (located outside the United States and the States and territories thereof) owned by the Canadian Parent or any of its Subsidiaries and designated on Schedule 3.11(b) as a “Non-U.S. Mortgaged Property”, the respective Loan Party owning same shall have executed such Non-U.S. Security Agreements as may be necessary or desirable (in accordance with the requirements of Section 4.02(m)) to create a valid and enforceable first priority or first-ranking, perfected or registered security interest or hypothec (or the equivalent under local law) in the respective Non-U.S. Mortgaged Property to secure (as nearly as possible) its obligations under this Agreement or its Guarantee Agreement, as applicable, and shall have taken such other actions under local law as are customary in connection with the granting of security interests or hypothecs in Real Property in such jurisdictions for transactions of this type. All actions required pursuant to this clause (III) shall be required to comply with the requirements of Section 4.02(m) and shall be taken to the satisfaction of the Administrative Agent.

(o) Insurance Certificate. The Canadian Parent shall have delivered to the Collateral Agent certificates of insurance with respect to all existing insurance coverage maintained by the Canadian Parent and its Subsidiaries which certificates shall comply with Section 5.04 hereof and shall provide evidence that the insurance coverage required by Section 5.04 and the Security Documents is in effect in form and substance satisfactory to the Collateral Agent.

(p) Solvency Certificate. The Lenders shall have received a certificate of the chief financial officer of the Canadian Parent substantially in the form of Exhibit K and satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Administrative Agent confirming the solvency of the Canadian Parent and its Subsidiaries (on a consolidated basis), each U.S. Borrower and its Subsidiaries (on a consolidated basis) and the Canadian Borrower and its Subsidiaries (on a consolidated basis), in each case after giving effect to the Transactions.

(q) Intercompany Subordination Agreement. The Administrative Agent shall have received counterparts of the Intercompany Subordination Agreement duly authorized and executed by each Loan Party and each other Subsidiary of the Canadian Parent which is an obligee or obligor with respect to any Intercompany Debt, and the Intercompany Subordination Agreement shall be in full force and effect.

(r) Borrowing Notices. The Administrative Agent shall have received a notice of the Credit Events to occur on the Initial Borrowing Date as required by Section 2.02 or 2.03, as applicable.

(s) Representations. The representations and warranties set forth in Sections 3.03(b), 3.04 and 3.15 shall be true and correct with the same effect as if made on the Initial Borrowing Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(t) No Defaults. At the time of and immediately after each Credit Event to occur on the Initial Borrowing Date, no Default under Section 7.01(a) or (i) shall have occurred and be continuing.

(u) Payment of Fees. The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Initial Borrowing Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Initial Borrowing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP and domestic and foreign local counsel) required to be reimbursed or paid by the Canadian Parent hereunder, under the commitment letter or under any other Loan Document.

In determining the satisfaction of the conditions specified in this Section 4.02, (x) to the extent any item is required to be satisfactory to any Agent or Lender, such item shall be deemed satisfactory to each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Agent or Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 4.02(f), each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.02 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release any Loan Agreement Party from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 4.02).

Section 4.03. Conditions to Each Credit Event (other than Credit Events Occurring on the Initial Borrowing Date). The agreement of each Lender to make any Advance (including the acceptance and purchase of Bankers’ Acceptances but excluding continuations and conversions of Advances) and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a “Credit Event”) requested to be made by it on any date (other than a Credit Event occurring on the Initial Borrowing Date) is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.03, 2.04 or 2.05, as applicable (or such notice shall have been deemed given in accordance with Section 2.04(b)).

(b) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

(d) If at any time any Margin Stock is pledged or required to be pledged pursuant to any Security Document, all actions required to be taken pursuant to Section 5.19 shall have been taken to the reasonable satisfaction of the Administrative Agent.

(e) Upon any Drawing pursuant to clause (i) of the definition thereof, the relevant Canadian Revolving Lenders shall have been provided Drafts as contemplated by Section 2.03(f).

Each such Credit Event shall be deemed to constitute a representation and warranty by each Loan Agreement Party on the date of such Credit Event, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.03.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Agreement Party hereby covenants and agrees with the Lenders that on or after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Advance and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit and Bankers’ Acceptances have expired or terminated and all LC Disbursements shall have been reimbursed:

Section 5.01. Financial Information, Reports, Notices, etc. The Canadian Parent will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 50 days (or such shorter period for the filing of the Canadian Parent’s Form 6-K as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Canadian Parent and its Subsidiaries and consolidated statements of earnings and cash flow of the Canadian Parent and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Canadian Parent;

(b) as soon as available and in any event within 90 days (or such shorter period as may be required for the filing of the Canadian Parent’s Form 40-F by the SEC) after the end of each Fiscal Year, a copy of the annual financial statements for such Fiscal Year for the Canadian Parent and its Subsidiaries, including therein a consolidated balance sheet of the Canadian Parent and its Subsidiaries as of the end of such Fiscal Year, consolidated statements of earnings and cash flow of the Canadian Parent and its Subsidiaries for such Fiscal Year and the annual audit report for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by Raymond Chabot Grant Thornton G.P. or other nationally recognized independent public accountants acceptable to the Administrative Agent;

(c) [Reserved];

(d) at the time of delivery of the financial statements provided for in Sections 5.01(a) and (b), (i) a certificate from a Financial Officer of the Canadian Parent (a “Compliance Certificate”) setting forth (x) a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 6.13 through 6.16, inclusive, and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing such Default and the steps, if any, being taken to cure it, (y) the calculation of the Total Leverage Ratio as at the last day of the respective Fiscal Quarter or Fiscal Year, as the case may be, and (z) if delivered with the financial statements required by Section 5.01(b), the amount of (and the calculations (in reasonable detail) required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the Applicable Excess Cash Flow Prepayment Percentage as at the last day of the respective Fiscal Year and (ii) in the case of the delivery of the financial statements required by Section 5.01(b), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by generally accepted auditing standards);

(e) no later than January 31 of each Fiscal Year, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) and the succeeding Fiscal Years through the then latest Maturity Date (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year) having the same level of detail as the projections referred to in Section 3.16(c) and, promptly when available, any significant revisions of such budgets;

(f) promptly upon receipt thereof, copies of all reports submitted to the Canadian Parent by independent certified public accountants in connection with each annual, interim or special audit of the books of the Canadian Parent or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

(g) as soon as possible and in any event within three Business Days after a Responsible Officer of the Canadian Parent becomes aware of the occurrence of any Default, a statement of such Responsible Officer setting forth details of such Default and the action which the Canadian Parent has taken and proposes to take with respect thereto;

(h) as soon as possible and in any event within five Business Days after a Responsible Office becomes aware (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

(i) promptly after the sending or filing thereof, copies of all reports which the Canadian Parent sends to any of its security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which the Canadian Parent or any of its Subsidiaries or any of their officers files with the SEC, the Toronto Stock Exchange or any other stock exchange or equivalent market (whether in the United States or Canada);

(j) as soon as possible and, in any event, within ten (10) days after the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, a certificate of the chief financial officer of the Canadian Parent setting forth the full details as to such occurrence and the action, if any, that the Canadian Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Canadian Parent, such Subsidiary, the Pension Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Pension Plan or Multiemployer Plan participant and any notices received by the Canadian Parent, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Pension Plan or Multiemployer Plan participant with respect thereto: (i) that an ERISA Event has occurred or is reasonably expected to occur; (ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, ..64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Pension Plan within the following 30 days; (iii) that a Pension Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (iv) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; or (v) that the Canadian Parent or any Subsidiary of the Canadian Parent may incur any material liability pursuant to (i) any Welfare Plans which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or (ii) any Pension Plan or Foreign Plan, the obligations with respect to which could reasonably be expected to materially affect the ability of any Loan Party to perform its obligations under this Agreement or any other Loan Document;

(k) (i) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Pension Plan pursuant to Section 4010 of ERISA, (ii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Pension Plan, other than a Multiemployer Plan, and Welfare Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service, and (iii) any material notices received by the Canadian Parent, any Subsidiary of the Canadian Parent or any ERISA Affiliate with respect to any Pension Plan, Welfare Plan or Foreign Plan, or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or filed with the Internal Revenue Service or such notice has been received by the Canadian Parent, such Subsidiary of the Canadian Parent or such ERISA Affiliate, as applicable;

(l) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

(m) simultaneously with the delivery of financial statements pursuant to Sections 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others to the extent required to be filed under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC, without any exceptions or qualifications;

(n) promptly after obtaining knowledge thereof, written notice of (A) any material Environmental Claim affecting any Mortgaged Property, including, without limitation, any material notice of inspection, abatement or noncompliance; (B) all material Environmental Claims made, or material claims threatened in writing, by any third party against the Canadian Parent or any of its Subsidiaries or any Mortgaged Property; and (C) the Canadian Parent’s or any of its Subsidiaries’ discovery of any Release, occurrence or condition on any Mortgaged Property or any Real Property adjoining or in the vicinity of any Mortgaged Property which is reasonably likely to subject the Canadian Parent or any of its Subsidiaries to a material Environmental Claim, Environmental Liability or to any restrictions on the ownership, occupancy, transferability or use of said Real Property under any Environmental Law; and

(o) such other information respecting the condition or operations, financial or otherwise, of the Canadian Parent or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Section 5.02. Compliance with Laws, etc. The Loan Agreement Parties will, and will cause each of their Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

(a) the maintenance and preservation of their and their Subsidiaries’ existence and their qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity);

(b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon them or upon their property, except as provided in Section 5.14; and

(c) that all Foreign Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and are administered in all respects in compliance with all applicable laws, and that each Pension Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that its meets the requirements of Sections 401(a) and 501(a) of the Code) and is administered in all respects in compliance with all applicable laws, except to the extent that the failure to do any of the foregoing could not reasonably be expected to materially affect the ability of any Loan Party to perform its obligations under this Agreement or any other Loan Document.

Section 5.03. Maintenance of Properties. Each Loan Agreement Party and each of its respective Subsidiaries will maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (reasonable wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Loan Agreement Party or any of its Subsidiaries from discontinuing the operation, maintenance or preservation of any of its properties if such discontinuance is, in the reasonable commercial judgment of such Loan Agreement Party or such Subsidiary, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

Section 5.04. Insurance. The Loan Agreement Parties will and will cause each of their respective Subsidiaries to maintain or cause to be maintained with financially sound and responsible insurers (a) insurance with respect to their properties material to the business of the Loan Agreement Parties and their respective Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent may from time to time require) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Canadian Parent setting forth the nature and extent of all insurance maintained by the Loan Agreement Parties and their respective Subsidiaries in accordance with this Section. Each such insurance policy shall provide that (i) it may not be cancelled or otherwise terminated without at least thirty (30) days’ prior written notice to the Collateral Agent (and to the extent any such policy is cancelled or renewed, the Canadian Parent shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and Collateral Agent of the payment of the premium therefor); (ii) the Collateral Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (iii) all losses thereunder shall be payable notwithstanding any act or negligence of any Loan Agreement Party or any of its Subsidiaries or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iv) to the extent such insurance policy constitutes property insurance, all losses payable thereunder shall be payable to the Collateral Agent, as an additional insured and as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Collateral Agent, as loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of the Canadian Parent (such consent not to be unreasonably withheld or delayed); and (v) with respect to liability insurance, the

Collateral Agent shall be named as an additional insured. Notwithstanding the inclusion in each insurance policy of the provision described in clause (ii) of the immediately preceding sentence, (x) in the event any Loan Agreement Party gives the Collateral Agent written notice that it (or one of its Subsidiaries) does not intend to pay any premium relating to any insurance policy on which the Collateral Agent is named or to be named as an additional insured when due, the Collateral Agent shall not exercise its right to pay such premium so long as such Loan Agreement Party delivers to the Collateral Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Loan Agreement Party with no lapse in such coverage and (y) in the event that the Collateral Agent does pay any such premium (which the Collateral Agent shall have no obligation to do), the U.S. Borrowers shall be jointly and severally obligated to immediately reimburse the Collateral Agent for the full amount of such premium (with interest on such amount payable from the date such payment is made at the Applicable Rate for U.S. Revolving Loans maintained as ABR Loans which are overdue).

Section 5.05. Books and Records; Visitation Rights. Each Loan Agreement Party will, and will cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Canadian Parent, photocopy extracts from) any of its books or other corporate or partnership records.

Section 5.06. Environmental Covenant. Each Loan Agreement Party will, and will cause each of its respective Subsidiaries to:

(a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliances which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect required to operate its facilities and properties and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliances that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) promptly notify the Administrative Agent and provide copies of all Environmental Claims which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c) take all necessary steps to initiate and expeditiously complete all Remedial Actions to mitigate and eliminate the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to lead to Environmental Liability which could reasonably be expected to have a Material Adverse Effect, and keep the Administrative Agent informed of their actions;

(d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, provide, at such Loan Agreement Party’s sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by such Loan Agreement Party or any of its respective Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or Event of Termination or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that any Loan Agreement Party, any of its Subsidiaries or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Loan Agreement Party or any of its respective Subsidiaries or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable), it being understood and agreed that if any Loan Agreement Party fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and such Loan Agreement Party and each of its respective Subsidiaries shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access (during normal business hours) to such Mortgaged Property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Loan Agreement Party’s sole cost and expense during normal business hours; and

(e) provide such information which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

Section 5.07. Existence; Conduct of Business. Each Loan Party will, and will cause each of its respective Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.08. Performance of Obligations. Each Loan Party and its respective Subsidiaries will perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party, except such non-compliances that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Casualty and Condemnation. Each Loan Party (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $1,000,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

Section 5.10. Additional Security; Further Assurances. (a) Each Loan Agreement Party will, and will cause each of the other Loan Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of such Loan Agreement Party and such other Loan Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Requisite Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) In the event that any Loan Party or its respective Subsidiaries acquires an interest in additional Real Property having a fair market value in excess of $1,000,000 (as determined in good faith by the Canadian Parent) or renews or enters into any new lease of Real Property for a term of one (1) year or more (whether or not the subject of a leasehold Mortgage on the Initial Borrowing Date), the Canadian Parent shall give prompt written notice thereof to the Collateral Agent and, if requested by the Collateral Agent, take such actions with respect to such Real Property as are required by this Section 5.10.

(c) Upon the reasonable request of the Administrative Agent or the Requisite Lenders, each Loan Agreement Party will, and will cause each of the other Loan Parties to, take actions with respect to Non-U.S. Loan Parties and/or Equity Interests of Persons not organized in a Qualified Jurisdiction of the types described in Sections 4.02(k), (l), (m) and (n) which were not required to be taken on the Initial Borrowing Date.

(d) Each Loan Agreement Party will, and will cause each of the other Loan Parties to, at the expense of the respective Loan Party, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Each Loan Agreement Party will, and will cause each of the other Loan Parties to, deliver to the Collateral Agent such opinions of counsel, Mortgage Policies and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 5.10 has been complied with.

(e) In the event that the Administrative Agent or the Requisite Lenders at any time after the Initial Borrowing Date determine in their reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, role, regulation, guideline or order (any such appraisal, a “Required Appraisal”) are or were required to be obtained, or should be obtained, in connection with any U.S. Mortgaged Property or U.S. Mortgaged Properties, then, within 60 days after receiving written notice thereof from the Administrative Agent or the Requisite Lenders, as the case may be, IPG (US) shall cause such Required Appraisal to be delivered, at the expense of IPG (US), to the Administrative Agent, which Required Appraisal, and the respective appraiser, shall be satisfactory to the Administrative Agent.

(f) Each Loan Agreement Party agrees that each action required by clauses (a), (c) and (d) of this Section 5.10 shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Requisite Lenders; provided that, in no event will any Loan Agreement Party or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 5.10.

Section 5.11. Actions With Respect to Newly-Created Subsidiaries; Non-Guarantor Subsidiaries. (a) If at any time any U.S. Subsidiary of the Canadian Parent is created, established or acquired, such Subsidiary shall be required to execute and deliver counterparts of the U.S. Subsidiaries Guaranty, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a U.S. Subsidiary Guarantor on the Initial Borrowing Date, and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 4.02 if such Subsidiary had been a U.S. Subsidiary Guarantor on the Initial Borrowing Date.

(b) If at any time any Subsidiary of the Canadian Parent organized under the laws of any Qualified Non-U.S. Jurisdiction is created, established or acquired, such Subsidiary shall be required to execute and deliver counterparts of the Non-U.S. Subsidiaries Guaranty, the Intercompany Subordination Agreement and such Security Documents as would have been entered into by the respective Subsidiary if same had been a Non-U.S. Subsidiary Guarantor on the Initial Borrowing Date (determined in accordance with the criteria described in Sections 4.02(k)(ii), (m) and (n)(III)), and in each case shall take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 4.02 if such Subsidiary had been a Non-U.S. Subsidiary Guarantor on the Initial Borrowing Date.

(c) (i) If at any time after the Initial Borrowing Date any jurisdiction is added to the list of Qualified Jurisdictions in accordance with the definition thereof contained herein, then at the time of such designation each Non-U.S. Subsidiary of the Canadian Parent organized under the laws of such Qualified Jurisdiction shall be required to become a Non-U.S. Subsidiary Guarantor and take all actions specified in preceding Section 5.11(b).

(ii) Any Non-U.S. Subsidiary of the Canadian Parent organized in a Non-Qualified Jurisdiction (which is not then a Non-U.S. Subsidiary Guarantor) and which provides a Guarantee of the obligations of the Special-Purpose Issuer under the Subordinated Notes Documents or any Permitted Subordinated Indebtedness shall execute and deliver counterparts of the Non-U.S. Subsidiaries Guaranty (or a similar guaranty agreement reasonably acceptable to the Administrative Agent).

(d) In addition to the requirements contained in the Pledge Agreements, each Loan Agreement Party agrees to pledge and deliver, or cause to be pledged and delivered, all of the Equity Interests owned by any Loan Party of each new Subsidiary of the Canadian Parent established or created after the Initial Borrowing Date to the Collateral Agent for the benefit of the Secured Creditors pursuant to the relevant Pledge Agreement or other Non-U.S. Security Agreement, provided that, in the case of any Non-U.S. Subsidiary of any U.S. Loan Party (other than Fibope) that is a corporation (or treated as such for U.S. tax purposes), not more than 65% of the total outstanding voting Equity Interests of such Person shall be required to be pledged in support of such U.S. Loan Party’s obligations (x) as a Borrower under the Credit Agreement (in the case of any U.S. Borrower) or (y) under its Guarantee Agreement (in the case of the other U.S. Loan Parties).

(e) In connection with any action taken (or required to be taken) pursuant to Section 5.11(a), (b), (c) or (d), the Loan Agreement Parties shall (or shall cause their respective Subsidiaries), (i) at their own expense, to (x) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection, maintenance, preservation and protection of the Liens on its assets intended to be created pursuant to the relevant Security Documents and (y) take all other actions reasonably requested by the Collateral Agent (including, without limitation, the furnishing of legal opinions) in connection with the granting of the security interests required pursuant to said Sections and (ii) pay in full all taxes, fees and other charges payable in connection with the granting of the security interests required pursuant to said Sections.

(f) Each action required above by Section 5.11(a), (b), (c), (d) and (e) with respect to a newly formed, created or acquired Subsidiary, or with respect to any Subsidiary which is located in a jurisdiction newly-designated as a Qualified Jurisdiction, shall be completed contemporaneously with the formation, creation or acquisition of such Subsidiary or the date of the addition of the respective jurisdiction to the list of Qualified Jurisdictions, as the case may be.

(g) Notwithstanding the foregoing provisions of this Section 5.11, to the extent any Subsidiary which is not a Wholly-Owned Subsidiary is acquired pursuant to a Permitted Acquisition (in accordance with the limitations contained in the definition thereof) or as a result of Investments made pursuant to Section 6.04, then for so long as such Subsidiary is not a Wholly-Owned Subsidiary, to the extent the Canadian Parent determined (in good faith)

that the respective Subsidiary is not able, under applicable requirements of law (whether because of fiduciary duties under applicable law or other requirements of applicable law) or contractual restrictions, to execute and deliver a Subsidiaries Guaranty or one or more Security Documents, the respective such Subsidiary shall not be required to become a Subsidiary Guarantor or execute and deliver such Security Documents as otherwise required above.

Section 5.12. Ownership of Subsidiaries; Conduct of Business. (a) Notwithstanding anything to the contrary contained in this Agreement, (w) the Canadian Parent shall at all times own directly 100% of the Equity Interests of the Canadian Borrower and U.S. Intermediate Holdco, (x) U.S. Intermediate Holdco shall at all times own directly 100% of the capital stock of IPG (US), (y) IPG (US) shall at all times own, directly or indirectly, 100% of the Equity Interests of each U.S. Subsidiary Borrower and (z) except as set forth on Schedule 5.12(a) and subject to the proviso to the first sentence of Section 5.12(c), the Canadian Parent shall at all times own directly or indirectly (through one or more Wholly-Owned Non-U.S. Subsidiaries (as opposed to through U.S. Subsidiaries)) all of the capital stock or other Equity Interests (to the extent owned by the Canadian Parent or any of its Subsidiaries) of each Non-U.S. Subsidiary of the Canadian Parent.

(b) The Loan Agreement Parties shall take all actions so that, at all times from and after the Effective Date, all the assets of the Canadian Parent and its Subsidiaries located within the United States, all Equity Interests in all U.S. Subsidiaries or other U.S. Persons (other than Equity Interests in U.S. Intermediate Holdco and IPG (US), which are covered in preceding clause (a)) and all or substantially all of the business of the Canadian Parent and its Subsidiaries conducted in the United States, are, in each case, owned or conducted, as the case may be, by IPG (US) and one or more U.S. Subsidiary Guarantors which are not direct or indirect Subsidiaries of any Subsidiary of the Canadian Parent which is a Non-U.S. Subsidiary, provided that if a Non-U.S. Subsidiary (not itself created or established in contemplation of a Permitted Acquisition) is acquired pursuant to a Permitted Acquisition which Non-U.S. Subsidiary has (either directly or through one or more U.S. Subsidiaries) assets or operations in the United States, the Canadian Parent shall have a reasonable period of time (not to exceed 60 days) to effect the transfer of U.S. assets and operations (including all Equity Interests in any U.S. Subsidiary or other U.S. Persons held by it) of the respective Non-U.S. Subsidiary to IPG (US) or one or more U.S. Subsidiary Guarantors, provided further, that the respective transfer shall not be required to be made if the Canadian Parent determines (in good faith) that such transfer would give rise to adverse tax consequences to the Canadian Borrower and its Subsidiaries or would give rise to any material breach or violation of law or contract (in which case, the Canadian Parent and its Subsidiaries shall transfer such assets and operations at such time, if any, as such adverse tax consequences or breach or violation would not exist and, until such time, shall use good faith efforts so that any growth in the assets or operations of the entity so acquired, to the extent located in the United States, are made within one or more U.S. Loan Parties).

(c) The Loan Agreement Parties shall take all actions so that, at all times from and after the Effective Date, all the assets of the Canadian Parent and its Subsidiaries located outside the United States, all Equity Interests in all Non-U.S. Subsidiaries or other non-U.S. Persons and all or substantially all of the business of the Canadian Parent and its Subsidiaries conducted outside the United States, are, in each case, owned or conducted, as the case may be, by the Canadian Borrower and one or more Non-U.S. Subsidiary Guarantors which are not direct or indirect Subsidiaries of any Subsidiary of the Canadian Parent which is a U.S. Subsidiary, provided that (x) the Equity Interests of the Subsidiaries described in Schedule 5.12(a) may continue to be owned by U.S. Subsidiaries, and the Persons listed on Schedule 5.12(a) may continue to conduct their business in their respective jurisdictions of organization, and (y) if a U.S. Subsidiary (not itself created or established in contemplation of a Permitted Acquisition) is acquired pursuant to a Permitted Acquisition which U.S. Subsidiary has (either directly or through one or more Non-U.S. Subsidiaries) assets or operations outside the United States, the Canadian Parent shall have a reasonable period of time (not to exceed 60 days) to effect the transfer of non-U.S. assets and operations (including all Equity Interests in any Non-U.S. Subsidiary or other non-U.S. Persons held by it) of the respective U.S. Subsidiary to one or more Non-U.S. Subsidiary Guarantors, provided further, that the respective transfer shall not be required to be made if the Canadian Parent determines (in good faith) that such transfer would give rise to adverse tax consequences to the Canadian Borrower and its Subsidiaries or would give rise to any material breach or violation of law or contract (in which case, the Canadian Parent and its Subsidiaries shall transfer such assets and operations at such time, if any, as such adverse tax consequences or breach or violation would not exist and, until such time, shall use good faith efforts so that any growth in the assets or operations of the entity so acquired, to the extent located outside the United States, are made within one or more Non-U.S. Loan Parties).

(d) In addition to the foregoing requirements, the Loan Agreement Parties shall take all actions so that, at all times from and after the Effective Date, all the assets of the Canadian Parent’s Subsidiaries located within all Qualified Non-U.S. Jurisdictions, all Equity Interests in all Persons organized under any Qualified Non-U.S. Jurisdiction and all or substantially all of the business of the Canadian Parent’s Subsidiaries conducted in all Qualified Non-U.S. Jurisdictions, are, in each case, owned or conducted, as the case may be, by one or more Non-U.S. Loan Parties which are not direct or indirect Subsidiaries of any Subsidiary of the Canadian Parent other than Non-U.S. Loan Parties, provided that (x) the Equity Interests of the Subsidiaries described in Schedule 5.12(a) may continue to be owned by U.S. Subsidiaries, and the Persons listed on Schedule 5.12(a) may continue to conduct their business in their respective jurisdictions of organization, and (y) if a Subsidiary of the Canadian Parent organized under the laws of a Non-U.S. Jurisdiction other than any Qualified Non-U.S. Jurisdiction (not itself created or established in contemplation of the respective Permitted Acquisition) is acquired pursuant to a Permitted Acquisition which Subsidiary has (either directly or through one or more Subsidiaries) assets or operations outside Qualified Non-U.S. Jurisdictions, the Canadian Parent shall have a reasonable period of time (not to exceed 60 days) to effect the transfer of all assets and operations outside Qualified Non-U.S. Jurisdictions (including all Equity Interests in any Persons held by it which are organized under the laws of one or more Qualified Non-U.S. Jurisdiction) of the respective Subsidiary to one or more Non-U.S. Loan Parties which are not themselves direct or indirect Subsidiaries of any Subsidiary of the Canadian Parent other than Non-U.S. Loan Parties, provided further, that the respective transfer shall not be required to be made if the Canadian Parent in good faith determines that such transfer would give rise to adverse tax consequences to the Canadian Parent and its Subsidiaries or would give rise to any material breach or violation of law or contract (in which case, the Canadian Parent and its Subsidiaries shall transfer such assets and operations at such time, if any, as such adverse tax consequences or breach or violation would not exist, and until such time shall use good faith efforts so that any growth in the assets or operations of the entity so acquired, to the extent located in the Qualified Non-U.S. Jurisdictions, are made within one or more Non-U.S. Loan Parties which are not themselves direct or indirect Subsidiaries of any Subsidiary of the Canadian Parent other than Non-U.S. Loan Parties).

(e) For the avoidance of doubt, it is understood and agreed that the foregoing provisions of this Section 5.12 shall not prohibit the acquisition of, or Investments in, Non-Wholly-Owned Subsidiaries as contemplated by Section 6.17(b), provided that the Equity Interest owned by the Canadian Parent or any of its Subsidiaries in such Non-Wholly-Owned Subsidiaries shall be subject to any applicable requirements of preceding clauses (b), (c) and (d).

Section 5.13. Use of Proceeds. The Loan Agreement Parties covenant and agree that (i) the proceeds of the Term B Loans hereunder will be used by IPG (US) on the Initial Borrowing Date to finance the Existing Senior Notes Refinancing and to pay Fees and expenses payable hereunder, (ii) all Revolving Credit Borrowings and Swingline Borrowings will be used for general corporate purposes of the Borrowers and their respective Subsidiaries; provided that not more than $10,000,000 of proceeds of Revolving Credit Borrowings may be utilized to finance the Existing Senior Notes Refinancing and to pay fees and expenses in connection therewith and (iii) all Incremental Loans shall be used for working capital and general corporate purposes of the Borrowers and their respective Subsidiaries. Notwithstanding the foregoing, except as otherwise permitted by Section 6.07(iii), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

Section 5.14. Payment of Taxes. Each Loan Agreement Party will, and will cause its respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income, capital or profits, or upon any Properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Agreement Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither any Loan Agreement Party nor any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP; provided further, that any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

Section 5.15. Maintenance of Corporate Separateness. Each Loan Agreement Party will, and will cause each of its Subsidiaries to, satisfy customary corporate or other formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate or other records. Neither the Canadian Parent nor any other Loan Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of the Canadian Parent or any other Loan Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from the Canadian Parent and its other Subsidiaries. Finally, neither the Canadian Parent nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate or other existence of any Loan Agreement Party, any other Loan Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of the Canadian Parent or any other Loan Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

Section 5.16. End of Fiscal years and Fiscal Quarters. Each Loan Agreement Party will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each calendar year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.

Section 5.17. Equal Security for Loans and Notes. If any Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or Property thereby secured as long as any such assets or Property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation by any Loan Party of the provisions of Section 6.02.

Section 5.18. Subordination of Loans. Each Loan Agreement Party covenants and agrees that any existing and future loans from any Subsidiary that is not a Loan Party to any Loan Party (or by any Loan Party which is organized under the laws of a jurisdiction other than the United States or Canada (or any state, province or territory thereof), if made to any Loan Party organized under the laws of the United States or Canada (or any state, province or territory thereof)) shall be subordinated as, and to the extent, required by the Intercompany Subordination Agreement.

Section 5.19. Margin Regulations. The Canadian Parent will take all actions so that at all times the fair market value of all Margin Stock owned by the Canadian Parent and its Subsidiaries (other than capital stock of the Canadian Parent held in treasury) shall not exceed $2,500,000. So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Canadian Parent and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Loan Document. Without excusing any violation of the first sentence of this Section 5.19, if at any time the fair market value of all Margin Stock owned by the Canadian Parent and its Subsidiaries (other than capital stock of the Canadian Parent held in treasury) exceeds $2,500,000, then (x) all Margin Stock owned by the Loan Parties (other than capital stock of the Canadian Parent held in treasury) shall be pledged, and delivered for pledge, pursuant to the relevant Pledge Agreement(s) and (y) the Canadian Parent will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations U and X. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations U and X.

Section 5.20. Existing Senior Notes Refinancing. On or prior to August 28, 2004, the Existing Senior Notes Refinancing shall be consummated in accordance with the requirements therefor specified in Section 4.02(h) and all applicable laws.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Advance and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit and Bankers’ Acceptances have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Loan Agreement Parties and their respective Subsidiaries agree with the Lenders that:

Section 6.01. Indebtedness; Certain Equity Securities. (a) The Loan Agreement Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(i) Indebtedness incurred and outstanding under the Loan Documents;

(ii) (A) Indebtedness of the Loan Parties incurred and outstanding under the Subordinated Notes Documents in an aggregate principal amount not to exceed $125,000,000 and (B) any refinancings thereof with Permitted Subordinated Indebtedness; provided that in the case of this clause (B) only, (x) no Default shall have occurred or be continuing at the time of the respective refinancing or would exist immediately after giving effect thereto, (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it were incurred on the first day of the immediately preceding Test Period, the Canadian Parent would be in compliance with Sections 6.13 through 6.15, inclusive, and (z) the amount of such Indebtedness is not increased at the time of such refinancing, except by an amount equal to any reasonable prepayment premium on such Indebtedness being refinanced and fees and expenses reasonably incurred in connection with such refinancing;

(iii) Indebtedness existing on the Effective Date (other than Indebtedness under the Existing Senior Notes Documents) and set forth in Schedule 6.01(a)(iii) (the “Existing Indebtedness”) and any renewals, refinancings and extensions thereof on terms and conditions (other than interest rates and other terms which fluctuate with general market conditions) no less favorable to such Person than such existing Indebtedness; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any reasonable prepayment premium on such Indebtedness being refinanced and fees and expenses reasonably incurred in connection with such refinancing and by an amount equal to any existing commitment (which shall not be increased from the amounts thereof as in effect on the Effective Date and shown in Schedule 6.01(a)(iii)) unutilized thereunder and such refinanced Indebtedness matures no earlier than the Indebtedness being refinanced;

(iv) (x) intercompany Indebtedness among the Loan Parties, (y) intercompany Indebtedness of any Loan Party owed to any Non-Guarantor Subsidiary and (z) Indebtedness of any Non-Guarantor Subsidiary owing to any Loan Party; provided that (I) any such Indebtedness (other than any such Indebtedness owed by a Loan Party to a Non-Guarantor Subsidiary) shall be evidenced by a promissory note and shall be pledged pursuant to the relevant Security Document, (II) such Indebtedness shall at all times be subordinated as, and to the extent, required by the Intercompany Subordination Agreement, (III) the obligor and obligee with respect to any such Indebtedness shall be parties to the Intercompany Subordination Agreement (or become parties thereto contemporaneously with the incurrence of such Indebtedness) and (IV) at no time shall the aggregate outstanding principal amount of all intercompany Indebtedness made pursuant to subclause (z) of this clause (iv) (determined without regard to any write-downs or write-offs thereof), when added to the aggregate amount of all cash common equity contributions made pursuant to subclause (z) of Section 6.04(iii), exceed $15,000,000;

(v) Guarantees by any Loan Party of Indebtedness of any other Loan Party (other than Indebtedness permitted pursuant to clause (vii) of this Section 6.01(a)), in each case, to the extent such Indebtedness was permitted to be incurred hereunder, and if such Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations at least to the same extent;

(vi) Indebtedness of the Canadian Parent or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decrease the weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Canadian Parent in connection with a Permitted Acquisition, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of the Canadian Parent; provided that (x) no Default shall have occurred or be continuing or would result therefrom and (y) the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000 at any time outstanding;

(viii) Hedging Agreements entered into by IRS (US), the Canadian Parent or any of their respective Subsidiaries in the ordinary course of business and not for speculative purposes;

(ix) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Canadian Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(x) Indebtedness of the Canadian Parent or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business (including those incurred to secure health, safety and environmental obligations in the ordinary course of business), so long as the aggregate amount of all such Indebtedness does not exceed $10,000,000 at any time outstanding;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xii) Indebtedness arising from agreements of the Canadian Parent or any Subsidiary of the Canadian Parent providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(xiii) Permitted Subordinated Indebtedness in an aggregate principal amount outstanding not to exceed $150,000,000; provided that (x) no Default shall have occurred or be continuing at the time of the respective issuance or would exist immediately after giving effect thereto and (y) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it was incurred on the first day of the immediately preceding Test Period, the Canadian Parent would be in compliance with Sections 6.13 through 6.15, inclusive;

(xiv) other unsecured Indebtedness of the Canadian Parent or any of its Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that no Default shall have occurred or be continuing or would result therefrom; and

(xv) on or prior to August 28, 2004, Indebtedness of the Canadian Borrower and its Subsidiaries under the Existing Senior Notes Documents in an aggregate principal amount not to exceed $247,100,000.

(b) The Loan Agreement Parties will not, nor will they permit any of their respective Subsidiaries to, directly or indirectly, issue any Preferred Equity, except that the Canadian Parent may issue Qualified Preferred Stock.

Section 6.02. Liens. The Loan Agreement Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i) Liens in favor of the Collateral Agent under the Security Documents;

(ii) Liens on assets acquired after the Effective Date existing at the time of acquisition thereof by the Canadian Parent or any of its Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Canadian Parent or any Subsidiary other than the specific assets so acquired;

(iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and Permitted Investments not in the Cash Collateral Account;

(iv) Liens (x) existing on the Effective Date and identified on Schedule 6.02 and (y) securing Indebtedness permitted by Section 6.01(a)(xv); provided that the Liens described in preceding clause (y) shall not be permitted for more than 10 days after the Initial Borrowing Date;

(v) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied;

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(vi) covering only the assets acquired or improved with such Indebtedness;

(vii) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clause (ii) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

(viii) (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, servitudes, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property in the ordinary course of business of the Canadian Parent and any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(ix) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Canadian Parent or any Subsidiary is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied, (3) such Liens shall in no event encumber any Collateral other than cash and Permitted Investments not in the Cash Collateral Account and (4) the aggregate amount of cash and Permitted Investments pledged or deposited to secure such Liens does not exceed $5,000,000 at any time;

(x) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that (x) if any such Liens are on Collateral, the Contested Collateral Lien Conditions shall at all times be satisfied and (y) the aggregate amount of cash and Permitted Investments pledged or deposited to secure such Liens does not exceed $2,500,000;

(xi) Liens in the form of licenses, leases or subleases granted or created by the Canadian Parent or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Canadian Parent or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the Property subject thereto; provided that (x) to the extent such licenses, leases or subleases relate to Mortgaged Property in existence as of the Initial Borrowing Date, the Canadian Parent or such Subsidiary shall use its commercially reasonable efforts to as soon as practicable cause such licenses, leases or subleases to be subordinated to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof and (y) with respect to Mortgaged Property, to the extent entered into after the Initial Borrowing Date, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any asset of the Canadian Parent or any Subsidiary that is not the subject of any such license, lease or sublease;

(xii) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that (i) with respect to any such Liens in existence on the Initial Borrowing Date, the Canadian Parent or any applicable Subsidiary has used its commercially reasonable efforts to obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent and (ii) with respect to any leases entered into after the Initial Borrowing Date, the Canadian Parent or any applicable Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent;

(xiii) at any time on or prior to the Initial Borrowing Date, Liens on cash deposited in a cash collateral account of the Canadian Parent or any of its Subsidiaries granted in favor of Comerica Bank to support reimbursement and other related obligations in respect of the Existing Letters of Credit; and

(xiv) at any time on or prior to the Initial Borrowing Date, Liens on cash deposited in cash collateral accounts of the Canadian Parent or any of its Subsidiaries granted in favor of Comerica Bank and The Toronto-Dominion Bank to support reimbursement and other related obligations in respect of the Non-Continuing Letters of Credit;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Pledge Agreement Collateral, other than Liens in favor of the Collateral Agent.

Section 6.03. Fundamental Changes. (a) The Loan Agreement Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge into, amalgamate, or consolidate with any other Person, or permit any other Person to merge into, amalgamate, or consolidate with them, or liquidate, wind-up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any U.S. Loan Party (other than U.S. Intermediate Holdco) may merge into any other U.S. Loan Party (other than U.S. Intermediate Holdco), so long as (x) in the case of any such merger involving a U.S. Borrower, such U.S. Borrower is the surviving corporation of such merger and (y) in the case of any merger involving a Special-Purpose Finance Subsidiary, a U.S. Loan Party that is not a Special-Purpose Finance Subsidiary is the surviving corporation of such merger;

(ii) any Non-U.S. Loan Party (other than Canadian Parent) may merge or amalgamate into any other Non-U.S. Loan Party (other than Canadian Parent), so long as, in the case of any such merger or amalgamation involving the Canadian Borrower, the Canadian Borrower is the surviving corporation of such merger or amalgamation;

(iii) any Non-Guarantor Subsidiary may merge or amalgamate into any other Non-Guarantor Subsidiary; and

(iv) Permitted Acquisitions may be consummated by way of merger, amalgamation or consolidation, so long as the surviving person of any such merger, amalgamation or consolidation is IPG (US), the Canadian Borrower or a Subsidiary Guarantor;

provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10, 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable; and

(b) Notwithstanding the foregoing, (i) any Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, wind-up or otherwise) to IPG (US), the Canadian Borrower or any Subsidiary Guarantor and (ii) any Non-Guarantor Subsidiary may dispose of assets to any Wholly-Owned Subsidiary which is a Non-Guarantor Subsidiary; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10, 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

(c) Subject to Section 6.12, the Canadian Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Canadian Parent and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Agreement Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to or other extensions of credit, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any other payment for property or services for the account or use of any other Person or make any upfront milestone, marketing or other funding payment to another Person in connection with obtaining a right to receive royalty or other payments in the future, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i) Permitted Investments;

(ii) Investments existing on the Effective Date and set forth on Schedule 6.04;

(iii) (x) any Loan Party may make cash common equity contributions to any of its direct Wholly-Owned Subsidiaries that is a Loan Party, (y) any Non-Guarantor Subsidiary may make cash common equity contributions to any of its direct Wholly-Owned Subsidiaries that is a Non-Guarantor Subsidiary and (z) any Loan Party may make cash common equity contributions to any of its direct Wholly-Owned Subsidiaries that is a Non-Guarantor Subsidiary; provided that (I) at no time shall the aggregate amount of the cash common equity contributions made pursuant to subclause (z) of this clause (iii), when added to the aggregate outstanding principal amount of all intercompany loans made pursuant to Section 6.01(a)(iv)(z) above (determined without regard to write-downs or write-offs thereof), exceed $15,000,000, (II) no contributions may be made pursuant to subclause (z) of this clause (iii) at any time any Default is in existence (or would be in existence after giving effect thereto) and (III) any such Equity Interests held by a Loan Party shall be pledged pursuant to the relevant Security Document;

(iv) Investments constituting Indebtedness permitted by Section 6.01(a)(iv);

(v) the Canadian Parent and its Subsidiaries may own the capital stock of, or other Equity Interests in, their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;

(vi) Guarantees constituting Indebtedness permitted by Section 6.01(a)(v);

(vii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(viii) loans and advances to employees of the Canadian Parent and its Subsidiaries (A) in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) and/or (B) for the purpose of purchasing Equity Interests in the Canadian Parent, not to exceed $2,000,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs thereof); provided that to the extent such loans or advances are evidenced by promissory notes, such promissory notes shall be endorsed in blank and delivered to the Collateral Agent pursuant to the relevant Security Document;

(ix) Permitted Acquisitions consummated after the Initial Borrowing Date in accordance with the requirements of the definition thereof, so long as the aggregate Acquisition Consideration payable after the Initial Borrowing Date for all such Permitted Acquisitions does not exceed $75,000,000 (or, on and after the date of the first delivery of a Compliance Certificate pursuant to Section 5.01(d) after the Initial Borrowing Date demonstrating a Total Leverage Ratio of less than 2.50:1.00, $150,000,000);

(x) the U.S. Borrower, the Canadian Borrower and their respective Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.05(vii); and

(xi) other loans, advances and investments of the U.S. Borrower, the Canadian Borrower and their respective Subsidiaries not to exceed $20,000,000 at any time (determined without regard to any write-downs or write-offs thereof).

Section 6.05. Asset Sales. The Loan Agreement Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset (including any Equity Interest owned by them), nor will the Canadian Parent permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

(i) sales of inventory or obsolete, outdated or worn out equipment and other property, in each case, in the ordinary course of business;

(ii) sales, transfers and dispositions of assets among the Loan Parties; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10, 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;

(iii) sales, transfers and dispositions of assets among Wholly-Owned Non-Guarantor Subsidiaries;

(iv) each of the Borrowers and their respective Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of such Borrower or such Subsidiary, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(v) sales of Permitted Investments;

(vi) any Subsidiary of the Canadian Parent may issue additional Equity Interests (1) in connection with transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (2) in connection with stock splits, stock dividends and additional issuances which do not decrease the aggregate percentage ownership of the Canadian Parent and its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (3) in the case of Non-U.S. Subsidiaries of the Canadian Parent, to qualify directors to the extent required by applicable law, (4) if formed after the Effective Date, in accordance with the requirements of Section 6.17, and (5) issuances of Equity Interests by any Wholly-Owned Subsidiary of the Canadian Parent to one or more other Wholly-Owned Subsidiaries of the Canadian Parent;

(vii) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary of the Canadian Parent, unless all of the Equity Interests of such Subsidiary are sold in accordance with this clause (vii)) not otherwise permitted under this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (vii) shall not exceed, in the aggregate, $35,000,000 during any Fiscal Year and (ii) the Net Proceeds thereof shall be applied as required by Section 2.10(c)(iii);

provided that (x) all sales, transfers, leases and other dispositions permitted hereby shall be made for fair market value (as determined in good faith by management of the Canadian Parent) and (i) for at least 80% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clause (vii) and (ii) for 100% cash consideration in the case of sales permitted by clause (v) and (y) notwithstanding anything to the contrary contained in this Section 6.05, the Canadian Parent will not, and will not permit any of its Subsidiaries to directly or indirectly, sell, transfer, lease or otherwise dispose of any Equity Interests of any Borrower.

Section 6.06. Sale and Leaseback Transactions. The Loan Agreement Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred, unless (i) the sale of such Property is permitted by Section 6.05, (ii) any Lien arising in connection with the use of such Property by any Loan Agreement Party or a Subsidiary is permitted by Section 6.02 and (iii) any Indebtedness arising in connection with the lease of such Property is permitted by Section 6.01.

Section 6.07. Restricted Payments. The Loan Agreement Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) (x) any Subsidiary of the Canadian Parent may declare and pay dividends to the Canadian Parent or any Wholly-Owned Subsidiary of the Canadian Parent and (y) any Non-Wholly-Owned Subsidiary of the Canadian Parent may declare and pay cash dividends to its shareholders generally, so long as the respective Subsidiary which owns the Equity Interest in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(ii) the Canadian Parent may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares on which the dividend is being paid;

(iii) the Canadian Parent may purchase, redeem or acquire any of its Equity Interests from any of its or its Subsidiaries’ present or former officers or employees upon the death, disability or termination of employment of such officer or employee, so long as (x) no Default then exits or would result therefrom and (y) the aggregate amount of payments under this clause (iii) shall not exceed $2,000,000 in any Fiscal Year;

(iv) the Canadian Parent may pay regularly scheduled dividends on Qualified Preferred Stock issued by it pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash; and

(v) the Canadian Parent may declare and pay cash dividends on Canadian Parent Common Stock to the holders of such Canadian Parent Common Stock generally or may effect open market repurchases of Canadian Parent Common Stock from time to time, so long as (x) no Default then exists or would result therefrom and (y) subject to the immediately succeeding proviso, the aggregate amount of Restricted Payments made pursuant to this clause (ix) after the Effective Date shall not exceed $25,000,000, provided, however that if the Total Leverage Ratio (as set forth in the Compliance Certificate then last delivered pursuant to Section 5.01(d)) is less than 2.00:1.00, then the Canadian Parent may make additional Restricted Payments pursuant to this clause (ix), so long as (I) no Default then exists or would result therefrom and (II) the aggregate amount of Restricted Payments made in reliance on this proviso does not exceed $25,000,000.

Section 6.08. Transactions with Affiliates. The Loan Agreement Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, unless such transactions are (i) either (A) in the ordinary course of business or (B) approved by a majority of those members of the board of directors of the Canadian Parent that are disinterested in the relevant transactions, and (ii) are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, except:

(i) transactions between or among the Loan Parties not involving any other Affiliate which do not otherwise violate the terms of this Agreement;

(ii) any Restricted Payment permitted by Section 6.07;

(iii) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of the Canadian Parent or any Subsidiary as determined in good faith by the board of directors of the Canadian Parent;

(iv) loans and advances to employees permitted by Section 6.04(viii); and

(v) the issuance or sale of any Equity Interests of the Canadian Parent.

Section 6.09. Restrictive Agreements. The Loan Agreement Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Agreement Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Canadian Parent or any other Subsidiary or to Guarantee Indebtedness of the Canadian Parent or any other Subsidiary or to transfer property to the Canadian Parent or any of its Subsidiaries; provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law or any Loan Document;

(ii) restrictions and conditions imposed by the Subordinated Notes Documents;

(iii) restrictions and conditions imposed by any agreement or instrument governing Indebtedness of the Canadian Parent or any of its Subsidiaries permitted under this Agreement (including any Permitted Subordinated Indebtedness); provided that the restrictions and conditions contained therein shall not be more onerous than the restrictions and conditions contained in the Subordinated Notes Documents;

(iv) clause (a) shall not apply to assets encumbered by Permitted Liens, as long as such restriction applies only to the asset encumbered by such Permitted Lien;

(v) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

(vi) any agreement in effect at the time any Person becomes a Subsidiary of the Canadian Parent; provided that such agreement was not entered into (or the restrictions, prohibitions or conditions contained therein were not made more onerous) in contemplation of such Person becoming a Subsidiary;

(vii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder; and

(viii) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.10. Amendments or Waivers of Certain Documents; Prepayments of Indebtedness. (a) The Loan Agreement Parties will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise change (or waive):

(i) the terms of their Organic Documents or the documents governing any Indebtedness outstanding as of the date hereof, in each case, in a manner adverse to the Lenders; or

(ii) the Subordinated Notes Documents or any instruments or documents governing any Permitted Subordinated Indebtedness.

(b) The Loan Agreement Parties will not, and will not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Subordinated Notes or Permitted Subordinated Indebtedness; provided that (i) the Subordinated Notes may be exchanged for Permanent Exchange Subordinated Notes in accordance with the requirements of the respective definitions thereof and the relevant provisions of this Agreement and (ii) the Subordinated Notes may be refinanced with Permitted Subordinated Indebtedness in accordance with the requirements of clause (B) of Section 6.01(a)(ii).

Section 6.11. No Other “Designated Senior Indebtedness”. No Loan Agreement Party shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” (or any equivalent term) under the Subordinated Notes Documents or any documents relating to Permitted Subordinated Indebtedness.

Section 6.12. Limitation on Activities of the Canadian Parent and Certain Subsidiaries. (a) Notwithstanding anything to the contrary set forth in this Agreement, Canadian Parent will not engage in any business and will not own any significant assets (other than (x) its ownership of the capital stock of the Canadian Borrower, U.S. Intermediate Holdco and the Special-Purpose Finance Subsidiaries and (y) cash and/or Permitted Investments to be on-loaned, dividended, contributed and/or otherwise applied in accordance with the requirements of this Agreement) or have any liabilities (other than those liabilities for which it is responsible under this Agreement and the Documents to which it is a party and such other liabilities which the Canadian Parent is expressly permitted to incur pursuant to the terms of this Agreement); provided that the Canadian Parent may (i) issue shares of Canadian Parent Common Stock and options and warrants to purchase Canadian Parent Common Stock and (iii) engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.

(b) Notwithstanding the foregoing, U.S. Intermediate Holdco will not engage in any business and will not own any significant assets (other than (x) its ownership of the capital stock of IPG (US) and (y) cash and/or Permitted Investments to be on-loaned, dividended, contributed and/or otherwise applied in accordance with the requirements of this Agreement) or have any liabilities (other than those liabilities for which it is responsible under this Agreement and the Documents to which it is a party and such other liabilities which Intermediate Holdco is expressly permitted to incur pursuant to the terms of this Agreement); provided that Intermediate Holdco may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.

(c) Notwithstanding the foregoing, the Special-Purpose Issuer will not engage in any business and will not own any significant assets (other than (x) cash to be applied to the payment of principal and interest in accordance with the requirements of this Agreement and (y) any intercompany note evidencing intercompany loans made by it and permitted pursuant to Section 6.01(iv)) or have any liabilities (other than those liabilities for which it is responsible under this Agreement and the Documents to which it is a party); provided that the Special-Purpose Issuer may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.

(d) Notwithstanding the foregoing, the Excluded Barbados Insurance Subsidiary will not engage in any business (other than the insurance related business conducted by it on the Effective Date and business reasonably related thereto or extensions thereof) and will not own any Equity Interests or any other significant assets (other than assets used in the conduct of its business as described above) or have any liabilities (other than those liabilities incurred in the ordinary course of its business as described above); provided that the Excluded Barbados Insurance Subsidiary may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(e) Notwithstanding the foregoing, the Special-Purpose Finance Subsidiaries will not engage in any business and will not own any significant assets or have any liabilities (other than (x) those liabilities for which it is responsible under this Agreement and the Documents to which it is a party and (y) intercompany obligations permitted to be incurred by it pursuant to Section 6.01(iv)); provided that any such Special-Purpose Finance Subsidiary may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party.

Section 6.13. Interest Expense Coverage Ratio. The Canadian Parent will not permit the Interest Expense Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth below opposite such date:

Test Period	Ratio
September 30, 2004	2.40:1.00
December 31, 2004	2.40:1.00

March 31, 2005	2.40:1.00
June 30, 2005	2.40:1.00
September 30, 2005	2.40:1.00

Test Period	Ratio
December 31, 2005	3.00:1.00

March 31, 2006	3.00:1.00
June 30, 2006	3.00:1.00
September 30, 2006	3.00:1.00
December 31, 2006	3.25:1.00

March 31, 2007	3.25:1.00
June 30, 2007	3.25:1.00
September 30, 2007	3.25:1.00
December 31, 2007	3.50:1.00

March 31, 2008	3.50:1.00
June 30, 2008	3.50:1.00
September 30, 2008	3.50:1.00
December 31, 2008	3.50:1.00

March 31, 2009	3.50:1.00
June 30, 2009	3.50:1.00
September 30, 2009	3.50:1.00
December 31, 2009	3.75:1.00

March 31, 2010	3.75:1.00
June 30, 2010	3.75:1.00
September 30, 2010	3.75:1.00
December 31, 2010 and each Test Period thereafter	4.00:1.00

Section 6.14. Total Leverage Ratio. On and after September 30, 2004, the Canadian Parent will not permit the Total Leverage Ratio at any time during a Fiscal Quarter set forth below to exceed the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
September 30, 2004	5.25:1.00
December 31, 2004	5.25:1.00

March 31, 2005	5.25:1.00
June 30, 2005	5.25:1.00
September 30, 2005	5.25:1.00
December 31, 2005	4.75:1.00

March 31, 2006	4.75:1.00

Fiscal Quarter Ending	Ratio
June 30, 2006	4.75:1.00
September 30, 2006	4.75:1.00
December 31, 2006	4.25:1.00

March 31, 2007	4.25:1.00
June 30, 2007	4.25:1.00
September 30, 2007	4.25:1.00
December 31, 2007	3.75:1.00

March 31, 2008	3.75:1.00
June 30, 2008	3.75:1.00
September 30, 2008	3.75:1.00
December 31, 2008	3.50:1.00

March 31, 2009	3.50:1.00
June 30, 2009	3.50:1.00
September 30, 2009	3.50:1.00
December 31, 2009	3.00:1.00

March 31, 2010	3.00:1.00
June 30, 2010	3.00:1.00
September 30, 2010	3.00:1.00
December 31, 2010 and each Fiscal Quarter thereafter	2.75:1.00

Section 6.15. Fixed Charge Coverage Ratio. The Canadian Parent will not permit the Fixed Charge Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth below opposite such date:

Test Period	Ratio
September 30, 2004	1.10:1.00
December 31, 2004	1.10:1.00

March 31, 2005	1.10:1.00
June 30, 2005	1.10:1.00
September 30, 2005	1.10:1.00
December 31, 2005	1.10:1.00

March 31, 2006	1.10:1.00
June 30, 2006	1.10:1.00
September 30, 2006	1.10:1.00
December 31, 2006	1.10:1.00

Test Period	Ratio
March 31, 2007	1.10:1.00
June 30, 2007	1.10:1.00
September 30, 2007	1.10:1.00
December 31, 2007	1.10:1.00

March 31, 2008	1.10:1.00
June 30, 2008	1.10:1.00
September 30, 2008	1.10:1.00
December 31, 2008	1.30:1.00

March 31, 2009	1.30:1.00
June 30, 2009	1.30:1.00
September 30, 2009	1.30:1.00
December 31, 2009	1.60:1.00

March 31, 2010	1.60:1.00
June 30, 2010	1.60:1.00
September 30, 2010	1.60:1.00
December 31, 2010 and each Test Period thereafter	1.75:1.00

Section 6.16. Capital Expenditures. (a) The Canadian Parent will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditures, except that the Canadian Parent and its Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the “Base Amount”) for each of the Fiscal Years set forth below:

Period	Base Amount
December 31, 2004	$25,000,000
December 31, 2005	$40,000,000
December 31, 2006	$47,500,000
December 31, 2007	$57,500,000
December 31, 2008	$47,500,000
December 31, 2009	$47,500,000
December 31, 2010	$47,500,000
December 31, 2011	$47,500,000

provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period, and that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period in any given period; provided further, that for avoidance of doubt, Capital Expenditures for the Fiscal Year ended December 31, 2004 shall include Capital Expenditures made or committed to be made by the Canadian Parent prior to the Effective Date.

(b) In addition to the foregoing, the Canadian Parent and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 6.16(a)) with the Net Proceeds (x) of Asset Sales permitted by Section 6.05 and (y) from any Destruction or Taking, in each case to the extent such Net Proceeds do not require, or result in, a mandatory commitment reduction and repayment pursuant to Section 2.10(c)(iii) or 2.10(c)(iv) (or Section 2.11(c)), as applicable, and such proceeds are reinvested within 180 days following the date of such Asset Sale, Destruction or Taking, as the case may be, in accordance with the requirements of Section 2.10(c)(iii) or 2.10(c)(iv) (or Section 2.11(c)), as applicable.

Section 6.17. Limitation on Creation of Subsidiaries. (a) Except as otherwise specifically provided in immediately succeeding clause (b), the Canadian Parent will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary, provided that the Borrowers and their respective Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries organized in Qualified Jurisdictions after the Initial Borrowing Date so long as (A) at least 10 Business Days’ (or such lesser period as is acceptable to the Administrative Agent in any given case) prior written notice thereof is given to the Administrative Agent, (B) subject to Section 5.11(d), the Equity Interests of each such new Wholly-Owned Subsidiary are pledged pursuant to, and to the extent required by, the applicable Pledge Agreements and/or Non-U.S. Security Agreements and, if such Equity Interests constitute certificated Equity Interests, the certificates representing such Equity Interests, together with stock or other powers duly executed in blank, are delivered to the Collateral Agent for the benefit of the Secured Creditors and (C) such new Wholly-Owned Subsidiary takes all actions required (and/or requested) to be taken by such Subsidiary as a U.S. Subsidiary Guarantor or Non-U.S. Subsidiary Guarantor, as the case may be, in accordance with the applicable provisions of Section 5.11.

(b) In addition to Subsidiaries of the Canadian Parent created pursuant to preceding clause (a), the Borrowers and their respective Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly-Owned Subsidiaries and Subsidiaries organized in Non-Qualified Jurisdictions after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 6.04, provided that (x) all Equity Interests of each such Non-Wholly-Owned Subsidiary shall be pledged by any Loan Party which owns same to the extent required by the Pledge Agreements or relevant Non-U.S. Security Agreements, and (y) any actions required to be taken pursuant to Section 5.11 in connection with the establishment of, or Investments in, the respective Subsidiaries are taken in accordance with the requirements of said Section 5.11.

Section 6.18. Anti-Terrorism Law. The Loan Parties shall not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24 above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the

Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

Section 6.19. Embargoed Person. Except as otherwise precluded by the Foreign Extraterritorial Measures Act (Canada) (in the case of Loan Parties organized under the laws of Canada), at all times throughout the term of the Advances, (a) none of the funds or assets of the Loan Parties that are used to repay the Advances shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Loan Party, as of the date thereof, based upon reasonable inquiry by such Loan Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Advances made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of any Loan Party, as of the date hereof, based upon reasonable inquiry by any Loan Party, indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Advances are in violation of law.

Section 6.20. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Loan Party, based upon reasonable inquiry by such Loan Party, none of the funds of such Loan Party that are used to repay the Advances shall be derived from any unlawful activity with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Advances would be in violation of law.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an “Event of Default”, if any Advances, LC Disbursements, Bankers’ Acceptances, Notional Bankers’ Acceptances or Letters of Credit are outstanding, and (ii) an “Event of Termination”, if no Advances, LC Disbursements, Bankers’ Acceptances, Notional Bankers’ Acceptances or Letters of Credit are outstanding:

(a) Any Borrower shall default (i) in the payment when due of any principal of any Advance (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Advance (and such default shall continue unremedied for a period of three Business Days), or (iii) in the payment when due of any Fee described in Section 2.14 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of three Business Days).

(b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, any Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

(c) Any Loan Agreement Party shall default in the due performance and observance of any of its obligations under clause (g) of Section 5.01, clause (a) of Section 5.02 (with respect to the maintenance and preservation of the Canadian Parent’s or any Borrower’s corporate existence), Section 5.16 or 5.20 or Article VI.

(d) Any Loan Agreement Party or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice to the defaulting Loan Party by the Administrative Agent or the Requisite Lenders.

(e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

(f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $5,000,000 individually or in the aggregate (to the extent not fully covered by insurance (less any deductible) issued by an insurer other than the Canadian Parent or any Affiliate thereof which is a reputable and solvent insurer and as to which the insurer has acknowledged responsibility to pay such judgment or order) shall be rendered against the Canadian Parent or any of its Subsidiaries (or any combination thereof) and

(i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;

(ii) such judgment has not been stayed, vacated or discharged within 60 days of entry; or

(iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g) Any ERISA Event shall have occurred; the Canadian Parent or any Subsidiary of the Canadian Parent or an ERISA Affiliate has incurred or is likely to incur any liability to or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Canadian Parent or any Subsidiary of the Canadian Parent has incurred or is likely to incur liabilities pursuant to one or more Welfare Plans that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Pension Plans or Foreign Plans; a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Pension Plan or Multiemployer Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Pension Plan, Welfare Plan, Foreign Plan or Multiemployer Plan; or an event of noncompliance with respect to any Pension Plan, Welfare Plan, Foreign Plan or Multiemployer Plan has occurred; (ii) there shall result from any such event or events described in (i) immediately above the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such Lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.

(h) Any Change in Control shall occur.

(i) The Canadian Parent or any of its Subsidiaries shall:

(i) become insolvent or generally fail to pay debts as they become due;

(ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Canadian Parent or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Canadian Parent or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that the Canadian Parent and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Canadian Parent or any such Subsidiary and, if any such case or proceeding is not commenced by the Canadian Parent or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Canadian Parent or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed, provided that the Canadian Parent and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

(j) The obligations of any Loan Agreement Party under its Guarantee in Article IX or of any other Loan Party under its Guarantee Agreement shall cease to be in full force and effect or any Loan Agreement Party or any such other Loan Party shall repudiate its obligations thereunder.

(k) Any Lien purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral in favor of the Collateral Agent, with the priority required by the applicable Security Document; provided that the failure to have a valid and perfected Lien with the priority required by the applicable Security Document on Collateral in favor of the Collateral Agent shall not give rise to a Default under this Section 7.01(k), unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have a valid and perfected Lien with the priority required by the applicable Security Document equals or exceeds $1,000,000.

(l) The subordination provisions relating to the Subordinated Notes or any Permitted Subordinated Indebtedness (the “Subordination Provisions”) shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof or any Loan Party shall, directly or indirectly, disavow or contest in any manner any of the Subordination Provisions.

Section 7.02. Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur with respect to the Canadian Parent or any Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount (or Face Amount, as applicable) of all outstanding Advances and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by each Borrower.

Section 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i) with respect to the Canadian Parent or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers declare all or any portion of the outstanding principal amount (or Face Amount, as applicable) of the Advances and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

Section 7.04. Action if Event of Termination. Upon the occurrence and continuation of any Event of Termination, the Administrative Agent, upon the direction of the Requisite Lenders, shall by notice to the Borrowers (except if an Event of Termination described in clauses (i) through (v) of Section 7.01(i) shall have occurred with respect to the Canadian Parent or any Borrower, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) declare all Commitments hereunder terminated, and upon such declaration the Lenders shall have no further obligation to make any Advances hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

Section 7.05. Actions in Respect of Bankers’ Acceptances and Notional Bankers’ Acceptances upon Event of Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Requisite Lenders, irrespective of whether it is taking any of the actions described in Section 7.02, 7.03 or otherwise, make demand upon the Canadian Borrower to, and forthwith upon such demand, the Canadian Borrower will, pay to the Administrative Agent on behalf of the Canadian Revolving Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the BA Collateral Account, an amount equal to the aggregate Face Amount of all Bankers’ Acceptances and Notional Bankers’ Acceptances then outstanding. If at any time the Administrative Agent determines that any funds held in the BA Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Canadian Revolving Lenders or that the total amount of such funds is less than the aggregate Face Amount of all Bankers’ Acceptances and Notional Bankers’ Acceptances, the Canadian Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the BA Collateral Account, an amount equal to the excess of (a) such aggregate Face Amount over (b) the total amount of funds, if any, then held in the BA Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VIII.

THE AGENTS

Section 8.01. The Agents. Each Lender and each of the other Guaranteed Creditors (including each Guaranteed Creditor that is not or will not become a party to this Agreement) by its acceptance of the benefits of this Agreement and the respective Security Documents, hereby appoints Citicorp North America, Inc. to act as Administrative Agent and Collateral Agent on behalf of the Lenders and to act as Collateral Agent on behalf of the Guaranteed Creditors. Each of the Lenders, each assignee of any such Lender and each other Guaranteed Creditor hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee or such other Guaranteed Creditor and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Agent is hereby expressly authorized by the Lenders and each other Guaranteed Creditor, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Canadian Parent or any Borrower of any Default specified in this Agreement of which such Agent has actual knowledge acquired in connection with its agency hereunder; (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Canadian Parent or any Borrower pursuant to this Agreement as received by such Agent, (d) to enter into the Security Documents on behalf of the Lenders and each other Guaranteed Creditor and (e) to claim all Obligations owed to any Lender or any other Guaranteed Creditor against each Borrower in its own name for the purpose of any Security Documents.

Each Lender (acting for itself and on behalf of each of its Lender Affiliates which is or becomes a Guaranteed Creditor from time to time) and each of the other Guaranteed Creditors confirms the appointment and designation of the Collateral Agent (or any successor thereto) as the person holding the power of attorney (“fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of the hypothecary security under each deed of hypothec to be granted by each Qualified Non-U.S. Loan Party under the laws of the Province of Québec and, in such capacity, the Collateral Agent shall hold the hypothecs granted under the laws of the Province of Québec as such fondé de pouvoir in the exercise of the rights conferred thereunder. The execution by the Collateral Agent, as such fondé de pouvoir prior to the date hereof of any deed creating or evidencing any such hypothec is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any of the debentures secured by any such hypothec. Each future Lender and each of the other Guaranteed Creditors that becomes party to this Agreement, by becoming a party to this Agreement, shall be deemed to have ratified and confirmed (for itself and, in the case of each Lender, on behalf of each of its Lender Affiliates that is or becomes a Guaranteed Creditor from time to time) the appointment of the Collateral Agent as fondé de pouvoir.

None of the Agents nor any of their Related Parties shall be liable to the Guaranteed Creditors as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Guaranteed Creditors for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Guaranteed Creditors. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Guaranteed Creditors of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Guaranteed Creditors or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Each Lenders (acting for itself and on behalf of each of its Lender Affiliates which is or becomes a Guaranteed Creditor from time to time) hereby acknowledges that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Canadian Parent or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding anything to the contrary in this Agreement, none of CGMI, as the Lead Arranger, The Toronto-Dominion Bank, as Syndication Agent, or Comerica Bank or HSBC Bank USA, National Association, as Co-Documentation Agents, shall have any obligations, duties or responsibilities under this Agreement or any other Loan Document, and shall have no liability to any Lender or Loan Party or any of their respective Affiliates or any other Person in connection therewith or as a result thereof. The provisions of the third, fifth and sixth paragraphs of Section 8.01 shall apply to CGMI, as the Lead Arranger, The Toronto-Dominion Bank, as Syndication Agent, and Comerica Bank and HSBC Bank USA, National Association, as Co-Documentation Agents as fully as if it were an Agent.

Section 8.02. Resignation of Agents. (a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default then exists, the Canadian Parent. Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as an Issuing Bank and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by an Agent, the Requisite Lenders shall appoint a successor Agent hereunder and/or under the other Loan Documents who shall be a commercial bank or trust company acceptable to the Canadian Parent, which acceptance shall not be unreasonably withheld or delayed (provided that the Canadian Parent’s approval shall not be required if a Default then exists).

(c) If a successor Agent shall not have been so appointed within such 30 Business Day period, the respective Agent, with the consent of the Canadian Parent (which consent shall not be unreasonably withheld or delayed, provided that the Canadian Parent’s consent shall not be required if a Default then exists), shall then appoint a successor Agent who shall serve as Agent hereunder and/or under the other Credit Documents until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the respective Agent, such Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Lenders appoint a successor Agent as provided above.

(e) Upon a resignation of any Agent pursuant to this Section 8.02, such Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 8 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

ARTICLE IX.

LOAN AGREEMENT PARTY GUARANTY

Section 9.01. Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Lenders or any of their respective affiliates to enter into Hedging Agreements, and in recognition of the direct benefits to be received by each Loan Agreement Party from the proceeds of the Advances, the issuance of the Letters of Credit and the entering into of Hedging Agreements, each Loan Agreement Party hereby agrees as follows: each Loan Agreement Party hereby unconditionally and irrevocably guarantees (in the case of each Loan Agreement Party other than the Canadian Parent and the Canadian Borrower, as primary obligor and not merely as surety) the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors and hereby irrevocably and unconditionally agrees to indemnify and hold harmless the Guaranteed Creditors from time to time on demand by the Guaranteed Creditors from and against any and all costs, losses, expenses and damages it may suffer as a result or consequence of, such Loan Agreement Party’s default in the performance of the Relevant Guaranteed Obligations, or any inability by any Guaranteed Creditor to recover the ultimate balance due or remaining unpaid to such Guaranteed Creditor in respect of the Relevant Guaranteed Obligations. If any or all of the Relevant Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, each Loan Agreement Party unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations. This Loan Agreement Party Guaranty is a guaranty of payment and not of collection. This Loan Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event each Loan Agreement Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Loan Agreement Party, notwithstanding any revocation of this Loan Agreement Party Guaranty or any other instrument evidencing any liability of any other Guaranteed Party, and such Loan Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

Section 9.02. Bankruptcy. Additionally, each Loan Agreement Party unconditionally and irrevocably guarantees the payment of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 7.01(i), and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

Section 9.03. Nature of Liability. The liability of each Loan Agreement Party hereunder is exclusive and independent of any guaranty of the Relevant Guaranteed Obligations whether executed by such Loan Agreement Party, any other guarantor or by any other party, and the liability of each Loan Agreement Party hereunder is not affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to the Guaranteed Creditors on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Loan Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 9.05, or (g) the lack of validity or enforceability of any Loan Document or any other instrument relating thereto. To the extent more than one Loan Agreement Party (other than the Canadian Parent and the Canadian Borrower) guarantees the same Relevant Guaranteed Obligations hereunder, the liabilities of such Loan Agreement Parties with respect thereto shall be joint and several. To the extent the Canadian Parent or the Canadian Borrower guarantees the Relevant Guaranteed Obligations hereunder, the liabilities of the Canadian Parent and the Canadian Borrower with respect thereto shall be several, with each of the Canadian Parent and the Canadian Borrower being obligated with respect to 100% of its Relevant Guaranteed Obligations.

Section 9.04. Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Relevant Guaranteed Obligations shall affect, impair or be a defense to this Loan Agreement Party Guaranty, and this Loan Agreement Party Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Relevant Guaranteed Obligations of each Loan Agreement Party. The obligations of Loan Agreement Party hereunder are independent of the obligations of any Guaranteed Party, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against either Loan Agreement Party whether or not action is brought against any Guaranteed Party, any other guarantor or any other Person and whether or not any Guaranteed Party, any other guarantor or any other Person be joined in any such action or actions. Each Loan Agreement Party waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party with respect to any Relevant Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Loan Agreement Party.

Section 9.05. Authorization. Each Loan Agreement Party authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the rate of interest thereon) or any liability incurred directly or indirectly in respect thereof, and this Loan Agreement Party Guaranty made shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(ii) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(iii) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

(iv) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

(v) settle or compromise any of the Relevant Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

(vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Hedging Agreement or any of such other instruments or agreements; and/or

(viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Loan Agreement Party from its liabilities under this Loan Agreement Party Guaranty.

Section 9.06. Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by the relevant Loan Agreement Party.

Section 9.07. Subordination. Any of the indebtedness of any Guaranteed Party now or hereafter owing to either Loan Agreement Party is hereby subordinated to the Relevant

Guaranteed Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to such Loan Agreement Party shall be collected, enforced and received by such Loan Agreement Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of either Loan Agreement Party under the other provisions of this Loan Agreement Party Guaranty. Prior to the transfer by either Loan Agreement Party to any Person of any note or negotiable instrument evidencing any of the indebtedness of any Guaranteed Party to such Loan Agreement Party, such Loan Agreement Party shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Loan Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Loan Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.

Section 9.08. Waiver. (a) Each Loan Agreement Party waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Loan Agreement Party waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the Relevant Guaranteed Obligations, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment in full in cash of the Relevant Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Loan Agreement Party hereunder except to the extent the Relevant Guaranteed Obligations of each Loan Agreement Party have been paid in full in cash. Each Loan Agreement Party waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Agreement Party against any Guaranteed Party or any other party or any security.

(b) Each Loan Agreement Party waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Loan Agreement Party Guaranty, and notices of the existence, creation, modification or incurring of new or additional Relevant Guaranteed Obligations. Each Loan Agreement Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which each Loan Agreement Party assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise such Loan Agreement Party of information known to them regarding such circumstances or risks.

(c) Until such time as the Relevant Guaranteed Obligations have been paid in full in cash, each Loan Agreement Party hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Loan Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any other guarantor of the Relevant Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Loan Agreement Party Guaranty.

Section 9.09. Reinstatement. This Loan Agreement Party Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Relevant Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guaranteed Party or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Guaranteed Party or any substantial part of its Property, or otherwise, all as though such payments had not been made.

Section 9.10. Payments. All payments made by any Loan Agreement Party pursuant to this Section 9 will be made without setoff, counterclaim or other defense, and shall be subject to the payment provisions applicable to the Borrowers in Sections 2.12 and 2.19.

Section 9.11. Fraudulent Conveyance. Each Loan Agreement Party hereby confirms that it is its intention that this Agreement not constitute (and the Relevant Guaranteed Obligations among the Loan Agreement Parties not create) a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Loan Agreement Party hereby irrevocably agrees that the Relevant Guaranteed Obligations owing by any Loan Agreement Party shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Loan Agreement Party that are relevant under such laws, result in the Relevant Guaranteed Obligations of such Loan Agreement Party in respect of such maximum amount not constituting a fraudulent transfer or conveyance; provided, however that, notwithstanding the foregoing, it is the intent of the parties hereto that in no event shall the Relevant Guaranteed Obligations of the Canadian Parent be limited pursuant to the provisions of this Section 9.11 as the Canadian Parent is the direct or indirect parent of each of the other Guaranteed Parties and, accordingly, is obtaining direct benefits from all extensions of credit to the other Guaranteed Parties. Any limitation on the Relevant Guaranteed Obligations of any Loan Agreement Party resulting from the application of the provisions of this Section 9.11 shall have no effect on the Relevant Guaranteed Obligations of any other Loan Agreement Party or the Obligations of any other Loan Party, which (in each case) shall be determined as if there were no such limitation, to the maximum extent permitted by applicable law.

ARTICLE X.

MISCELLANEOUS

Section 10.01. Notices. (a) Except as set forth in Section 10.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

(i) if to the Canadian Parent, to it at Intertape Polymer Group Inc., 110E Montee de Liesse, St. Laurent, Quebec H4T 1N4, attention: Andrew M. Archibald, C.A. (telecopy: 514-731-5039) (e-mail: aarchiba@itape.com), with a copy to Stikeman Elliott, LLP, 115 Rene-Levesque Blvd. West, Montreal, Quebec H3B 3V2, attention: Michael Richards, Esq. (telecopy: 514-397-3222);

(ii) if to any U.S. Borrower, to such U.S. Borrower c/o IPG (US) at IPG (US) Inc., 3647 Cortez Road West, Bradenton, FL 34210, attention: Andrew M. Archibald, C.A. (telecopy: 941-727-3798) (e-mail: aarchiba@itape.com), with a copy to Shutts & Bowen, LLP, 300 S. Orange Ave., Suite 1000, Orlando, FL 32801, attention: J. Gregory Humphries (telecopy: 407-843-4076);

(iii) if to the Canadian Borrower, to it at Intertape Polymer Inc., 110E Montee de Liesse, St. Laurent, Quebec H4T 1N4, attention: Andrew M. Archibald, C.A. (telecopy: 514-731-5039) (e-mail: aarchiba@itape.com), with a copy to Stikeman Elliott, LLP, 115 Rene-Levesque Blvd. West, Montreal, Quebec H3B 3V2, attention: Michael Richards, Esq. (telecopy: 514-397-3222);

(iv) if to the Administrative Agent to it at Citicorp North America, Inc., Global Loans Support Services, 2 Penns Way, Suite 110, New Castle, Delaware 19720, attention: Jackie Caine (telecopy: 212-994-0961) (e-mail: jacqueline.caine@citigroup.com);

(v) if to an Issuing Bank, (x) in the case of CNAI, to it at Citicorp North America, Inc., Global Loans Support Services, 2 Penns Way, Suite 110, New Castle, Delaware 19720, attention: Jackie Caine (telecopy: 212-994-0961) (e-mail: jacqueline.caine@citigroup.com), with a copy to Citicorp North America, Inc., Global; Loans Portfolio Management, 390 Greenwich Street, 1st Floor, New York, New York 10013, attention: Cornelius Mahon (telecopy: 212-723-8574) (e-mail: cornelius.p.mahon@citigroup.com) and (y) in the case of any other Issuing Bank, to it at such address as shall have been designated in writing by such Issuing Bank to the U.S. Borrowers and the Administrative Agent; and

(vi) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto (or such other address as shall be designated by such Lender in a written notice to the Canadian Parent and the Administrative Agent)

; provided that in the event of any change in the notice address of any Loan Agreement Party, any Agent or any Issuing Bank, the notice address of such Person shall be such address as shall have been designated by such Person by written notice to the other parties hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. Each Loan Party and each Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01.

Any notices required to be provided by the U.S. Borrowers (or any U.S. Borrower) may be provided by IPG (US) on behalf of any such other U.S. Borrowers (or U.S. Borrower), and each such other U.S. Borrower hereby irrevocably authorizes IPG (US) to furnish such notices on its behalf. In addition, any notices required to be provided to the U.S. Borrowers or any Guarantor (including any forms required to be delivered to the U.S. Borrowers or any Guarantor pursuant to Section 2.19(b)) may be provided to IPG (US) for further delivery to the other respective U.S. Borrower(s) or Guarantor(s) and IPG (US) covenants and agrees to so delivery any such notice or form to such other U.S. Borrower(s) and/or Guarantor(s).

(b) Each Borrower shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to such Borrower in any respect) as a consequence of:

(i) any Person to whom any notice or communication under or in connection with this Agreement is sent by such Borrower by telecopy failing to receive that notice or communication (unless directly caused by that Person’s gross negligence or willful default); or

(ii) any telecopy communication which reasonably appears to that Lender to have been sent by such Borrower having in fact been sent by a Person other than such Borrower.

Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Advances and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal (or Face Amount, as applicable) of or any accrued interest on any Advance or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.19, 2.20, 2.21, 10.05 and 10.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by each Loan Agreement Party and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of any Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of the Loan Agreement Parties, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may assign to one or more Eligible Transferees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided, however, that (i) except in the case of an assignment of Term Loans to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the Administrative Agent and, so long as no Default then exists and is continuing, IPG (US) (and, in the case of any assignment of a U.S. Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and the Swingline Lender, as applicable) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Term Loans, $1,000,000 and, in the case of the Revolving Loans, $2,000,000 (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the respective Borrower(s) and the Administrative Agent otherwise agree), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one or more Classes of Commitments and Loans, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except in the case of an assignment to a Lender Affiliate of such Lender or an assignment required to be made pursuant to Section 2.23) and, if applicable, the forms required by Section 2.19(c) hereof, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) unless a Default has occurred and is continuing, the assignment of Canadian Revolving Commitments or Canadian Revolving Loans shall be only to a Canadian Resident; provided, further, that any consent of any Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender represents and warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment (and the outstanding balances of its Advances and participations in Swingline Loans, if specified therein), in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Canadian Parent or any Subsidiary or the performance or observance by the Canadian Parent or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that (x) it is an

Eligible Transferee, (y) in the case of any assignment of Canadian Revolving Credit Commitments or Canadian Revolving Credit Advances, that such assignee is a Canadian resident at the time of such assignment (unless a Default has occurred and is continuing at the time of such assignment) and (z) it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof and any other Loan Document, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Schedule 2.01 shall be deemed to be amended to reflect the reduction of Commitment(s) of or deletion of the assigning Lender thereunder and the Commitment(s) of the assignee thereunder after giving effect thereto.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Advances and LC Disbursements, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.11(e), the entries in the Register shall be conclusive and each Borrower, the Agents, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performance of its duties under this Section 10.04(d).

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the respective Borrower, the respective Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of any Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or the Canadian Parent or any of the Canadian Parent’s Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.19, 2.20 and 2.21 to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the respective Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default has occurred and is continuing at the time of such participation), (iv) each Borrower, each Agent, each Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in the first proviso of Section 10.08(b) that directly affect such Participant) and (v) unless an Event of Default or a Event of Termination has occurred and is continuing, the sale of a participation in Canadian Revolving Commitments or Canadian Revolving Loans shall be only to a Canadian Resident. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to the provisions of Section 2.22 as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Canadian Parent and any of its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated in writing by the Canadian Parent or any Borrower as confidential, each such assignee or participant or proposed assignee or participant agrees to be bound by provisions substantially the same as those contained in Section 10.16.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 10.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 10.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

(i) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 10.05. Expenses; Indemnity. (a) The Loan Agreement Parties agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, CGMI and its Affiliates, including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Advances made and Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Lead Arranger, any Issuing Bank or any Lender; provided, however, that the Loan Parties shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Advances to an assignee Lender (except pursuant to Section 2.23) or the sale of Advances to a participant pursuant to Section 10.04.

(b) Each of the Loan Agreement Parties, jointly and severally, agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Lead Arranger, each Issuing Bank, each Lender, the Swingline Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Advances or Letters of Credit (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Canadian Parent or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to the Canadian Parent or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s gross negligence or willful misconduct.

(c) To the extent that the Loan Parties fail to promptly pay any amount to be paid by them to any Agent, the Lead Arranger, the Syndication Agent, the Co-Documentation Agents, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Lead Arranger, the Syndication Agent, the Co-Documentation Agents, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the Lead Arranger, the Syndication Agent, the Co-Documentation Agents, the applicable Issuing Bank, or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments determined at the time that the applicable unreimbursed expense or indemnity payment is sought.

(d) To the extent permitted by applicable law, the Loan Agreement Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Advance or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Advances, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06. Right of Setoff. If an Event of Default or an Event of Termination shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Agreement Party against any of and all the obligations of such Loan Agreement Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any of the respective Loan Agreement Party’s credit balances with such Lender to purchase at such

Lender’s applicable spot rate of exchange any other currency or currencies which such Lender considers necessary to reduce or discharge any amount due by such Loan Agreement Party to such Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the affected Loan Agreement Party and the Administrative Agent after making any such setoff.

Section 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) (OTHER THAN THE SECOND PARAGRAPH IN SECTION 8.01, WHICH SHALL BE CONSTRUED IN ACCORDANCE AND GOVERNED BY THE LAWS OF THE PROVINCE OF QUEBEC).

Section 10.08. Waivers; Amendment. (a) No failure or delay of either Agent, any Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Agreement Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance or issuance of a Letter of Credit shall not be construed as a waiver of any Default regardless of whether an Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Agreement Party in any case shall entitle such Loan Agreement Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Agreement Parties and the Requisite Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the respective Agent and the Loan Party or Loan Parties or other Persons that are parties thereto, in each case with the consent of the Requisite Lenders; provided, however, that no such agreement shall (i) decrease the principal amount (or, Face Amount, as applicable) of any Advance or LC Disbursement, or extend the final scheduled maturity date or any date for the payment of any interest on any Advance (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or the required date of reimbursement of any LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Advance or LC Disbursement, or postpone the scheduled date of termination of any Commitment, or decrease the Commitment Fee or LC Fee of any Lender, or postpone the scheduled date on which any Fees are payable, in each case without the prior written consent of each Lender or Agent affected thereby (it being understood and agreed that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i) of this Section 10.08(b), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) increase or extend any Commitment of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or any mandatory reduction in the Commitments shall not constitute any increase of the Commitment of any Lender and an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (iii) amend or modify the provisions of this Section 10, the definition of “Requisite Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the prior written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood, however that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the “Requisite Lenders” on substantially the same basis of the extensions of Term B Loans and Revolving Credit Commitments are included on the Effective Date and, in connection therewith, such technical amendments shall be permitted which afford the protections to such additional extensions of credit of the type provided to the Term B Loans and the Revolving Credit Commitments on the Effective Date), (iv) release any Loan Agreement Party from its Guarantee under Article IX or all or substantially all of the Subsidiary Guarantors from their Guarantee Agreements (except as expressly provided herein or in such Guarantee Agreement), without the written consent of each Lender, (v) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in this Agreement or the Security Documents), without the written consent of each Lender or (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Advances of any Class differently than those holding Advances of any other Class, without the written consent of Lenders holding a majority interest of the outstanding Advances and unused Commitments of each affected Class (it being understood, however, that additional extensions of credit being given substantially the same treatment as the Term B Loans and Revolving Credit Documents on the Effective Date shall be permitted by vote of the Requisite Lenders and the Requisite Lenders may waive, in whole or in part, any prepayment, repayment or commitment reductions so long as the application, as among the various Classes, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered); provided further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent, the Lead Arranger, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, the Lead Arranger, such Issuing Bank or the Swingline Lender, as the case may be, (y) with respect to (i) any waiver or deferral of any payment due on any Installment Payment Date or (ii) any amendment that changes the application of any optional or mandatory prepayments of the Term Loans of any Class to the remaining amortization payments under such Class of Term Loans, the consent of Lenders representing more than 50% of the outstanding Term Loans of the respective Class shall be required, and (z) the consent of the

Requisite U.S. Revolving Lenders or the Requisite Canadian Revolving Lenders shall be required with respect to any express amendment, modification, supplement or waiver of any condition precedent in Section 4.03 to any U.S. Revolving Credit Borrowing or any Canadian Revolving Credit Borrowing, as the case may be. Notwithstanding anything to the contrary contained above in this Section 10.08(b) or any other Loan Document, the Administrative Agent and/or the Collateral Agent shall be permitted to enter into such amendments and/or modifications to the Intercompany Subordination Agreement, the Non-U.S. Subsidiaries Guaranties and the Non-U.S. Security Documents which may be required in the discretion of the Administrative Agent and/or the Collateral Agent which are of a technical nature and/or are, in the judgment of the respective Agent, required by applicable law, in the interests of the Secured Creditors or (in the case of Non-U.S. Security Documents) necessary or desirable to preserve, maintain, perfect and/or protect the security interests purported to the granted by the respective Non-U.S. Security Documents.

(c) A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 10.08 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(d) Notwithstanding anything to the contrary contained in clause (b) above of this Section 10.08, IPG (US) or the U.S. Borrowers, as the case may be, the Administrative Agent and each Incremental Lender may, in accordance with the provisions of Sections 2.06 and 2.07, enter into an Incremental Commitment Agreement, provided that after the execution and delivery by IPG (US) or the U.S. Borrowers, as the case may be, the Administrative Agent and each such Incremental Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (b) above of this Section 10.08.

Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance or participation in accordance with applicable law, the rate of interest payable in respect of such Advance or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between any Loan Agreement Party and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Agreement Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such

Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Agreement Party or its properties in the courts of any jurisdiction.

(b) Each Loan Agreement Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Loan Agreement Party irrevocably consents to service of process in the manner provided for notices in Section 10.01. In addition, each Loan Agreement Party hereby irrevocably designates, appoints and empowers Corporation Service Company, with offices on the date hereof at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, each Loan Agreement Party agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16. Confidentiality. (a) The Loan Parties, the Lenders, each Agent, the Syndication Agent, the Co-Documentation Agents and the Lead Arranger hereby agree that each of the Loan Parties, the Lenders, each Agent, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Lead Arranger and each of their respective officers, directors, employees, agents, accountants, attorneys and other advisors are, and have been from the commencement of discussions with respect to the facilities established by this Agreement (the “Facilities”), permitted to disclose to any and all Persons, without limitation of any kind, the structure and “tax aspects” (as such terms are used in Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Facilities, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Loan Parties, such Lender, such Agent, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger, related to such structure and tax aspects. In this regard, each of the Loan Parties, the Lenders, each Agent, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Lead Arranger acknowledges and agrees that its disclosure of the structure or tax aspects of the Facilities is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Loan Parties, the Lenders, each Agent, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Lead Arranger acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facilities is limited in any other manner (such as where the Facilities are claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Facilities by the Loan Parties, the Lenders, the Agents, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger is limited by any existing agreement between the Loan Parties, the Lenders, the Agents, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Facilities as provided in this paragraph (a).

(b) Subject to paragraph (a) of this Section 10.16, no Lender, Agent the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Lenders, the Agents, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each of the Lenders, the Agents, the Administrative Agent, the Syndication Agent, the Documentation Agent or the Lead Arranger may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement (including as contemplated by Section 10.17), (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided that such Person shall be subject to the provisions of this Section 10.16 to the same extent as such Lender and shall only use such information in connection with matters relating to this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 10.16(b) by any such Person or its Affiliate, or (B) is or becomes available to such Lender, Agent, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

Section 10.17. Citigroup Direct Website Communications. (a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees

(i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.18. Collateral Agent as Joint Creditor. Each of the Loan Parties and each of the Lenders agree that the Collateral Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Collateral Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

Section 10.19. Currency of Payment. (a) Each payment owing by each Loan Agreement Party hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent (the “Currency of Payment”) at the place specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent (such requirement is of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for delivery two Business Days thereafter.

(b) The Obligations owing to any Secured Creditor hereunder shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, any payment in a currency other than the Currency of Payment and notwithstanding any deemed conversion or replacement hereunder, be discharged only to the extent that, on the Business Day following receipt by such Secured Creditor of any amount in such other currency or adjudged to be so due, such Secured Creditor may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Loan Agreement Party agrees that (i) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Secured Creditor in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Loan Agreement Party shall immediately pay the shortfall (in the Currency of Payment) to such Secured Creditor and (ii) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Secured Creditor, such Secured Creditor shall promptly pay the excess over to such Loan Agreement Party in the currency and to the extent actually received.

Section 10.20. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Loan Parties require that, among other things, all promissory notes issued by, and Equity Interests in, various Persons owned by the respective Loan Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Loan Party shall be required to take all actions under the laws of the jurisdiction in which such Loan Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of each Qualified Jurisdiction to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions. Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. The Borrowers hereby agree that, following any request by the Administrative Agent or Requisite Lenders to do so, each Borrower shall, and shall cause its Subsidiaries to, take such actions (including, without limitation, the execution of Additional Security Documents, the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Requisite Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 10.20, all such actions shall be taken in accordance with the provisions of this Section 10.20 and Section 5.10 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than Qualified Jurisdictions) not required to be taken in accordance with the provisions of this Section 10.20, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 10.20 or pursuant to Section 5.10.

Section 10.21. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Canadian Parent and its Subsidiaries shall be required to take the actions specified in Schedule 10.21 as promptly as practicable, and in any event within the time periods set forth in Schedule 10.21. The provisions of Schedule 10.21 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety. All provisions of this Credit Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date or the Initial Borrowing Date, as the case may be, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 10.21 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 10.21 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a covenant and agreement by each Borrower to each of the Lenders that the actions required pursuant to this Section 10.21 will be, or have been, taken within the relevant time periods referred to in this Section 10.21 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Loan Documents shall then be true and correct in all material respects without any modification pursuant to this Section 10.21. The parties hereto acknowledge and agree that the failure to take any of the actions required above (other than any actions that are not material, either individually or in the aggregate), within the relevant time periods required above, shall give rise to a Default pursuant to this Agreement upon notice of such failure to the Canadian Parent by the Administrative Agent or the Requisite Lenders.

ARTICLE XI.

NATURE OF U.S. BORROWERS’ OBLIGATIONS RELATING TO U.S. REVOLVING

CREDIT EXPOSURE

Section 11.01. Nature of U.S. Revolver Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, outstanding U.S. Revolving Loans, Swingline Loans and LC Exposure (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) (collectively, the “U.S. Revolver Obligations”) shall constitute the joint and several obligations of the U.S. Borrowers. Each U.S. Borrower acknowledges and agrees that it is receiving direct benefits as a result of the extensions of credit to the U.S. Borrowers hereunder, and that the Lenders may proceed against one or more of the U.S. Borrowers with respect to any U.S. Revolver Obligations hereunder for the payment in full thereof.

Section 11.02. Independent Obligation. With respect to the U.S. Revolver Obligations, the obligations of each U.S. Borrower with respect thereto are independent of the obligations of each other U.S. Borrower or any other guarantor, and a separate action or actions may be brought and prosecuted against each other U.S. Borrower, whether or not any other U.S. Borrower or any other guarantor is joined in any such action or actions. Each U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any U.S. Borrower or other circumstance which operates to toll any statute of limitations as to such U.S. Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each U.S. Borrower.

Section 11.03. Authorization. With respect to the U.S. Revolver Obligations, each of the U.S. Borrowers authorizes the Administrative Agent, the Collateral Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to: (a) exercise or refrain from exercising any rights against any other U.S. Borrower or any guarantor or others or otherwise act or refrain from acting; (b) release or substitute any other U.S. Borrower, endorsers, guarantors or other obligors; (c) settle or compromise any of the U.S. Revolver Obligations of the other U.S. Borrowers or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any U.S. Borrower to its creditors other than the Lenders; (d) apply any sums paid by any other U.S. Borrower or any other Person, howsoever realized to any liability or liabilities of such U.S. Borrower or other Person regardless of what liability or liabilities of such U.S. Borrower or other Person remain unpaid; and/or (e) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other U.S. Borrower or any other Person.

Section 11.04. Reliance. It is not necessary for the Administrative Agent, the Collateral Agent or any Lender to inquire into the capacity or powers of any U.S. Borrower or any of their respective Subsidiaries or the officers, directors, partners or agent acting or purporting to act on its behalf, and any U.S. Revolver Obligations made or created in reliance upon the professed exercise of such powers shall constitute the obligations of the respective U.S. Borrower hereunder.

Section 11.05. Contribution; Subrogation. (a) To the extent that any U.S. Borrower shall make a payment or payments under this Agreement of all or any of the U.S. Revolver Obligations relating to U.S. Revolving Loans and/or Swingline Loans (with all such payments by any U.S. Borrower being herein called “U.S. Borrower Revolver Payments”) which, taking into account all other U.S. Borrower Revolver Payments then previously or concurrently made by the other U.S. Borrowers, exceeds the amount which such U.S. Borrower would otherwise have paid if each U.S. Borrower had paid its Revolving Loan Percentage of the aggregate U.S. Revolver Obligations satisfied by U.S. Borrower Revolver Payments, then, following the indefeasible payment in full in cash of all of the Obligations and the termination of the Commitments, such U.S. Borrower shall entitled to receive contribution and indemnification payments from, and be reimbursed by, the other U.S. Borrowers for the amount of such excess.

(b) To the extent that any U.S. Borrower shall make a payment or payments under this Agreement or any of the other Loan Documents of all or any of the U.S. Revolver Obligations relating to Letters of Credit issued for the benefit of any other U.S. Borrower (or its respective creditors, customers, suppliers, etc.), then the respective U.S. Borrower shall, following the indefeasible payment in full in cash of all of the Obligations and the termination of the Commitments, be entitled to receive contribution and indemnification from, and be reimbursed by, the other U.S. Borrowers for the amount of each such payment (it being understood that if each U.S. Borrower has made payments of the type described above with respect to Obligations relating to Letters of Credit issued for the benefit of the other U.S.

Borrowers (or its respective creditors, customers, suppliers, etc.), then the amounts so paid by each U.S. Borrower shall be netted in determining the amount of contribution and indemnification owed by each U.S. Borrower to the other U.S. Borrowers pursuant to this clause (b)).

(c) As used herein, the “Revolving Loan Percentage” of each U.S. Borrower shall be a percentage the numerator of which is the aggregate proceeds of Revolving Loans and Swingline Loans actually received by such U.S. Borrower on or after the Effective Date plus the LC Exposure with respect to Letters of Credit issued for the account of such U.S. Borrower and the denominator of which is the sum of the numerators as used in determining the Revolving Percentage for each of the U.S. Borrowers.

(d) All determinations of contribution rights pursuant to this Section 11.05 shall be determined by IPG (US) in good faith. In determining whether any amounts are U.S. Revolver Obligations relating to (x) U.S. Revolving Loans and/or Swingline Loans or (y) Letters of Credit, (i) all principal, unpaid drawings, interest, increased costs and regularly accruing fees directly relating to U.S. Revolver Obligations as described in preceding clause (x) or (y) shall be allocated to the respective category of U.S. Revolver Obligations and (ii) any other U.S. Revolver Obligations shall be allocated to the respective categories of U.S. Revolver Obligations as determined in good faith by IPG (US); provided that if the respective U.S. Revolver Obligation is not directly allocable to any of such categories of U.S. Revolver Obligations described in preceding clauses (x) and (y), same shall be allocated amongst the categories of U.S. Revolver Obligations described above pro rata based upon the relative then outstanding principal amounts (or, in the case of Revolver Obligations relating to Letters of Credit, the then amount of LC Exposure) of the various categories of U.S. Revolver Obligations as described above. IPG (US) and each other U.S. Borrower agree to maintain records to enable them to determine the Revolving Loan Percentages, as well as all other facts needed to determine the relative rights of contribution, pursuant to this Section 11.05.

(e) Each of the U.S. Borrowers hereby agrees that, to the extent any court determines that the contribution, indemnity and reimbursement rights provided above in this Section 11.05 are not fair and equitable to each of the U.S. Borrowers, then such court may (and is hereby authorized to) adjust the contribution, indemnity and reimbursement rights of the U.S. Borrowers as determined by such court to be necessary or desirable to more fairly provide for contribution, indemnification and reimbursement rights as between the U.S. Borrowers, it being the intention of each of the U.S. Borrowers that such adjustment shall in any event be made if, and to the extent, any such adjustment would prevent the joint and several nature of their obligations hereunder from constituting a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law.

(f) This Section 11.05 is intended only to define the relative rights of the U.S. Borrowers and nothing set forth in this Section 11.05 is intended to or shall impair the obligations of the U.S. Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(g) The rights of the parties under this Section 11.05 (and any rights of subrogation a U.S. Borrower may have with respect to any other U.S. Borrower as a result of any payments made by it hereunder or under any other Loan Document) shall be exercisable only upon the full and indefeasible payment of the Obligations in cash and the termination of this Agreement and the other Loan Documents.

(h) The parties hereto acknowledge that the rights of contribution, indemnification and reimbursement hereunder shall constitute assets of any U.S. Borrower to which such contribution, indemnification and reimbursement is owing.

Section 11.06. Waiver. Each U.S. Borrower waives any right to require any Agent, the Collateral Agent or the Lenders to (i) proceed against any other U.S. Borrower, any guarantor or any other party, (ii) proceed against or exhaust any security held from any other U.S. Borrower, any guarantor or any other party or (iii) pursue any other remedy in any Agent’s, the Collateral Agent’s or the Lenders’ power whatsoever. Each U.S. Borrower waives any defense based on or arising out of any defense of any other U.S. Borrower, any guarantor or any other party other than payment in full in cash of the respective U.S. Revolver Obligations, including, without limitation, any defense based on or arising out of the disability of any other U.S. Borrower, any guarantor or any other party, or the unenforceability of the U.S. Revolver Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other U.S. Borrower, in each case other than as a result of the payment in full in cash of the respective U.S. Revolver Obligations. The Agents, the Collateral Agent and the Lender may, at their election, foreclose on any security held by any Agent, the Collateral Agent or the Secured Creditors by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy any Agent, the Collateral Agent and the Lenders may have against any U.S. Borrower or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Borrower hereunder except to the extent the respective U.S. Revolver Obligations have been paid in full in cash. Each U.S. Borrower waives, to the fullest extent permitted by law, any defense arising out of any such election by any Agent, the Collateral Agent and the Lenders even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such U.S. Borrower against any other U.S. Borrower or any other guarantor or party or any security.

Section 11.07. Fraudulent Conveyance. Each U.S. Borrower hereby confirms that it is its intention that this Agreement not constitute (and the joint and several nature of the U.S. Revolver Obligations among the U.S. Borrowers not create) a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each U.S. Borrower hereby irrevocably agrees that the U.S. Revolver Obligations owing by any U.S. Borrower shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such U.S. Borrower that are relevant under such laws, result in the U.S. Revolver Obligations of such U.S. Borrower in respect of such maximum amount not constituting a fraudulent transfer or conveyance; provided that, notwithstanding the foregoing, it is the intent of the parties hereto that in no event shall the U.S. Revolver Obligations of IPG (US) be limited pursuant to the provisions of this Section 11.07 as IPG (US) is the direct or indirect parent of each of the U.S. Subsidiary Borrowers and, accordingly, is obtaining direct benefits from all extensions of credit to the U.S. Subsidiary Borrowers. Any limitation on the U.S. Revolver Obligations of any U.S. Borrower resulting from the application of the provisions of this Section 11.07 shall have no effect on the U.S. Revolver Obligations of any other U.S. Borrower or the Obligations of any other Loan Party (under its Guarantee Agreement), which (in each case) shall be determined as if there were no such limitation, to the maximum extent permitted by applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IPG INC., as a U.S. Borrower

By:	/s/ Victor DiTommaso
Title: Vice President Finance

CENTRAL PRODUCTS COMPANY, as a U.S. Borrower

By:	/s/ Burgess H. Hildreth
Title: Vice President

IPG ADMINISTRATIVE SERVICES INC., as a U.S. Borrower

By:	/s/ Victor DiTommaso
Title: Vice President Finance

INTERTAPE POLYMER CORP., as a U.S. Borrower

By:	/s/ Burgess H. Hildreth
Title: Vice President

INTERTAPE INC., as a U.S. Borrower

By:	/s/ Victor DiTommaso
Title: Vice President Finance

IPG TECHNOLOGIES INC., as a U.S. Borrower

By:	/s/ Burgess H. Hildreth
Title: Vice President

IPG FINANCIAL SERVICES INC., as a U.S. Borrower

By:	/s/ Andrew M. Archibald
Title: President

INTERTAPE POLYMER INC., as Canadian Borrower

By:	/s/ Andrew M. Archibald
Title: Chief Financial Officer

INTERTAPE POLYMER GROUP INC., as a Guarantor

By:	/s/ Andrew M. Archibald
Title: Chief Financial Officer, Secretary and Vice President Administration

IPG (US) HOLDINGS, INC., as a Guarantor

By:	/s/ Victor DiTommaso
Title: Vice President Finance

CITICORP NORTH AMERICA, INC., Individually and as Administrative Agent

By:	/s/ Arnold Wong
Title: Vice President

CITIGROUP GLOBAL MARKETS INC., as Lead Arranger and Sole Bookrunner

By:	/s/ William Graham
Title: Vice President

THE TORONTO-DOMINION BANK, Individually and as Syndication Agent

By:	/s/ J.F. Godin
Title: Vice President

By:	/s/ Yjes Bergeron
Title: Vice President

COMERICA BANK, Individually and as Co-Documentation Agent

By:	/s/ Darlene Persons
Title: First Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
Individually and as Co-Documentation Agent

By:	/s/ Barbara Baltar
Title: First Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT, DATED AS OF JULY 28, 2004, AMONG IPG (US) INC., CENTRAL PRODUCTS COMPANY, IPG ADMINISTRATIVE SERVICES INC., INTERTAPE POLYMER CORP., INTERTAPE INC., IPG TECHNOLOGIES INC., IPG FINANCIAL SERVICES INC., INTERTAPE POLYMER INC., INTERTAPE POLYMER GROUP INC., IPG (US) HOLDINGS, INC., THE LENDERS, CITICORP NORTH AMERICA, INC,. AS ADMINISTRATIVE AGENT, THE TORONTO-DOMINION BANK, AS SYNDICATION AGENT, COMERICA BANK AND HSBC BANK USA, NATIONAL ASSOCIATION, AS CO-DOCUMENTATION AGENTS AND CITIGROUP GLOBAL MARKETS INC., AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

CITIBANK, N.A., CANADIAN BRANCH

By:	/s/ J. Hastings
Title: Illegible

CIT LENDING SERVICES CORPORATION

By:	/s/ John F. Sirico, II
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Karl Keiffer
Title: Duly Authorized Signatory

TORONTO DOMINION (TEXAS), INC.

By:	/s/ Neva Nesbitt
Title: Vice President

UPS CAPITAL CORPORATION

By:	/s/ John P. Holloway
Title: Managing Director, Portfolio

SCHEDULE 10.21